As filed with the Securities and Exchange Commission on January 11, 2010

Registration No. 333-162614

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMPERIAL CAPITAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	6211	27-0983695
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars

9th Floor, South Tower

Los Angeles, CA 90067

(310) 246-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason W. Reese

Chairman and Chief Executive Officer

2000 Avenue of the Stars

9th Floor, South Tower

Los Angeles, CA 90067

(310) 246-3700

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles I. Weissman, Esq. Adam M. Fox, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036-6797 (212) 698-3500	Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071-3144 (213) 687-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Class A Common Stock, $0.01 par value per share	$172,500,000(3)	$ 9,626(4)

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.
(2)	Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	An additional indeterminate amount of securities are being registered hereby to be offered solely for market making purposes by an affiliate of the registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.
(4)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated January 11, 2010

P R O S P E C T U S

                     Shares

Class A Common Stock

This is Imperial Capital Group, Inc.’s initial public offering. We are selling                  shares of our Class A common stock.

We expect the public offering price to be between $             and $             per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol “ICG.”

Investing in the Class A common stock involves risks that are described in the ‘‘Risk Factors’’ section beginning on page 15 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional              shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 20        .

BofA Merrill Lynch	JMP Securities	Imperial Capital

Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.

The date of this prospectus is                 , 20        .

You should rely only on the information contained in this document. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate only as of the date on the front cover of this prospectus.

i

ABOUT THIS PROSPECTUS

This is the initial public offering of Class A common stock of Imperial Capital Group, Inc. Unless the context otherwise requires:

•

“Reorganization” refers to the reorganization transactions to be completed prior to the consummation of this offering as described in this summary under the heading “Reorganization and Organizational Structure” and elsewhere in this prospectus in the section entitled “The Reorganization Transactions and Our Organizational Structure.”

•

“We,” “us,” “our” and similar terms, as well as references to “Imperial Capital” and the “Company,” refer to Imperial Capital Group, Inc., a newly formed Delaware corporation, and our consolidated subsidiaries (including Imperial Capital Group, L.P.) after giving effect to the Reorganization.

•

“ICG LP” refers to, for periods until the completion of the Reorganization, Imperial Capital Group, LLC, a Delaware limited liability company that is the owner of our business and, for periods following the Reorganization, Imperial Capital Group, L.P., a Delaware limited partnership that will be the owner of our business and in which Imperial Capital will acquire a controlling interest upon completion of this offering.

•

“Historic partners” refer to, for periods until the completion of the Reorganization, members of Imperial Capital Group, LLC and, for periods following the Reorganization, members of ICGI Holdings, LLC, a Delaware limited liability company that will hold the interests of the historic partners in ICG LP.

Unless we state otherwise, all information in this prospectus:

•	gives effect to the Reorganization;

•	assumes that our Class A common stock will be sold at $ per share, which is the mid-point of the range set forth on the cover of this prospectus;

•	assumes that we have made no purchases of ICG LP partnership units, except as specifically set forth under the section entitled “Use of Proceeds;”

•	assumes no exercise of the underwriters’ overallotment option; and

•	excludes up to restricted shares of our Class A common stock that are issuable pursuant to equity incentive grants that we intend to make upon completion of this offering.

Some of the statements in this summary are forward-looking statements. For more information, see the section entitled “Forward-Looking Statements.”

Industry and market data used throughout this prospectus were obtained through our research, surveys and studies conducted by third parties and industry and general publications.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. You should read this prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to invest in our Class A common stock.

Imperial Capital

We are an independent, full-service investment bank offering a uniquely integrated platform of diverse products and services. We offer sophisticated sales and trading services to institutional investors and a wide range of investment banking advisory, capital markets and restructuring services to middle market corporate clients. We also provide proprietary research across a company’s capital structure, including bank debt, debt securities, hybrid securities, preferred and common equity and special situations claims. The integration of our complementary business activities allows us to provide superior service and solutions for our clients and presents opportunities to leverage client relationships to increase transaction volumes and revenues across our platform. We believe this diversified and integrated business model has reduced the volatility of our results over various market and economic cycles and has positioned us well for future growth.

We have diversified our revenues by service, product and industry, which has allowed us to be consistently profitable each year since 1999 through a variety of economic and capital market environments, including the recent recession. We earn commissions on our institutional sales and trading activities for executing trades for institutional investors across a range of asset classes. In our investment banking group, we earn fees for providing capital raising and financial advisory services as well as recurring retainers and success-based fees in our restructuring practice. Our annual revenues increased at a compound annual growth rate of 12.0% from $64.0 million for the year ended December 31, 2005 to $89.3 million for the year ended December 31, 2008. For the nine months ended September 30, 2009, our revenues increased 34.2% over the same period in 2008, from $63.9 million for the nine months ended September 30, 2008 to $85.7 million for the nine months ended September 30, 2009.

We believe that our ability to provide a full range of complementary middle market advisory and capital markets services across a company’s capital structure differentiates us from many of our peers. Our institutional sales and trading capabilities confer a competitive advantage to our investment banking and restructuring group by providing timely market intelligence and giving our investment banking and restructuring group the ability to execute a wide range of transactions. Likewise, investment banking and restructuring engagements often generate trading opportunities and follow-on placement assignments for our institutional sales and trading group. This synergy between our investment banking and restructuring group and our institutional sales and trading group is enhanced by the holistic view we take of a company’s capital structure. As opposed to the traditional fixed income or equity research model, we prepare proprietary investment analyses focusing on relative values across a company’s capital structure. Our sales professionals provide coverage across the capital structure to our institutional clients and use our proprietary research and analyses to identify market trading opportunities for our institutional clients. Our approach contrasts with the traditional structure of our competitors’ sales operations, which organizes sales teams by specific categories or asset classes of securities within the capital structure.

Principal Activities

We conduct our three principal activities through Imperial Capital, LLC, a registered broker-dealer.

•

Institutional Sales and Trading. We provide institutional investors with sales and trading services for bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. In addition to trading multiple classes of liquid assets, we also have significant experience with thinly traded, illiquid and bankruptcy and post-bankruptcy securities. We have achieved significant growth in institutional sales and trading focusing on matched client trades, while avoiding risks associated with substantial proprietary trading. As of October 1, 2009, our institutional sales and trading group employed 29 sales professionals covering more than 1,200 institutions. Our sales professionals provide coverage across the capital structure for their accounts and work closely with 12 specialized, product-focused traders who add security-specific knowledge and execute transactions for institutional clients.

•

Investment Banking and Restructuring. We provide debt and equity financing, merger and acquisition, restructuring and other strategic advisory services for our corporate, private equity and institutional investor clients by advising on and implementing creative, value enhancing solutions and transactions. As of October 1, 2009, we employed 50 investment banking and restructuring professionals who have extensive experience advising middle market companies across a broad range of industries. Combining traditional merger and acquisition and capital markets services with our counter-cyclical restructuring practice has contributed to our growth and profitability throughout various market and economic cycles.

•

Institutional Research. We publish company-specific reports, macro-economic industry reports and real-time desk analysis. Our company-specific reports provide insights into investment opportunities throughout an issuer’s capital structure, including its bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. In contrast, research of many of our competitors generally only focuses on one piece of a company’s capital structure. We provide industry reports which highlight macro trends and key events in our target industries, including general economic and legislative developments affecting the industry and recent capital markets and merger and acquisition activity. Our desk analysis is focused on event-driven and often real-time identification of capital structure trading opportunities. We believe that our approach to research is unique among our competitors and that our ability to provide timely analysis of an issuer’s capital structure produces valuable investment recommendations for our institutional clients. As of October 1, 2009, we employed 14 research analysts. We currently focus on 14 industry sectors, with both research coverage and banking expertise in Aerospace, Defense and Government Services, Airlines and Transportation, Clean Energy, Consumer, Gaming and Leisure, General Industrials, Homebuilding and Real Estate, Media and Telecommunications, Security and Homeland Security and Traditional Energy and expanding coverage in Business Services, Financial Services, Healthcare and Technology.

We also manage two investment vehicles through Imperial Capital Asset Management, LLC, or ICAM, our registered investment advisor, which as of September 30, 2009 had approximately $162.0 million in committed capital.

Market Opportunity

Following the market downturn and ensuing liquidity and credit crisis in 2008, the investment banking industry has undergone rapid and radical change. We intend to exploit the following growth opportunities presented by the recent changes in the investment banking industry:

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Penetration and expansion of client base. Disruptions in long-held client relationships at large firms have provided us with the opportunity to grow our market share across the spectrum of investment banking services by increasing the depth of our relationships with our clients as we seek to fill the void left by the exit and consolidation of other financial services firms.

•

Hiring of experienced professionals. As a result of the dislocations in the investment banking industry, many highly experienced professionals have resigned, were terminated or feel discouraged about changes in corporate culture and compensation potential. We continue to source quality talent that is attracted to our established, yet growing and profitable, firm.

•

Long-term demand for middle market investment banking services. Although the recession and credit crisis have depressed the volume of financing and mergers and acquisitions transactions, we believe the long-term demand for the intermediary and advisory functions of investment banks remains significant. Our investment banking activities focus on companies with an enterprise value typically between $100 million to $2 billion. We believe this market segment has traditionally been underserved, relative to the services available to firms with market capitalizations in excess of $2 billion, and the recent consolidation in the financial industry has left companies with even fewer choices for corporate finance services.

•

Restructuring opportunities. Credit default rates are rapidly accelerating, with default rates nearing levels not seen since the 1990 and 2002 recessions. We expect that rising default rates and the volume and amount of maturing bank loans and bonds over the next five years will drive the need for advisory services and capital markets solutions to restructure impaired companies’ financial profiles. We are one of a few investment banks with the expertise necessary to couple a corporate restructuring advisory practice with a full complement of capital markets solutions.

•

Bank debt trading opportunities. The current recession has also provided an opportunity to increase the volume of our bank debt trading. The capital we raise in this offering will enable us to increase our bank debt trading activities by allowing us to engage in more frequent matched client principal transactions and to take advantage of select proprietary opportunities. In addition, we expect our increased transparency as a result of becoming a public company will give large institutional clients greater confidence in our ability to act as a counterparty.

Competitive Strengths

We believe that the following competitive strengths distinguish us from our peers:

•

Full range of sales and trading, research and investment banking services. Although we are well-regarded for our debt capabilities, we provide institutional investors with access to proprietary research, investment banking advisory services and trading capabilities across the capital structure. We believe our breadth of services and our ability to deliver bulge-bracket capital markets capabilities to a middle market client base provides us with a distinct competitive advantage.

•

Diversified and balanced platform. Our accumulated expertise across a broad spectrum of complementary products and 14 industry sectors allows us to create and market proprietary solutions and timely investment opportunities to our clients. We earn significant revenues from our institutional sales and trading and investment banking and restructuring activities and maintain a diverse and flexible sales and support team, which has led to revenue growth and consistent profitability throughout multiple market cycles.

•

Integrated business model. Our sales professionals provide coverage across the capital structure for their accounts. Our institutional clients benefit from a single point of contact who can deliver the full range of products and services on our platform, allowing us to maximize existing client relationships.

•

Robust proprietary technology. We have developed two proprietary software systems that together manage and distribute detailed client and transactional information to our sales and trading professionals and risk managers on a “real-time” basis and allow us to respond quickly to trading opportunities by identifying clients that have expressed interest, traded or held a particular investment product in the past.

•

Independence. As an independent firm principally owned by our employees, we are free from many of the conflicts of interests that can arise as a result of competing business objectives at larger, diversified financial institutions.

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Strong corporate culture. We are led by a highly skilled and experienced team of industry professionals. We have established a culture in which collaboration among departments is strongly encouraged, allowing us to leverage the experience of our senior professionals and more easily identify and react to changes in the markets in which we operate.

Growth Strategy

Our growth strategy focuses on continuing to build our core activities of institutional sales and trading, investment banking and restructuring, and institutional research and attracting experienced revenue-producing professionals to our platform. We may also make investments in products or services that are complementary to our core business and may selectively pursue strategic acquisitions. We seek to achieve this strategy principally by:

•	expanding our relationships with existing clients;

•	recruiting highly qualified and complementary senior professionals with established industry pedigree and client relationships;

•	leveraging our platform by expanding our product offering, with emphasis on expanding our bank debt trading and underwriting of securities;

•	expanding into additional industry verticals we have identified as attractive;

•	expanding geographically;

•	acquiring additional groups or firms; and

•	expanding our investment management activities.

Company Information

Imperial Capital Group, Inc. was incorporated on September 23, 2009 as a Delaware corporation. Imperial Capital Group, LLC, was founded in 1997. Our executive offices are located at 2000 Avenue of the Stars, 9th Floor, South Tower, Los Angeles, CA 90067 and our telephone number at that location is (310) 246-3700. We also have offices in New York, New York, San Francisco, California, Boston, Massachusetts, Minneapolis, Minnesota and Houston, Texas. As of October 1, 2009, we had 162 total employees. Our corporate website address is www.imperialcapital.com. The information contained on this website is not part of this prospectus.

Reorganization and Organizational Structure

Our business is presently conducted by subsidiaries of Imperial Capital Group, LLC and currently is indirectly majority owned by Imperial Capital Group Holdings, LLC, an entity owned by Jason Reese, our chairman and chief executive officer, and Randall Wooster, our president, and their affiliates. The graphic below illustrates our current ownership structure.

Immediately prior to the consummation of this offering, Imperial Capital Group, LLC and its members will consummate a series of transactions, which we collectively refer to in this prospectus as the “Reorganization.” The purpose of the Reorganization is to:

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Combine the current members’ existing ownership of Imperial Capital Group, LLC and its consolidated subsidiaries into a single holding company so that we will be able to acquire our interest in the business of Imperial Capital Group, LLC and its consolidated subsidiaries through transactions with a single counterparty;

•

Terminate the current management agreement between Imperial Capital Group Holdings, LLC and Imperial Capital Group, LLC, which will eliminate the financial obligations of Imperial Capital Group, LLC associated with the management agreement;

•

Convert Imperial Capital Group, LLC into a limited partnership, which will allow us to acquire control of the business of Imperial Capital Group, LLC and its consolidated subsidiaries through our admission as the general partner of the limited partnership and to acquire our economic interest in the business through acquisitions of partnership units of the limited partnership; and

•

Establish a mechanism for the current members of Imperial Capital Group, LLC to exchange their continuing ownership interests in the business for shares of our Class A common stock, which will increase our ownership of the business over time and provide the current members of Imperial Capital Group, LLC with a source of liquidity for their ownership interests.

The Reorganization will consist of the following steps:

•	The membership interests in Imperial Capital Group, LLC, which have been issued in multiple classes, will be converted into a single class of membership units.

•

Imperial Capital Group Holdings, LLC’s interest in the management agreement will be assigned to Imperial Capital Group, LLC in exchange for                      newly issued membership interests of Imperial Capital Group, LLC, which will increase Imperial Capital Group Holdings, LLC’s controlling interest in Imperial Capital Group, LLC and dilute the other members of Imperial Capital Group, LLC accordingly. Imperial Capital Group, LLC will then terminate the management agreement.

•

The members of Imperial Capital Group, LLC will then transfer and convey their membership interests of Imperial Capital Group, LLC to a new holding company, ICGI Holdings, LLC, in exchange for membership interests in that new holding company on a one-for-one basis. To maintain the tax status of Imperial Capital Group, LLC as a partnership, this transfer will occur in two stages. Prior to the consummation of this offering, the historic partners other than Imperial Capital Group Holdings, LLC will transfer all of their membership interests in Imperial Capital Group, LLC to the new holding company, and Imperial Capital Group Holdings, LLC will transfer all but                      of its membership interests in Imperial Capital Group, LLC to the new holding company. On the first business day after the consummation of this offering, Imperial Capital Group Holdings, LLC will transfer its remaining interests in Imperial Capital Group, LLC to the new holding company.

•

Next, ICGI Holdings, LLC will convert Imperial Capital Group, LLC into a Delaware limited partnership, Imperial Capital Group, L.P., which we refer to as ICG LP, and each membership interest in Imperial Capital Group, LLC will be converted into a limited partnership unit of ICG LP. Upon this conversion, ICGI Holdings, LLC will own all of the partnership units of ICG LP, other than the                      membership interests to be transferred to it on the first business day after the consummation of this offering as described in the bullet immediately above, which will have been converted into partnership units upon the conversion of Imperial Capital Group, LLC to Imperial Capital Group, L.P. The current members of Imperial Capital Group, LLC will maintain the same proportional interest in ICGI Holdings, LLC that they had in Imperial Capital Group, LLC immediately prior to the Reorganization, except that Imperial Capital Group Holdings, LLC’s proportionate interest will increase, and the other historic partners’ proportionate interests will decrease, as a result of the issuance of                      membership units upon termination of the management agreement as described above. ICG LP will own and have succeeded to all of the business and assets of Imperial Capital Group, LLC.

As a result of the Reorganization, Imperial Capital Group Holdings, LLC will obtain a controlling interest in ICGI Holdings, LLC, and Messrs. Reese and Wooster will become the sole members of the executive committee of ICGI Holdings, LLC.

Following the Reorganization, we will effect the following transactions:

•

On the day of consummation of this offering, we will use $             million of the net proceeds of this offering, assuming the shares are offered at $            , which is the midpoint of the range set forth on the cover page of this prospectus, to acquire approximately                      partnership units of ICG LP from ICGI Holdings, LLC, which ICGI Holdings, LLC obtained as a result of the

Reorganization. ICGI Holdings, LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, ICGI Holdings, LLC common units held by its members. As a result of the redemptions, the members of ICGI Holdings, LLC, who are the historic members of Imperial Capital Group, LLC, will receive liquidity for a portion of their membership interests in Imperial Capital Group, LLC. The per unit purchase price of the ICG LP units that we acquire will equal the per share offering price of the Class A common stock in this offering, less per share underwriting discounts and commissions.

•	Upon our purchase of the partnership units of ICG LP from ICGI Holdings, LLC, ICGI Holdings, LLC will resign as sole general partner of ICG LP and we will become the sole general partner of ICG LP.

•

On the next business day following the consummation of this offering, we will use the remaining net proceeds of this offering to acquire                      additional partnership units of ICG LP directly from ICG LP. The contribution of the remaining net proceeds of this offering to ICG LP will provide funding for our operations as described in the section entitled “Use of Proceeds.” In addition, on the next business day following the consummation of this offering, Imperial Capital Group Holdings, LLC will transfer its remaining                      ICG LP units to ICGI Holdings, LLC.

•

As a result of the Reorganization and our acquisition of partnership units of ICG LP, we will become a holding company whose sole asset will be a controlling equity interest in ICG LP. As the sole general partner of ICG LP, we will operate and control all of the business and affairs of ICG LP and, through ICG LP and its operating subsidiaries, will conduct the business conducted prior to this offering by the operating subsidiaries included in our historical consolidated financial statements. After giving effect to the Reorganization and the other transactions described above, all of the partnership units of ICG LP will be owned either by us or by ICGI Holdings, LLC. All ICG LP partnership units will be identical and have the same rights.

On December 7, 2009, we issued and sold 100 shares of Class B common stock to Imperial Capital Group, LLC for a total purchase price of $1.00. As a result of the Reorganization, such Class B common stock will become an asset of ICG LP. Upon our acquisition of ICG LP partnership units from ICGI Holdings, LLC, ICG LP will transfer the 100 shares of Class B common stock to ICGI Holdings, LLC, who will then own all of our outstanding Class B common stock. The Class B common stock will share ratably with the Class A common stock in our dividends and distributions and will initially have a 0.00001% economic interest in our business, based on                      shares of Class A common stock issued and outstanding. See “Description of Common Stock—Common Stock—Class B Common Stock.”

The Class B common stock will have voting power of our company proportionate to ICGI Holdings, LLC’s percentage ownership of ICG LP units—initially approximately             % in the aggregate. Upon consummation of this offering, Imperial Capital Group Holdings, LLC will beneficially own a majority of the partnership units of ICG LP held by ICGI Holdings, LLC. In addition, because Messrs. Reese and Wooster will be the sole members of the executive committee of ICGI Holdings, LLC, they will have the right to direct the voting of all outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

The following diagram illustrates our anticipated ownership structure immediately following the completion of the Reorganization, the consummation of this offering and our acquisition of partnership units of ICG LP using the net proceeds of this offering. The diagram omits the operating subsidiaries of ICG LP. For more information, please see the section entitled “The Reorganization Transactions and Our Organizational Structure” located elsewhere in this prospectus.

The Offering

Class A common stock offered	shares of Class A common stock

Common stock outstanding after this offering	shares of Class A common stock 100 shares of Class B common stock

Voting	Each share of our Class A common stock will entitle its holder to one vote per share.

Immediately after this offering, our Class B common stock will have approximately         % of the voting power of our company, which percentage will decrease proportionately with the percentage of ICGI Holdings, LLC’s ownership of ICG LP. See “The Reorganization Transactions and Our Organizational Structure—Voting.”

Messrs. Reese and Wooster, through their beneficial ownership of a majority of the outstanding shares of our Class B common stock, will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors, and the approval of significant corporate transactions. See “The Reorganization Transactions and Our Organizational Structure—Voting.”

Use of proceeds	We estimate that we will receive net proceeds from the sale of shares of our Class A common stock in this offering of $ million, after deducting the underwriting fee and commissions payable by us, assuming the shares are offered at $ per share, which is the midpoint of the range set forth on the cover page of this prospectus. We intend to use a portion of the net proceeds to purchase partnership units of ICG LP from ICGI Holdings, LLC at a purchase price per unit equal to the per share offering price in this offering, less the underwriting fee per share. The remaining portion of the net proceeds will be contributed to ICG LP in exchange for additional partnership units and will then be used to repay the outstanding balance under our revolving credit facility and for general corporate purposes. See “Use of Proceeds.”

Exchange of membership interests	In connection with the Reorganization, the historic partners of ICG LP will receive common units of ICGI Holdings, LLC. These common units will become exchangeable for shares of our Class A common stock at various times beginning on the fourteen-month anniversary of this offering at the option of the beneficial holder. See “The Reorganization Transactions and Our Organizational Structure—Exchange Agreement.”

Proposed New York Stock Exchange symbol	“ICG”

Dividends	As a holding company for our equity interest in ICG LP, we will be dependent upon the ability of ICG LP to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. Any future determination relating to our dividend policy will be made at the discretion of our board of directors. See “Dividend Policy.”

Conflicts of Interest	Imperial Capital, LLC, our indirect wholly owned subsidiary, is acting as a joint bookrunner for this offering. Because of this relationship, this offering will be conducted in accordance with NASD Rule 2720(a)(2). This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.

Risk Factors	Investment in our Class A common stock involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included in this prospectus before investing in our Class A common stock.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial and other data of Imperial Capital Group, LLC for all periods presented. The table also presents certain pro forma consolidated financial data of Imperial Capital Group, Inc.

The summary historical consolidated financial data as of and for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and for the nine months ended September 30, 2009 have been derived from Imperial Capital Group, LLC’s audited consolidated financial statements. The audited consolidated statements of financial condition as of December 31, 2007 and 2008 and September 30, 2009 and the audited consolidated statements of operations for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2009 are included elsewhere in this prospectus. The historical audited consolidated statements of financial condition as of December 31, 2004, 2005 and 2006 and the historical audited consolidated statements of operations for the years ended December 31, 2004 and 2005 are not included in this prospectus. The summary historical consolidated financial data as of and for the nine month periods ended September 30, 2008 and 2009 have been derived from the unaudited and audited, respectively, consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial condition and results of operations are not necessarily indicative of the financial condition or results of operations as of any future date or for any future period.

As discussed in note 17 to our consolidated financial statements included elsewhere in this prospectus, the summary historical consolidated financial data have been restated for the adoption of Financial Accounting Standards Board (“FASB”) guidance regarding Classification and Measurement of Redeemable Securities. The summary consolidated historical statements of financial condition reflect the redeemable members’ capital as temporary equity, which is required under certain accounting guidance for public company reporting. Such guidance did not apply historically to Imperial Capital Group, LLC as a private company.

The summary consolidated historical financial statements do not reflect what our results of operations and financial condition would have been had we been a stand-alone, public company for the periods presented. Specifically, the summary historical consolidated results of operations do not give effect to:

•

The Reorganization, which is described in more detail elsewhere in this prospectus in the sections entitled “The Reorganization Transactions and our Organizational Structure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•

U.S. corporate federal income taxes. For all periods presented Imperial Capital Group, LLC operated principally through subsidiaries in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Imperial Capital Group, LLC has not been subject to U.S. federal income taxes on its income. Taxes related to income earned by partnerships represent obligations of the individual partners.

•	Net income attributable to noncontrolling interest reflecting ownership of approximately % of the Imperial Capital Group, L.P. partnership units by those other than us immediately after this offering.

The summary unaudited pro forma consolidated financial data set forth below for the year ended and as of December 31, 2008 and for the nine months ended and as of September 30, 2009 are derived from Imperial Capital Group, LLC’s audited historical consolidated financial statements and its audited consolidated financial statements for the nine months ended September 30, 2009, respectively.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and the statements of financial condition as of December 31, 2008 and as of September 30, 2009 present the consolidated results of operations of Imperial Capital Group, Inc. giving effect to the transactions described under “The Reorganization Transactions and Our Organizational Structure” having been completed as of January 1, 2008 with respect to the unaudited pro forma consolidated statement of operations. Upon completion of the Reorganization, the consummation of this offering and our acquisition of partnership units of ICG LP using the net proceeds of this offering, we will become the sole general partner of Imperial Capital Group, L.P. and, as such, will continue to operate and control all of the business and affairs of Imperial Capital Group, L.P. and its subsidiaries and will be able to consolidate Imperial Capital Group, L.P.’s financial results into our financial statements. We will reflect ICGI Holdings, LLC’s ownership interests of Imperial Capital Group, L.P. as net income attributable to noncontrolling interest in our statement of financial condition and statement of operations. Our historical results are those of Imperial Capital Group, LLC. Giving effect to the Reorganization and this offering, our net income, after excluding the ICGI Holdings, LLC net income attributable to noncontrolling interest, will represent approximately             % of Imperial Capital Group, L.P.’s net income, and similarly, outstanding shares of our Class A common stock will represent approximately             % of the outstanding partnership units of Imperial Capital Group, L.P.

The Imperial Capital Group, Inc. pro forma adjustments principally give effect to the Reorganization described under “The Reorganization Transactions and Our Organizational Structure” as well as the following items:

•

the termination of the management agreement with Imperial Capital Group Holdings, LLC and the execution of employment agreements with Messrs. Reese and Wooster paying them annual salaries of $1,000,000 in connection with this offering;

•

net income attributable to noncontrolling interest reflecting ownership of approximately     % of the Imperial Capital Group, L.P. partnership units by those other than us immediately after this offering; and

•	a provision for corporate income taxes at an effective tax rate of 42%.

•

this offering and our use of a portion of the net proceeds to purchase ICG LP partnership units and to repay the outstanding balance under our revolving credit facility as described in “Use of Proceeds.”

The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The unaudited consolidated pro forma financial data are presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Reorganization and this offering been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

You should read the following summary historical and pro forma consolidated financial and other data in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and Imperial Capital Group, LLC’s historical consolidated financial statements and related notes included elsewhere in this prospectus. See also the section entitled “The Reorganization Transactions and our Organizational Structure” included elsewhere in this prospectus.

	Year ended December 31,					Nine months ended September 30,		Pro forma
								Year ended December 31,		Nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009	2008		2009
	(in thousands, except per share data)
Consolidated Statements of Operations:
Revenues:
Commissions	$49,986	$45,864	$52,215	$50,875	$56,190	$35,560	$51,407		$56,190		$51,407
Investment banking	13,887	13,749	21,855	33,836	33,035	27,072	31,215		33,035		31,215
Principal transactions	2,885	3,658	3,824	(122)	(1,818)	(276)	2,301		(1,818)		2,301
Interest, dividends and other	598	712	1,285	2,624	1,857	1,515	791		1,857		791

Total revenues	67,356	63,983	79,179	87,213	89,264	63,871	85,714		89,264		85,714

Expenses:
Compensation and benefits(1)	43,746	40,576	52,519	59,488	61,830	44,504	58,065		53,738		47,112

Non compensation expenses:
Clearing and transaction costs	2,053	1,856	1,789	1,766	1,823	1,314	1,421		1,823		1,421
Technology and market data costs	1,964	2,088	1,843	1,831	2,178	1,597	2,047		2,178		2,047
Facility costs	1,052	1,140	1,194	3,626	2,469	1,864	1,807		2,469		1,807
Business development	1,092	1,130	1,339	1,830	2,366	1,565	2,193		2,366		2,193
Depreciation and amortization	737	739	732	2,042	3,480	2,509	2,369		3,480		2,369
Professional fees	872	1,630	1,711	1,298	3,349	2,024	1,096		3,349		1,096
Other	3,270	3,089	5,770	4,159	2,617	1,820	2,771		2,617		2,771

Non compensation expenses	11,040	11,672	14,378	16,552	18,282	12,693	13,704		18,282		13,704

Total expenses	54,786	52,248	66,897	76,040	80,112	57,197	71,769		72,020		60,816

Income before income taxes	12,570	11,735	12,282	11,173	9,152	6,674	13,945		17,244		24,898
Provision for taxes(2)	—	—	—	—	—	—	—

Net income	$12,570	$11,735	$12,282	$11,173	$9,152	$6,674	$13,945	$		$
Net income attributable to noncontrolling interest(3)

Net income attributable to Imperial Capital Group, Inc.

Weighted average units of Class A units outstanding:
Basic	148,167	148,238	150,816	151,821	147,998	149,940	145,448
Diluted	148,167	148,238	150,816	151,821	147,998	149,940	145,448

Weighted average shares of Class A common stock outstanding:
Basic
Diluted

Net income available to holders of Class A units per unit:
Basic	$84.84	$79.16	$81.42	$73.56	$61.08	$44.48	$95.84	$		$
Diluted	$84.84	$79.16	$81.42	$73.56	$61.08	$44.48	$95.84	$		$

Net income per share attributable to Imperial Capital Group, Inc. common shareholders:
Basic
Diluted

	As of December 31,					As of September 30, 2009	Pro forma as of September 30, 2009
	2004	2005	2006	2007	2008
	(in thousands, except statistical data)
Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$12,612	$13,826	$17,478	$25,178	$24,645	$29,396
Total assets	25,622	26,531	31,004	50,101	51,945	64,955
Total liabilities	6,544	9,152	11,731	14,932	15,862	30,111
Redeemable members’ equity	5,235	5,055	5,655	25,042	23,835	24,372
Members’ equity	13,843	12,324	13,618	10,127	12,248	10,472
Stockholders’ equity
Common stock—Class A
Common stock—Class B
Paid-in capital
Total Imperial Capital Group, Inc. equity
Noncontrolling interest
Total equity

Selected Statistical Data (unaudited):
Number of employees	89	91	115	143	147	156	156

(1)

Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, has been primarily compensated pursuant to a management agreement based on our operating cash flow. In connection with this offering and as part of the Reorganization, the management agreement will be terminated, and Messrs. Reese and Wooster will enter into employment agreements which will provide for their new compensation arrangement, including salary and bonus. Accordingly, our historical compensation and benefits expenses are not comparable to, and are higher than, the compensation and benefits expenses we expect to incur after this offering. We have excluded from the calculation of pro forma compensation and benefits any discretionary bonus payable to Messrs. Reese and Wooster under their employment agreements, as the amounts of such bonuses are not ascertainable at this time. Following this offering, our policy will be to set our total employee compensation and benefits expenses at a target level of approximately 55% of our total revenues. However, we may record compensation and benefits expenses in excess of this percentage.

(2)

As a limited liability company prior to the Reorganization, we were generally not subject to income taxes except in local jurisdictions. An adjustment has been made to increase our effective tax rate to approximately 42% that assumes that Imperial Capital Group, Inc. is taxed as a C corporation at the statutory rates apportioned to each state, local and/or foreign tax jurisdiction and is reflected net of U.S. federal tax benefit. The holders of partnership units of Imperial Capital Group, L.P., including Imperial Capital Group, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Imperial Capital Group, L.P. In accordance with the partnership agreement pursuant to which Imperial Capital Group, L.P. will be governed, we intend to cause Imperial Capital Group, L.P. to make pro rata cash distributions to its partners, including the historic partners of ICG LP and Imperial Capital Group, Inc., for purposes of funding their tax obligations in respect of the income of Imperial Capital Group, L.P. that is allocated to them.

(3)

Reflects an adjustment to record the         % noncontrolling interest of historic partners’ partnership units of Imperial Capital Group, L.P. The partnership units of Imperial Capital Group, L.P. are, subject to certain limitations, exchangeable into shares of Class A common stock of Imperial Capital Group, Inc. on a one-for-one basis. Imperial Capital Group, Inc.’s interest in Imperial Capital Group, L.P. is within the scope of accounting guidance issued by the FASB on the topic of determining whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights. Although Imperial Capital Group, Inc. will initially have a minority economic interest in Imperial Capital Group, L.P., as the sole general partner it will control the management of Imperial Capital Group, L.P., and although ICGI Holdings, LLC will initially have an economic majority of Imperial Capital Group, L.P., it will not have the right to dissolve the partnership or to remove the general partner or the right to participate in management decisions, and therefore will lack the ability to control Imperial Capital Group, L.P. Accordingly, we will consolidate Imperial Capital Group, L.P. and record a noncontrolling interest for the economic interest in Imperial Capital Group, L.P. held directly by ICGI Holdings, LLC.

RISK FACTORS

Investing in our Class A common stock involves substantial risks. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes, before you decide to purchase our Class A common stock. If any of the following risks actually materializes, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We depend on Mr. Reese, Mr. Wooster and other senior professionals and the loss of their services could have a material adverse effect on us.

We depend on the efforts and reputations of Jason Reese, our chairman and chief executive officer, and Randall Wooster, our president, as well as other senior professionals. Our senior leadership team’s reputations and relationships with our employees, clients and potential clients are critical elements in expanding our business, and we believe our performance is strongly correlated to the performance of Messrs. Reese and Wooster. If we lose the services of either one of them or other senior professionals it could have a material adverse effect on our operations.

Our ability to attract and retain professionals is critical to our success, and our failure to do so may materially adversely affect our reputation, business and results of operations.

Our future success depends to a substantial degree on our ability to retain and recruit qualified professionals. A significant portion of our revenues depends upon the personal reputation, judgment, business generation capabilities and project execution skills of our professionals. Our business model is based on building long term relationships and our professionals’ personal reputations and relationships with our clients are a critical element in obtaining and executing our engagements. We anticipate that it will be necessary for us to add professionals as we pursue our growth strategy. However, we may not be successful in our efforts to recruit and retain personnel because the market for qualified professionals is competitive. The investment banking sector is generally subject to high employee turnover. We encounter significant competition for qualified employees from other companies in the investment banking sector as well as from businesses outside investment banking, such as hedge funds, private equity funds and venture capital funds. We have experienced losses of investment banking, sales and trading, research and other professionals and further losses will occur in the future. The departure or other loss of any professional who manages substantial client relationships and/or possesses substantial experience and expertise could impair our ability to secure or successfully complete engagements or maintain trading volumes, which could materially adversely affect our business and results of operations.

The compensation arrangements we have with our professionals, the lock-up arrangements that will be entered into by our employees and the limited partnership agreement and employment agreements we intend to enter into with certain of our professionals may not prove effective in preventing them from resigning to join our competitors. See “Related Party Transactions—Limited Partnership Agreement of ICG LP” and “Underwriting—No Sales of Similar Securities.” If any of our professionals were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services.

As a public company, we may face additional retention pressures. Following this offering certain of our employees will beneficially own shares of our Class A common stock. The ability to realize equity value from our Class A common stock will not be wholly dependent upon an employee stockholders’ continued employment. Prior to this offering, our employees’ ability to recognize increased value in the equity issued to them was directly related to increases in the book value of our equity interests. We believe this relationship encouraged employees to expend efforts directed to the increase in book value. The introduction of other market factors that may affect the public price of our stock will lessen the direct relationship of stock value and book value and may adversely affect the long-standing benefits of employee ownership of our Class A common stock on retention and the success of our business. It is possible that employees will no longer be incentivized against leaving us by the potential loss of the value of a portion of their equity interests.

Although we will have in place certain provisions, as described under “Related Party Transactions—Exchange Agreement” and “Underwriting—No Sales of Similar Securities,” restricting the sale of portions of the equity ownership of selected employees, these agreements will survive for only a limited period and in the future will permit our employee stockholders to leave us without losing any of their equity interests if they comply with these agreements. Consequently, the steps we have taken to encourage the continued service of these individuals after this offering may not be effective. Although we intend to maintain a target ratio of compensation expenses to revenues that we believe is on par with our competitors, we may not be able to retain our professionals at such compensation levels. Furthermore, after this offering, we intend to use equity-based incentives, the value of which is tied to market performance, to promote employee retention and loyalty. These incentives, however, may be insufficient to attract, retain and motivate our professionals in light of the competition for experienced professionals in the investment banking industry, particularly if the value of our Class A common stock declines or fails to appreciate sufficiently relative to that of our competitors.

Our financial results from our investment banking and restructuring activities may fluctuate substantially from period to period, which may affect our stock price.

We have experienced, and expect to experience in the future, significant periodic variations in our investment banking and restructuring revenues. These variations may be attributed in part to the fact that the majority of our investment banking revenues are earned upon the successful completion of a transaction, the timing of which is uncertain. In many cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our investment banking and restructuring activities are highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s acquisition transaction may be delayed or terminated for a number of reasons, including failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or approvals, or board of director or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other issues with the client’s or counterparty’s business. In addition, we from time to time advise debtors or creditors of companies that are involved in U.S. bankruptcy proceedings. Under the applicable rules of U.S. bankruptcy courts, our fees are subject to approval by the courts, and other interested parties have the ability to challenge the payment of those fees. Fees earned and reflected in our revenues may from time to time be subject to successful challenges, which could result in a reduction of revenues. As a result, financial results from our investment banking and restructuring activities may fluctuate substantially on a quarterly basis, which could in turn adversely affect our stock price.

We face strong competition, including from entities with significantly more financial and other resources.

The brokerage and investment banking industries are, and we expect them to remain, competitive. We compete on the basis of a number of factors, including the ability of our professionals, industry expertise, client relationships, business reputation, market focus and quality and price of our products and services.

In addition, we have faced increasing competition from large full-service firms as the size and scope of our practice has grown and as such firms have sought revenues from our traditional client base. We are a relatively small investment bank, and many of our competitors in the brokerage and investment banking industries offer a broader range of products and services, have greater financial and marketing resources, larger client bases, greater name recognition, larger numbers of senior professionals to serve their clients’ needs and greater client coverage than we have. These competitors may be better able to respond to changes in the brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth, to commit significant capital to clients’ needs, to access additional capital under more advantageous conditions and to compete for market share.

The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired financial advisory practices and broker-dealers or have merged with other financial institutions. These firms often have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could continue to result, in pricing pressure on our business.

Competitive pressures may impair the revenues and profitability of our institutional sales and trading activity.

We derive a significant portion of our revenues from our institutional sales and trading activity; commissions accounted for approximately 66%, 58%, 63% and 60% of our revenues in 2006, 2007, 2008 and the nine months ended September 30, 2009, respectively. Along with other securities firms, we have experienced intense competition in this business in recent years. As a result of the introduction and implementation of various market efficiency initiatives, competition for trading activity has increased in both the equity and fixed income sectors of our business. To the extent that trading commissions are meaningfully impacted by this competition, our institutional sales and trading revenue could suffer, which could materially adversely affect our business and results of operations.

We are subject to counterparty and credit risk whereby defaults by parties with whom we do business could adversely affect us.

Our ability to engage in routine transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different counterparties, and we routinely execute transactions with counterparties, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional clients. Although we review credit exposures to specific clients and counterparties that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. In addition, we face the risks associated with changes in the market value of securities that we may be obligated to purchase or have purchased in transactions where a counterparty or client fails to perform. During the recent unprecedented period of financial market volatility, this risk greatly increased. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. While we have not suffered any material or significant losses as a result of the failure of any financial counterparty, there is no assurance that any such losses could not materially and adversely affect our results of operations.

Our risk management policies and procedures may not be effective against mitigating our exposure to risks and as a result we may incur losses.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks. In addition to our counterparty and credit risks described above, we are subject to various market, operational, legal and compliance, reputational and interest rate risks. We attempt to mitigate these risks through our risk management policies and procedures. However, if any of the instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Employee misconduct, including unauthorized trading, could harm us and is difficult to detect and deter.

There have been a number of highly publicized cases involving unauthorized trading, fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve unauthorized trading or the improper use or disclosure of confidential information, which could result in regulatory sanctions, litigation and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational and financial harm for any misconduct by our employees.

Growth of our business could result in increased costs.

Over the past several years, we have experienced significant growth in our business activities. This growth has required and will continue to require increased investment in management personnel, financial and management systems and controls and facilities, which, in the absence of continued revenue growth, would cause our operating margins to decline from current levels. As we have grown and continue to grow, the need for additional compliance, documentation and risk management procedures and internal controls has increased throughout our business. Implementation of these procedures and controls may require the incurrence of additional expenses, including the hiring of additional personnel. The implementation of such additional policies and procedures and controls may not prevent us from experiencing a material loss or other liability, including regulatory sanction.

In addition, we may incur significant expenses in connection with any expansion of our current activities, or in connection with any strategic acquisitions and investments. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

Our investment banking assignments are generally one-time engagements.

Our investment banking clients generally retain us on an engagement-by-engagement basis in connection with specific capital markets or merger and acquisition transactions, rather than on a recurring basis. Our business model is based on creating long-term relationships that we hope will lead to repeat business opportunities. However, our engagements for these transactions are typically singular in nature, and we may not successfully obtain follow-on engagements with these clients. We must seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from the successful completion of transactions, our business and results of operations would likely be adversely affected.

Committing our own capital in matched client principal transactions and select proprietary activity may increase the potential for trading losses.

In the future, a portion of our revenues and operating profits may be derived from matched client principal transactions and select proprietary activity. We may incur trading losses for a variety of reasons including:

•	price changes in securities and bank debt; and

•	lack of liquidity in securities and bank debt in which we have positions.

These risks may limit or restrict our ability to either resell securities or bank debt we purchased or to repurchase securities or bank debt we sold. In addition, we may experience difficulty borrowing securities to make delivery to purchasers to whom we sold short, or lenders from whom we have borrowed. From time to time, we may have large position concentrations in securities or bank debt of a single issuer or issuers engaged in a specific industry or traded in a particular market. Such a concentration could result in higher trading losses than would occur if our positions and activities were less concentrated.

Liquidity constraints could impair our ability to conduct our business.

Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business, and perceived liquidity issues may affect our clients and counterparties’ willingness to engage in transactions with us. Our liquidity could be impaired because of circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

Lack of adequate funding would also limit our ability to pay dividends, repay debt and redeem or repurchase shares of our outstanding capital stock. Historically, we have generally satisfied our capital and liquidity requirements through internally generated cash from operations. While we currently have adequate capital and liquidity, adequate funding may not continue to be available to us in the future on terms that are acceptable to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We have made and may in the future make principal commitments in illiquid investments, which are typically private securities that are not publicly traded. There is a significant risk that we may be unable to realize our investment objectives by sale or other disposition at attractive prices or that we may otherwise be unable to complete any exit strategy. In particular, these risks could arise from changes in the financial condition or prospects of the companies in which investments are made, changes in national or international economic conditions or changes in laws, regulations, fiscal policies or political conditions of countries in which investments are made. It may take a substantial period of time to identify attractive investment opportunities and realize the cash value of such investments through resale. Even if an illiquid investment proves to be profitable, it may be several years or longer before any profits can be realized in cash.

Imperial Capital, LLC, our broker-dealer subsidiary, is subject to the net capital requirements of the Securities and Exchange Commission (“SEC”), and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our brokerage activities. Furthermore, Imperial Capital, LLC is subject to laws that authorize regulatory bodies to block or reduce the flow of funds from it to ICG LP. As a holding company, we may require dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including debt obligations. As a result, regulatory actions could impede access to funds that we need to make payments on obligations. In addition, because we hold equity interests in our subsidiaries, our rights as an equity holder to the assets of these subsidiaries are subordinated to any claims of the creditors of these subsidiaries.

Covenants not to compete are generally unenforceable under California law.

Jason Reese, our chairman and chief executive officer, and Randall Wooster, our president, have agreed not to compete against us during the term of their employment and, except in the case where their term of employment has ended as a result of ICG LP electing not to extend their term of employment, for a 24-month period after their cessation of employment with us. See “Executive Compensation—Employment Agreements.” In addition, the historic partners who are also our employees have agreed not to compete against us during the term of their employment and for a period of one year after the cessation of their employment with us. Because

Messrs. Reese and Wooster and many of the historic partners are residents of California, and because our headquarters is located in California, California law may apply to their non-competition covenants. Generally, California law does not recognize covenants not to compete except in limited circumstances. Any inability to enforce these covenants not to compete may have a material adverse effect on our operations.

Failure to protect our intellectual property rights may undermine our competitive position and protecting our rights or defending against third-party allegations of infringement may be costly.

Protection of our proprietary technology is critical to our business. Failure to protect, monitor and control the use of our existing intellectual property rights, including those related to our two proprietary software systems, could cause us to lose our competitive advantage and incur significant expenses. We rely on trade secrets and contractual restrictions to protect our intellectual property rights and currently do not hold any patents related to our business. The measures we take to protect our trade secrets and other intellectual property rights may be insufficient, as confidentiality provisions related to our trade secrets could be breached and may not provide meaningful protection for our trade secrets and others may independently develop technologies or products that are similar or identical to ours. In addition, third parties or employees may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could harm our business and operating results. Policing unauthorized use of intellectual property rights can be difficult and costly, and adequate remedies may not be available.

Our rights in our “Imperial Capital” name are important, and any inability to use that name could negatively impact our ability to build brand identity.

We believe that establishing, maintaining and enhancing the “Imperial Capital” name is important to our business. We are, however, aware of a number of other companies that use names containing “Imperial.” There could be potential trade name or service mark infringement claims brought against us by the users of such names and marks and those users may have trade name or service mark rights that are senior to ours. If another company were to successfully challenge our right to use our name, or if we were unable to prevent a competitor from using a name that is similar to our name for closely related services, our ability to build brand identity could be negatively impacted.

Our operations and infrastructure may malfunction or fail.

Our activities are highly dependent on our ability to process, on a daily basis, a large number of transactions across various markets, and the transactions we process have become increasingly complex. Our financial, accounting or other data processing systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our facilities, whether as a result of a natural disaster or otherwise. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our business.

We are also dependent on the systems and operations of our clearing broker and our front end equity order management system. If any of our systems or the systems of our clearing broker or our front end equity order management system do not operate properly or are disabled or if there are other shortcomings or failures in our or their internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our business, liability to our clients, regulatory intervention or reputational damage.

We also face the risk of operational failure or termination of our clearing agent or any of the exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our business and the communities in which we are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with or through whom we conduct business, whether due to natural disaster, illnesses or communicable diseases (including but not limited to the H1N1 virus), power or communications failure, act of terrorism or war or otherwise. Nearly all of our employees in our primary locations work in close proximity to each other. If a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer, and we may not be able to implement successful contingency plans that depend on communication or travel.

Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to improve and modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious events that could have a security impact. If one or more of such events occur, the confidential information of us, our clients or our counterparties may be jeopardized, or our, our clients’, our counterparties’ or third parties’ operations may malfunction or be interrupted. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures we identify, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

We may be adversely affected by changes in services and products provided by third parties and increases in related costs.

Some of our sales, trading and information systems are provided pursuant to agreements with third party vendors. Although we seek to negotiate agreements with these vendors to obtain such services on reasonable terms, we cannot always negotiate terms which will provide us such services for terms or at prices that are not subject to significant change. The process of changing to competing services or products can be time consuming, costly and subject to implementation and operational risks.

Risks Related to Our Industry

Market conditions have adversely affected and may continue to adversely affect the financial services industry.

The financial services industry has recently experienced unprecedented change and volatility. Several banks and securities firms in the United States and elsewhere have failed outright or have been acquired by other financial institutions, often in distressed sales. In the United States, where our principal business is conducted, declines in the housing market, with falling home prices and increasing foreclosures, have adversely affected the credit performance of mortgage loans and resulted in material writedowns of asset values by financial institutions, including government-sponsored entities, banks, securities firms and insurers. Concern about the stability of financial markets and the strength of counterparties has caused many traditional sources of credit, such as banks, securities firms and insurers, as well as institutional and private investors, to reduce or cease providing funding to borrowers. The U.S. government has adopted and proposed numerous measures in an attempt to stabilize the financial markets and recapitalize major financial institutions. Despite substantial efforts by the U.S. and other governments to restore confidence and reopen sources of credit, it is not possible to predict the extent to which such measures will prove successful. Although the U.S. government has stated its willingness to implement additional measures as it may see fit to address changes in market conditions, there can be no assurance that any or all of these measures will succeed in stabilizing and providing liquidity to the U.S. financial markets.

As a result, continued volatile market conditions could affect our financial condition and results of operations and may cause us to face some or all of the following risks:

•

The number of merger and acquisition transactions where we act as adviser could be adversely affected by continued uncertainties in valuations related to asset quality and creditworthiness, volatility in the equity markets and diminished access to financing. Reduced merger consideration because of lower valuations of middle market companies may also reduce our fees to the extent they are based on a percentage of merger consideration. Also, these conditions could increase the execution risk in merger and acquisition transactions where we act as an adviser. During the recent market downturn, we experienced a decline in merger and acquisition volumes and an increase in the time necessary to close in-process transactions.

•

Our opportunity to act as underwriter or placement agent in equity and debt offerings could be adversely affected by volatile equity or debt markets. Market conditions during the economic downturn led to a decrease in our capital raising activities.

•

Deteriorations in the businesses or creditworthiness of issuers of securities or the failure of our counterparties to settle transactions due to financial difficulties or other considerations may cause us to experience losses in securities trading activities or write down the value of securities that we own. To date, we have not experienced material losses resulting from the failure of counterparties to settle trades due to financial difficulties. Due to our limited proprietary trading activities, we have historically avoided write downs of a magnitude that would have a material effect on our overall business activities.

•

We may incur unexpected costs or losses as a result of the failure, whether as a result of bankruptcy or otherwise, of companies for which we have performed investment banking services to honor ongoing obligations such as indemnification or expense reimbursement agreements. To date, we have not incurred significant losses due to client failures.

•	Our industry could face increased regulation as a result of legislative or regulatory initiatives, and the responsibilities of the SEC and other federal agencies may be reallocated.

Financial services firms are subject to significant scrutiny, which may result in financial liability and reputational harm from adverse regulatory actions.

Our subsidiary, Imperial Capital, LLC, is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is a member of, and subject to, regulation, examination and supervision by the SEC, the Financial Industry Regulatory Authority, Inc. (“FINRA”), other self-regulatory organizations and state securities regulators. Broker-dealers are subject to regulations that cover all aspects of the securities business, including, sales methods, trade practices, use and safekeeping of customers’ funds and securities, capital structure, recordkeeping and the conduct and qualification of officers and employees. Failure to comply with applicable regulations could subject our wholly owned broker-dealer to suspension or revocation of its licenses by the SEC or expulsion from FINRA.

Firms in the financial services industry have experienced increased scrutiny and larger potential penalties and fines in recent years from a variety of regulators. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC or other regulatory authorities or self-regulatory organizations that supervise the financial markets. For example, the U.S. House of Representatives recently approved the “Wall Street Reform and Consumer Protection Act of 2009.” This legislation would impose significant restrictions on financial institutions’ operations, including, among other things, by creating a new regulator to address systemic risk in the financial markets, subjecting banking, securities and other types of firms that could pose a systemic risk to the financial system to enhanced federal regulation, and regulating over-the-counter derivative trades. We do not know the final form any such legislation will take nor whether it will have an adverse impact on our business. Our failure to comply in the future with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of us or any of our subsidiaries. Even if a sanction imposed against us or our personnel is small in monetary amount, adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new clients.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk.

The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The obligation of financial institutions, including ourselves, to identify their clients, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs.

Asset management businesses have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers. Although we do not act as an investment adviser to mutual funds, the regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs.

Any failure to comply with applicable regulatory requirements may result in significant regulatory sanctions, client litigation or harm to our reputation, each of which may have an adverse effect on our financial condition.

Our exposure to legal and regulatory liability is significant, and damages or defense costs that we may be required to pay and the reputational harm that could result from legal or regulatory action against us could materially adversely affect our business.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for fairness and other valuation opinions and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also potentially subject to claims arising from disputes with employees. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time.

Because we depend to a large extent on our reputation to attract and retain clients, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important underwriting or merger and acquisition transactions involves complex analysis and the exercise of professional judgment, including rendering fairness opinions in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. As a result, we may incur significant legal and other expenses in responding to and defending against regulatory inquiries or litigation and may be required to pay substantial damages for settlements and adverse judgments. These costs may be incurred even if we are not a target of the inquiry or a party to the litigation. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

Current and future government intervention in the financial and credit markets may alter the industry and may have negative consequences for our business and may diminish the opportunities available to us.

Recently, the U.S. and foreign governments have intervened to an unprecedented degree in the financial and credit markets. Among other things, U.S. government regulators have encouraged, and in some cases structured and provided financial assistance for, business combinations among banks, securities firms, insurers and other financial companies. The U.S. government-sponsored Troubled Asset Relief Program has resulted in significant dilutive equity issuances and additional regulatory oversight and restrictions. Additional intervention programs have been adopted and proposed which will have a further impact on the industry and related securities markets.

Some of the current or future government measures may have negative consequences for our business and may diminish the opportunities available to us. For example, government support to or assistance for troubled financial services companies may reduce potential merger and acquisition opportunities, and government purchases of equity positions in financial companies may satisfy or reduce the immediate need for such companies to engage in other capital-raising transactions or make such companies less attractive candidates for capital raising transactions in the private sector. The terms on which the government may provide support, such as the requirement for issuance of warrants or limitations on the ability to increase dividends or conduct buy backs, may also diminish the economic benefits available to other potential investors in future private sector transactions. In addition, to the extent uncertainty may exist regarding the impact or scope of government measures on specific companies, such companies may be limited in their ability to proceed with recapitalization or restructuring proposals or other alternatives until such uncertainty is removed. As many of these government initiatives have only recently been implemented we cannot currently foresee or prepare for all the consequences of these initiatives.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We are not an investment company under the Investment Company Act of 1940. However, if we were to cease operating and controlling the business and affairs of ICG LP or if ICG LP or any of its subsidiaries were deemed to be an investment company, our interest in those entities could be deemed an investment security for purposes of the Investment Company Act of 1940. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act of 1940, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would harm our business and the price of our Class A common stock.

Risks Related to Our Corporate Structure

Control by Jason Reese and Randall Wooster of a majority of the combined voting power of our Class A common stock and Class B common stock may discourage a change of control that other stockholders may favor, which could negatively affect our stock price, and adversely affect stockholders in other ways.

Upon consummation of this offering, Jason Reese, our chairman and chief executive officer, and Randall Wooster, our president, and certain of their affiliates will beneficially own approximately             % of the economic and voting interests in ICGI Holdings, LLC, which through ICGI Holdings, LLC’s ownership of Class B stock represents approximately         % of the combined voting power of all classes of our voting stock. As a result, Messrs. Reese and Wooster will together have the ability to elect all of the members of our board of directors and thereby to substantially control our management and affairs, including determinations with respect to acquisitions, dispositions, material expansions or contractions of our business, entry into new lines of business, borrowings, issuances of Class A common stock or other securities, and the declaration and payment of dividends on our Class A common stock. In addition, Messrs. Reese and Wooster will together be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could discourage potential takeover attempts that other stockholders may favor and could deprive stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company, all of which may adversely affect the market price of our Class A common stock.

Messrs. Reese and Wooster may disagree on how to direct the voting of our Class B common stock, which may impair our ability to take certain important corporate actions in a timely manner.

Upon consummation of this offering, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will beneficially own a majority of the partnership units of ICG LP held by ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own a majority of the outstanding shares of our Class B common stock. As a result of their beneficial ownership of shares of our Class B common stock, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions. Messrs. Reese and Wooster currently do not have any written agreement between themselves governing their procedures for making decisions with respect to the Class B common stock owned by ICGI Holdings, LLC. Although they have in the past cooperated in making decisions regarding our corporate governance, there is no assurance they will continue to do so in the future. If Messrs. Reese and Wooster reach a stalemate in directing the vote of the Class B common stock held by ICGI Holdings, LLC, it may impair our ability to take certain important corporate actions in a timely manner, which may negatively impact the price of our Class A common stock.

The historical financial information of ICG LP contained in this prospectus may not be representative of our results as an independent public company.

Because ICG LP has operated as a limited liability company that is treated as a partnership for U.S. federal income tax purposes, it historically has paid little or no taxes on profits in the United States. As a result, ICG LP’s provision for income taxes has not reflected U.S. corporate federal income taxes. Accordingly, ICG LP’s historical consolidated results of operations and financial condition are not necessarily indicative of the consolidated results of our operations and financial condition after completion of the Reorganization. For additional information about past financial performance and the basis of presentation of ICG LP’s historical consolidated financial statements, see “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Data” and the ICG LP historical consolidated financial statements and related notes included elsewhere in this prospectus.

The pro forma consolidated financial information in this prospectus may not permit you to predict our costs of operations, and the estimates and assumptions used in preparing our pro forma consolidated financial information may be materially different from our actual experience as a public company.

In preparing the pro forma consolidated financial information in this prospectus, we have made adjustments to the historical consolidated financial information of ICG LP based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the Reorganization. These adjustments include, among other items, a compensation and benefits expense adjustment to reflect the termination of the management agreement with Imperial Capital Group Holdings, LLC and the execution of employment agreements with Messrs. Reese and Wooster, net income attributable to noncontrolling interest and a deduction and charge to earnings of estimated income taxes based on an estimated tax rate of 42%. These and other estimates and assumptions used in the calculation of the pro forma consolidated financial information in this prospectus may be materially different from our actual experience as a public company. The pro forma consolidated financial information in this prospectus does not purport to represent what our results of operations would actually have been had we operated as a public company during the periods presented and does not give effect to any events other than those discussed in the unaudited pro forma consolidated financial information and related notes. See “Unaudited Pro Forma Consolidated Financial Data.”

Upon consummation of this offering, we will be dependent on ICG LP to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

We are a holding company and, immediately after the completion of the Reorganization, the consummation of this offering and our acquisition of partnership units of ICG LP using the net proceeds of this offering, our primary assets will be our approximately             % equity interest in ICG LP and our controlling interest and related rights as the sole general partner of ICG LP and, as such, we will operate and control all of the business and affairs of ICG LP and will be able to consolidate ICG LP’s financial results into our financial statements. We will have no independent means of generating revenues. ICG LP will be treated as a partnership for U.S. federal income tax purposes and, as such, will not itself be subject to U.S. federal income tax. Instead, its taxable income will be allocated on a pro rata basis to the other partners of ICG LP and us. Accordingly, we will incur income taxes on our proportionate share of any net taxable income of ICG LP, and also will incur expenses related to our operations. We intend to cause ICG LP to distribute cash to its partners in amounts at least equal to that necessary to cover their tax liabilities, if any, with respect to the earnings of ICG LP. To the extent we need funds to pay such taxes, or for any other purpose, and ICG LP is unable to provide such funds, it could have a material adverse effect on our business, financial condition or results of operations.

We depend on payments from our subsidiaries.

As a holding company, we depend on dividends, distributions and other payments from our subsidiaries to fund our obligations. Regulatory and other legal restrictions may limit our ability to transfer funds freely, either to or from our subsidiaries. In particular, our broker-dealer subsidiary is subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to us or that prohibit such transfers altogether in certain circumstances. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations. In addition, because our interests in our subsidiaries consist of equity interests, our rights may be subordinated to the claims of the creditors of these subsidiaries. ICG LP’s revolving credit facility restricts ICG LP’s ability to make dividend payments or similar distributions to the partners of ICG LP in any given fiscal year unless ICG LP, prior to and subsequent to the dividend payments or distributions, is in compliance with the financial covenants. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”

We will be required to pay ICGI Holdings, LLC for the benefit of the historic partners of ICG LP for the tax savings we obtain as a result of the tax basis step-up ICG LP receives in connection with this offering and related transactions.

In connection with this offering, we will purchase partnership units of ICG LP from ICGI Holdings, LLC for cash. In addition, ICG LP partnership units held by ICGI Holdings, LLC may be exchanged in the future for shares of our Class A common stock. The initial purchase will, and the subsequent exchanges may, result in increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries that otherwise would not have been available. Such increase will be approximately equal to the amount by which the cash paid to ICGI Holdings, LLC in connection with this offering or our stock price at the time of the exchange exceeds the income tax basis of the assets of ICG LP underlying the ICG LP partnership units acquired by us. These increases in tax basis will result in increased deductions in computing our taxable income and resulting tax savings for us generally over the 15 year period commencing with the initial acquisition. We have agreed to pay to ICGI Holdings, LLC for the benefit of the historic partners of ICG LP, as additional consideration for the ICG LP interests that we acquire, 85% of these tax savings, if any, as they are realized. See “Related Party Transactions—Tax Receivable Agreement.”

At the time of the closing of this offering, the increase in the tax basis attributable to our interest in ICG LP that is acquired from ICGI Holdings, LLC, assuming an initial offering price of $             per share of Class A common stock (the midpoint of the range of initial public offering prices set forth on the cover of this prospectus) and our purchase of approximately              partnership units of ICG LP from ICGI Holdings, LLC, is expected to

be approximately $         million. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of a portion of the increase in tax basis to non-depreciable fixed assets and the rules relating to the amortization of intangible assets. Based on current facts and assumptions, including that subsequent acquisitions of ICG LP partnership units will occur in fully taxable transactions, and at a price equal to the assumed offering price of $         per partnership unit, the potential tax basis increase resulting from the acquisitions of ICG LP partnership units following the closing of this offering could be as much as $         million. The tax receivable agreement will require 85% of the tax savings, if any, attributable to this increase in tax basis to be paid to ICGI Holdings, LLC for the benefit of the historic partners of ICG LP, with the balance to be retained by us. The actual increase in tax basis will depend upon, among other factors, the price of shares of our Class A common stock at the time of the acquisition and the extent to which such acquisitions are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the amount of the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income and the effective tax rate to which that income is subject.

The Internal Revenue Service (“IRS”) may challenge all or part of the tax basis increase or our ability to amortize all or part of the increased tax basis, and a court could sustain such a challenge by the IRS. If the IRS successfully challenges the tax basis increase and such challenge is sustained by a court, under certain circumstances, we could be required to make payments under the tax receivable agreement in excess of our cash tax savings. Moreover, our only means of recovering any overpayment of the tax benefits that we ultimately realize will be as an offset in computing the amount of future tax benefit payments pursuant to the tax receivable agreement, as we have no direct recourse against ICGI Holdings, LLC under the tax receivable agreement in such circumstances.

We are assuming liabilities in connection with the Reorganization, including unknown liabilities.

As part of the Reorganization and our acquisition of partnership units of ICG LP, we will assume existing liabilities of our historical operating companies, some of which may be unknown or unquantifiable at the time this offering is consummated. Unknown liabilities might include liabilities for vendors or other persons dealing with the entities prior to this offering, tax liabilities, claims of clients of our operating companies and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. In connection with our acquisition of partnership units of ICG LP from ICGI Holdings, LLC, we are not entitled to any indemnification against such liabilities from the historic partners.

Investments by our directors, officers and employees may conflict with the interests of our stockholders.

Our executive officers, including Messrs. Reese and Wooster, directors and employees may from time to time invest in or receive a profit interest in private or public companies in which we or one of our affiliates is an investor or for which we provide investment banking services, publish research or act as a market maker. In addition, we have organized investment vehicles in which our employees are or may become investors and we expect to continue to do so in the future. There is a risk that, as a result of such investment or profit interest, a director, officer or employee may take actions that conflict with the best interests of our stockholders.

Our revolving credit facility imposes certain restrictions. A failure to comply with these restrictions could lead to an event of default, resulting in an acceleration of indebtedness, which could materially and adversely affect our business, financial condition and results of operations.

The operating and financial restrictions and covenants in our $25.0 million revolving credit facility with City National Bank (the “Lender”) may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our revolving credit facility requires us to maintain specified financial ratios and tests, including interest coverage and total leverage ratios and maximum capital expenditures, which may require that we take action to reduce debt or to act in a manner contrary to our business objectives. In addition, the revolving credit facility contains additional restrictions, which can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.” A failure to comply with the restrictions contained in the revolving credit facility could lead to an event of default. If an event of default occurs, the revolving facility commitment may be terminated by the Lender, the unpaid principal and any accrued and unpaid interest shall become immediately due and payable and the Lender may take various other actions, including all actions permitted to be taken by a secured creditor. Our future operating results may not be sufficient to enable compliance with the covenants in the revolving credit facility or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to refinance our indebtedness or make any accelerated payments. In addition, we may not be able to obtain new financing. Even if we were able to obtain new financing, we would not be able to guarantee that the new financing would be on commercially reasonable terms or terms that would be acceptable to us. If we default on our indebtedness, our business financial condition and results of operation could be materially and adversely affected.

Other Risks Related to this Offering

The disparity in the voting rights among the classes of shares may exert downward pressure on the price of our Class A common stock.

Shares of our Class A common stock and Class B common stock entitle the respective holders to identical rights, except that each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally while each share of Class B common stock will entitle its holder to a greater number of votes. See “Description of Capital Stock—Class B Common Stock.” Initially, the holders of Class B common stock, in the aggregate, will be entitled to approximately              votes. The difference in voting rights could exert downward pressure on the price of our Class A common stock.

Future sales of our Class A common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

Following the consummation of this offering, ICGI Holdings, LLC will have the right to exchange ICG LP partnership units into shares of our Class A common stock as further described in the section entitled “The Reorganization Transactions and Our Organizational Structure.” These shares of Class A common stock may then be sold into the market. After the consummation of this offering, we will have approximately              outstanding shares of Class A common stock. This number includes all the shares of our Class A common stock we are selling in this offering, all of which may be resold immediately in the public market. Assuming no anti-dilution adjustments based on combinations or divisions of our Class A common stock, the exchanges referred to above could result in the issuance by us of up to approximately              additional shares of Class A common stock. It is possible, however, that such shares could be issued in one or a few large transactions. We may also issue additional shares of Class A common stock or convertible debt securities to finance future acquisitions or business combinations. In addition, we have reserved for issuance up to          shares of Class A common stock pursuant to our 2010 Equity Incentive Plan.

We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline.

We have broad discretion over the use of the net proceeds to us from this offering.

We have broad discretion to use the net proceeds to us from this offering, other than those net proceeds that will be used to purchase ICG LP partnership units from ICGI Holdings, LLC, to provide additional capital to Imperial Capital, LLC and Imperial Capital Loan Trading, LLC and to repay the outstanding balance under our revolving credit facility, and you will be relying on the judgment of our board of directors and our management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering, other than those net proceeds that will be used to purchase ICG LP partnership units from ICGI Holdings, LLC, to provide additional capital to Imperial Capital, LLC and Imperial Capital Loan Trading, LLC and to repay the outstanding balance under our revolving credit facility, for general corporate purposes, we have not allocated these net proceeds for specific purposes. In addition, we may not be successful in investing the net proceeds from this offering to yield a favorable return. For more information, see “Use of Proceeds.”

You will experience immediate and substantial dilution.

The price you pay for shares of our Class A common stock sold in this offering is substantially higher than the per share value of our net assets, after giving effect to this offering. Assuming an initial public offering price for our Class A common stock of $             per share (the midpoint of the initial public offering price range indicated on the cover of this prospectus), you will incur immediate dilution in net tangible book value per share of $            . Dilution is the difference between the offering price per share and the net tangible book value per share of our Class A common stock immediately after this offering. See “Dilution.”

Subsequent to this offering, non-cash compensation of employees will consist primarily of grants of restricted shares of our Class A common stock. Such future grants would further dilute the percentage ownership of ICG LP by unaffiliated public stockholders. See “Executive Compensation—2010 Equity Incentive Plan.”

Our Class A common stock price may fluctuate after this offering. As a result, you may not be able to resell your shares at or above the price you paid for them.

The market price of our Class A common stock may be subject to sharp declines and volatility. The market price of our Class A common stock may also be influenced by many factors, some of which are beyond our control, including:

•	the failure of securities analysts to cover our Class A common stock after this offering or changes in financial estimates or recommendations by analysts;

•	future announcements concerning us or our competitors, including the announcement of acquisitions;

•	changes in government regulations or in the status of our regulatory approvals or licensure;

•	public perceptions of risks associated with our services or operations; and

•	general market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors.

As a result, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.

There is no existing market for our Class A common stock, and we do not know if one will develop to provide you with adequate liquidity.

There has not been a public market for our Class A common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange (the “NYSE”) or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our Class A common stock that you buy.

Certain provisions in our certificate of incorporation may prevent efforts by our stockholders to change our direction or management.

Provisions contained in our certificate of incorporation could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. In addition, we intend to implement a “staggered” board of directors, pursuant to which only a minority of the board of directors will be considered for election at each annual meetings. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or management may be unsuccessful. See “Description of Capital Stock—Section 203 of the General Corporation Law of the State of Delaware.”

We may not pay dividends on our Class A common stock at any time in the foreseeable future.

As a holding company for our interest in ICG LP, we will be dependent upon the ability of ICG LP to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. To the extent (if any) that we have excess cash, any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial conditions, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. Any dividends will be declared on a pro rata basis, based on the number of shares outstanding, to the holders of our outstanding Class A common stock and Class B common stock. We have made no determination as to whether to pay dividends at any time in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE REORGANIZATION TRANSACTIONS AND OUR ORGANIZATIONAL STRUCTURE

Overview

Our business is presently conducted by subsidiaries of Imperial Capital Group, LLC and currently is indirectly majority owned by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates. The graphic below illustrates our current ownership structure.

Immediately prior to the consummation of this offering, Imperial Capital Group, LLC and its members will consummate a series of transactions, which we collectively refer to in this prospectus as the “Reorganization.” The purpose of the Reorganization is to:

•

Combine the current members’ existing ownership of Imperial Capital Group, LLC and its consolidated subsidiaries into a single holding company so that we will be able to acquire our interest in the business of Imperial Capital Group, LLC and its consolidated subsidiaries through transactions with a single counterparty;

•

Terminate the current management agreement between Imperial Capital Group Holdings, LLC and Imperial Capital Group, LLC, which will eliminate the financial obligations of Imperial Capital Group, LLC associated with the management agreement;

•

Convert Imperial Capital Group, LLC into a limited partnership, which will allow us to acquire control of the business of Imperial Capital Group, LLC and its consolidated subsidiaries through our admission as the general partner of the limited partnership and to acquire our economic interest in the business through acquisitions of partnership units of the limited partnership; and

•

Establish a mechanism for the current members of Imperial Capital Group, LLC to exchange their continuing ownership interests in the business for shares of our Class A common stock, which will increase our ownership of the business over time and provide the current members of Imperial Capital Group, LLC with a source of liquidity for their ownership interests.

The Reorganization will consist of the following steps:

•	The membership interests in Imperial Capital Group, LLC, which have been issued in multiple classes, will be converted into a single class of membership units.

•

Imperial Capital Group Holdings, LLC’s interest in the management agreement will be assigned to Imperial Capital Group, LLC in exchange for                      newly issued membership interests of Imperial Capital Group, LLC, which will increase Imperial Capital Group Holdings, LLC’s controlling interest in Imperial Capital Group, LLC and dilute the other members of Imperial Capital Group, LLC accordingly. Imperial Capital Group, LLC will then terminate the management agreement.

•

The members of Imperial Capital Group, LLC will then transfer and convey their membership interests of Imperial Capital Group, LLC to a new holding company, ICGI Holdings, LLC, in exchange for membership interests in that new holding company on a one-for-one basis. To maintain the tax status of Imperial Capital Group, LLC as a partnership, this transfer will occur in two stages. Prior to the consummation of this offering, the historic partners other than Imperial Capital Group Holdings, LLC will transfer all of their membership interests in Imperial Capital Group, LLC to the new holding company, and Imperial Capital Group Holdings, LLC will transfer all but                      of its membership interests in Imperial Capital Group, LLC to the new holding company. On the first business day after the consummation of this offering, Imperial Capital Group Holdings, LLC will transfer its remaining interests in Imperial Capital Group, LLC to the new holding company.

•

Next, ICGI Holdings, LLC will convert Imperial Capital Group, LLC into a Delaware limited partnership, Imperial Capital Group, L.P., which we refer to as ICG LP, and each membership interest in Imperial Capital Group, LLC will be converted into a limited partnership unit of ICG LP. Upon this conversion, ICGI Holdings, LLC will own all of the partnership units of ICG LP, other than the                      membership interests to be transferred to it on the first business day after the consummation of this offering as described in the bullet immediately above, which will have been converted into partnership units upon the conversion of Imperial Capital Group, LLC to Imperial Capital Group, L.P. The current members of Imperial Capital Group, LLC will maintain the same proportional interest in ICGI Holdings, LLC that they had in Imperial Capital Group, LLC immediately prior to the Reorganization, except that Imperial Capital Group Holdings, LLC’s proportionate interest will increase, and the other historic partners’ proportionate interests will decrease, as a result of the issuance of                      membership units upon termination of the management agreement as described above. ICG LP will own and have succeeded to all of the business and assets of Imperial Capital Group, LLC.

As a result of the Reorganization, Imperial Capital Group Holdings, LLC will obtain a controlling interest in ICGI Holdings, LLC, and Messrs. Reese and Wooster will become the sole members of the executive committee of ICGI Holdings, LLC.

Following the Reorganization, we will effect the following transactions:

•

On the day of consummation of this offering, we will use $                 million of the net proceeds of this offering, assuming the shares are offered at $            , which is the midpoint of the range set forth on the cover page of this prospectus, to acquire approximately                      partnership units of ICG LP from ICGI Holdings, LLC, which ICGI Holdings, LLC obtained as a result of the Reorganization. ICGI Holdings, LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, ICGI Holdings, LLC common units held by its members. As a result of the redemptions, the members of ICGI Holdings, LLC, who are the historic members of Imperial Capital Group, LLC, will receive liquidity for a portion of their membership interests in Imperial Capital Group, LLC. The per unit purchase price of the ICG LP units that we acquire will equal the per share offering price of the Class A common stock in this offering, less per share underwriting discounts and commissions.

•	Upon our purchase of the partnership units of ICG LP from ICGI Holdings, LLC, ICGI Holdings, LLC will resign as sole general partner of ICG LP and we will become the sole general partner of ICG LP.

•

On the next business day following the consummation of this offering, we will use the remaining net proceeds of this offering to acquire                      additional partnership units of ICG LP directly from ICG LP. The contribution of the remaining net proceeds of this offering to ICG LP will provide funding for our operations as described in the section entitled “Use of Proceeds.” In addition, on the next business day following the consummation of this offering, Imperial Capital Group Holdings, LLC will transfer its remaining                      ICG LP units to ICGI Holdings, LLC.

•

As a result of the Reorganization and our acquisition of partnership units of ICG LP, we will become a holding company whose sole asset will be a controlling equity interest in ICG LP. As the sole general partner of ICG LP, we will operate and control all of the business and affairs of ICG LP and, through ICG LP and its operating subsidiaries, will conduct the business conducted prior to this offering by the operating subsidiaries included in our historical consolidated financial statements. After giving effect to the Reorganization and the other transactions described above, all of the partnership units of ICG LP will be owned either by us or by ICGI Holdings, LLC. All ICG LP partnership units will be identical and have the same rights.

On December 7, 2009, we issued and sold 100 shares of Class B common stock to Imperial Capital Group, LLC for a total purchase price of $1.00. As a result of the Reorganization, such Class B common stock will become an asset of ICG LP. Upon our acquisition of ICG LP partnership units from ICGI Holdings, LLC, ICG LP will transfer the 100 shares of Class B common stock to ICGI Holdings, LLC, who will then own all of our outstanding Class B common stock. The Class B common stock will share ratably with the Class A common stock in our dividends and distributions and will initially have a 0.00001% economic interest in our business, based on                      shares of Class A common stock issued and outstanding. See “Description of Common Stock—Common Stock—Class B Common Stock.”

The Class B common stock will have voting power of our company proportionate to ICGI Holdings, LLC’s percentage ownership of ICG LP units—initially approximately             % in the aggregate. Upon consummation of this offering, Imperial Capital Group Holdings, LLC will beneficially own a majority of the partnership units of ICG LP held by ICGI Holdings, LLC. In addition, because Messrs. Reese and Wooster will be the sole members of the executive committee of ICGI Holdings, LLC, they will have the right to direct the voting of all outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

Reorganization

Our business is presently conducted by subsidiaries of Imperial Capital Group, LLC and currently is indirectly majority owned by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates. On September 23, 2009, we were incorporated as a Delaware corporation. We have not engaged in any business or other activities except in connection with our formation. Upon completion of the Reorganization, the consummation of this offering and our acquisition of partnership units of ICG LP from ICGI Holdings, LLC using a portion of the net proceeds of this offering, we will become the sole general partner of ICG LP. The completion of the Reorganization is a condition to the consummation of this offering.

As a result of the Reorganization, immediately following this offering and the application of net proceeds from this offering:

•	Imperial Capital will be the sole general partner of ICG LP;

•	we and ICGI Holdings, LLC will own approximately % and %, respectively, of the partnership units of ICG LP;

•

of the         % of partnership units of ICG LP held by ICGI Holdings, LLC, Messrs. Reese and Wooster will beneficially own approximately             %, and management and other employees of ICG LP and one outside investor will own the remaining             %;

•

outstanding shares of our Class A common stock, all of which will have been sold pursuant to this offering, will represent more than 99.99999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

•	outstanding shares of our Class B common stock, all of which will be owned by ICGI Holdings, LLC, will represent less than 0.00001% of our outstanding capital stock based on economic value;

•

outstanding shares of our Class B common stock will represent approximately         % of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that ICGI Holdings, LLC owns a smaller percentage of ICG LP; and

•

Messrs. Reese and Wooster and their affiliates will beneficially own a majority of the overall partnership units of ICG LP held by ICGI Holdings, LLC and will be the sole members of the executive committee of ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to direct the voting of all outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders.

The graphic below illustrates our anticipated ownership structure immediately following completion of the Reorganization, the consummation of this offering and our acquisition of partnership units of ICG LP using the net proceeds of this offering and includes the subsidiaries of ICG LP, each of which are 100% owned by ICG LP.

Holding Company Structure

Our only business following this offering will be to act as the sole general partner of ICG LP. As general partner, we will operate and control all of the business and affairs of ICG LP and will be able to consolidate ICG LP’s financial results into our consolidated financial statements. Although ICGI Holdings, LLC will initially have an economic majority of ICG LP, it will not have the right to dissolve the partnership or to remove the general partner or the right to participate in management decisions, and therefore will lack the ability to control ICG LP. ICGI Holdings, LLC’s ownership in ICG LP will be accounted for as net income attributable to noncontrolling interest in our consolidated financial statements after this offering. Net profits, net losses and distributions of ICG LP will be allocated and made to its partners pro rata in accordance with the respective percentages of their partnership units of ICG LP. Accordingly, net profits and net losses of ICG LP will initially be allocated, and distributions by ICG LP will initially be made, approximately         % to us and approximately         % to ICGI Holdings, LLC. Subject to the availability of net cash flow at the ICG LP level, ICG LP will distribute to us and to ICGI Holdings, LLC tax distributions using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income and net capital gain. Distributions by ICG LP in excess of tax distributions will be subject to the sole discretion of our board of directors. Assuming ICG LP makes distributions in excess of tax distributions to its partners in any given year, the determination to pay dividends, if any, to our Class A common stockholders and Class B common stockholders will be made by our board of directors. Because our board of directors may or may not determine to pay dividends, our Class A common stockholders and Class B common stockholders may not necessarily receive dividend distributions relating to our pro rata share of the income earned by ICG LP, even if ICG LP makes such distributions to us.

As the result of a federal income tax election made by ICG LP applicable to our acquisition of ICG LP interests from the historic partners, the income tax basis of the assets of ICG LP underlying the interests we so acquire will be adjusted based upon the amount that we have paid for our ICG LP interests. This increase in tax basis will result in increased depreciation, amortization and other tax deductions that will be allocated solely for our benefit and will be taken into account in reporting our taxable income. We have entered into an agreement with ICGI Holdings, LLC to pay it 85% of the tax savings that we actually realize as the result of this basis increase. We will retain the remaining 15% of the realized tax savings.

Exchange Agreement

In connection with the Reorganization, the historic partners of ICG LP will receive common units of ICGI Holdings, LLC, which in turn will hold partnership units of ICG LP. For so long as ICGI Holdings, LLC holds ICG LP partnership units:

•	the number of outstanding common units of ICGI Holdings, LLC will equal the number of partnership units held by ICGI Holdings, LLC;

•	the number of outstanding shares of Class A common stock will equal the number of ICG LP partnership units held by the Company; and

•	the number of shares of Class A common stock outstanding plus the number of ICGI Holdings, LLC common units outstanding will equal the total number of ICG LP partnership units outstanding.

The relationships described in the above bullet points will ensure that each share of Class A common stock and each common unit of ICGI Holdings, LLC will represent the same beneficial economic interest in ICG LP, although the relative ownership percentages that we and ICGI Holdings, LLC have in ICG LP will change over time. The number of ICGI Holdings, LLC common units outstanding after the Reorganization will only increase to the extent necessary to maintain the economic parity between the Class A common stock and the ICGI Holdings, LLC common units in the event of a split, combination, stock dividend or other reclassification of the

Class A common stock. The common units of ICGI Holdings, LLC will not be immediately exchangeable for shares of our Class A common stock. Instead, the common units will become exchangeable at various times over the next four years following this offering at the option of the holder as described below.

On an annual basis, each member of ICGI Holdings, LLC may request that the exchangeable portion of its common units of ICGI Holdings, LLC (determined in accordance with the schedule set forth below) be exchanged by ICGI Holdings, LLC for shares of our Class A common stock on a one-to-one basis. Upon such a request by a member, ICGI Holdings, LLC will exchange partnership units of ICG LP with us in return for shares of our Class A common stock on a one-to-one basis. ICGI Holdings, LLC will then distribute such shares of our Class A common stock to the member requesting exchange and will cancel the common units of ICGI Holdings, LLC exchanged by such member. We have reserved for issuance              million shares of Class A common stock, which is the aggregate number of shares of Class A common stock expected to be issuable over time through such exchanges, assuming no anti-dilution adjustments based on combinations or divisions of our Class A common stock. The issuance of shares of our Class A common stock in exchange for ICG LP partnership units is expected to have a negligible economic effect on the existing holders of our Class A common stock, as the holders of our Class A common stock would then own a larger portion of ICG LP. While such transactions will have the effect of diluting your percentage ownership in us, because we will acquire an increased percentage ownership in ICG LP over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying ICG LP business.

In connection with this offering, up to     % of the historic partners’ beneficial ownership of ICG LP will be purchased for cash with a portion of the proceeds of this offering. In addition, the members of ICGI Holdings, LLC (other than non-employee members of ICGI Holdings, LLC, whose shares will not be subject to restriction other than as described under the section “Underwriting — No Sales of Similar Securities”) have agreed to a schedule which would allow them to exchange their common units of ICGI Holdings, LLC on a one-for-one basis for shares of our Class A common stock, utilizing the procedure described above, up to a maximum percentage of their common units of ICGI Holdings, LLC as follows:

•

32.5% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC (less the number of common units redeemed upon receipt and distribution by ICGI Holdings, LLC of proceeds of this offering as described under the caption “Use of Proceeds”) on the fourteen-month anniversary of this offering;

•	55% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC on the second anniversary of this offering;

•	77.5% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC on the third anniversary of this offering; and

•	100% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC on the fourth anniversary of this offering.

For example, assume for illustrative purposes only that a historic member received 1,000 ICGI Holdings, LLC common units in connection with such member’s contribution of Imperial Capital Group, LLC membership interests to ICGI Holdings, LLC. Upon completion of this offering, assuming that ICGI Holdings sells 10.0% of its ICG LP partnership units to the Company in connection with this offering, ICGI Holdings, LLC will redeem 10.0% of such member’s ICGI Holdings, LLC common units in exchange for payment to such member of its pro rata percentage of the proceeds received by ICGI Holdings, LLC for the ICG LP units. On the fourteen-month anniversary of this offering, such member will be able to exchange 22.5%, or 225, of its ICGI Holdings, LLC common units (32.5% less the 10.0% redeemed in connection with this offering). On the second anniversary, assuming the member exchanged all of its common units eligible for exchange during the first exchange period, such member would be able to exchange an additional 22.5%, or 225, of its ICGI Holdings,

LLC common units (55.0% less the 10.0% redeemed in connection with this offering and the 22.5% exchanged in the first exchange period). On the third anniversary, assuming such member exchanged all of its common units eligible for exchange during the first and second exchange periods, such member would be able to exchange an additional 22.5%, or 225, of its ICGI Holdings, LLC common units (77.5% less the 10.0% redeemed in connection with this offering and the 22.5% exchanged in each of the first and second exchange periods). On the fourth anniversary, assuming such member exchanged all of its common units eligible for exchange during the first, second and third exchange periods, such member would be able to exchange an additional 22.5%, or 225, of its ICGI Holdings, LLC common units (100% less the 10.0% redeemed in connection with this offering and the 22.5% exchanged in each of the first, second and third exchange periods).

To the extent members of ICGI Holdings, LLC do not exchange common units of ICGI Holdings, LLC on an exchange date, they retain the right to exchange such common units for Class A common stock utilizing the procedures described above and in the exchange agreement until all of the common units of ICGI Holdings, LLC have been exchanged for Class A common stock and all ICG LP partnership units held by ICGI Holdings, LLC have been conveyed to the Company.

If at any time after the consummation of this offering, Messrs. Reese and Wooster cease to be members of the executive committee of ICGI Holdings, LLC (other than voluntarily), they and their affiliates collectively cease to beneficially own 50.1% or more of the equity or voting securities of Imperial Capital Group Holdings, LLC, or they and their affiliates collectively cease to beneficially own 50.1% or more of the equity or voting securities of ICGI Holdings, LLC, then all ICG LP partnership units then held by ICGI Holdings, LLC will be exchanged for shares of our Class A common stock on a one-for-one basis without any further action by the members of ICGI Holdings, LLC and all of the outstanding shares of our Class B common stock will be cancelled. ICGI Holdings, LLC will then distribute to its members, on a pro rata basis, the shares of Class A common stock obtained on the exchange.

Voting

Each share of our Class A common stock will entitle its holder to one vote per share on all matters to be voted on by stockholders generally. Each share of Class B common stock will entitle its holder to the number of votes equal to the number of partnership units of ICG LP held by such holder divided by the total number of shares of Class B common stock then outstanding. Immediately after this offering, our Class B common stock will have approximately         % of the voting power of our company. This percentage will decrease proportionately over time to the extent that ICGI Holdings, LLC owns a smaller percentage of ICG LP as it exchanges partnership units of ICG LP for shares of our Class A common stock to be distributed to its members, as described in “—Exchange Agreement.” For example, assuming for illustrative purposes only that ICGI Holdings, LLC owns 30 million partnership units of ICG LP, it will be entitled to 300,000 votes for each of its shares of Class B common stock (30 million partnership units divided by 100 outstanding shares of Class B common stock) for a total of 30 million votes. If ICGI Holdings, LLC were to exchange 5 million partnership units of ICG LP pursuant to the exchange agreement leaving it with 25 million partnership units, it would then be entitled to 250,000 votes for each of its shares of Class B common stock (25 million partnership units divided by 100 outstanding shares of Class B common stock) for a total of 25 million votes.

Upon consummation of this offering, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will beneficially own a majority of the partnership units held by ICGI Holdings, LLC and Messrs. Reese and Wooster will be the sole members of the executive committee of ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to direct the voting of all outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions. To the extent that the members of ICGI Holdings, LLC, including Imperial Capital Group Holdings, LLC, do not exchange the limited partnership units of ICG LP they beneficially own for shares of our Class A common stock, the voting power of ICGI

Holdings, LLC will not decrease as described above and ICGI Holdings, LLC will continue to exercise control over those matters requiring stockholder approval. See “Risk Factors – Risks Related to Our Corporate Structure.”

All shares of Class B common stock will be cancelled by us on the first date upon which we own all of the outstanding partnership units of ICG LP.

Tax Receivable Agreement

In connection with this offering, we will purchase partnership units of ICG LP from ICGI Holdings, LLC for cash. In addition, ICG LP partnership units held by ICGI Holdings, LLC may be exchanged in the future for shares of our common stock. The initial purchase will, and the subsequent exchanges may, result in increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries that otherwise would not have been available. These increases in tax basis are expected to reduce the amount of taxable income that we are required to recognize as the result of our ownership of interests in ICG LP in the future.

We intend to enter into a tax receivable agreement with ICGI Holdings, LLC that will provide for the payment by us to ICGI Holdings, LLC for the benefit of the historic partners of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the realized tax benefits.

While we have no reason to believe that the tax benefits we expect to realize as the result of our purchase of partnership units of ICG LP from ICGI Holdings, LLC will be the subject of a challenge by the IRS or any other tax authority or, if made, that such a challenge would be successful, nevertheless, if such a challenge is made by a tax authority and adjustments to the amount of taxes that we owe result therefrom, reducing the reported tax benefits, such an adjustment to the tax benefits upon which any earlier tax benefit payment to ICGI Holdings, LLC was based will only be taken into account as an offset in computing the amount of future tax benefit payments pursuant to the tax receivable agreement. Such an offset will be our only means of recovering any overpayment of the tax benefits that we ultimately realize, as we have no direct recourse against ICGI Holdings, LLC under the tax receivable agreement in such circumstances.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of ICG LP attributable to our acquisition of partnership units of ICG LP from ICGI Holdings, LLC, and had we not entered into the tax receivable agreement.

The term of the tax receivable agreement will commence upon consummation of this offering and will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of the end of the taxable year that includes the 50th anniversary of our initial acquisition of interests in ICG LP, and the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale granted under the exchange agreement have terminated.

While the actual amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including the timing of our acquisitions of partnership units of ICG LP from ICGI Holdings, LLC, the extent to which such acquisitions are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries, the payments that we may make to ICGI Holdings, LLC for the benefit of the historic partners could be substantial. At the time of the closing of this offering, the increase in the tax basis attributable to our acquisition of partnership units of ICG LP, assuming an initial offering price of $         per share of

common stock (the midpoint of the range of initial public offering prices set forth on the cover of this prospectus) and our acquisition of approximately          partnership units of ICG LP from ICGI Holdings, LLC, is expected to be approximately $         million. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of the increase in tax basis to non-depreciable fixed assets and the rules relating to the amortization of intangible assets. Based on facts and assumptions applicable at the time of this offering, including that all subsequent acquisitions of ICG LP interests will occur in fully taxable transactions and a price equal to the assumed offering price of $         per partnership unit, the potential tax basis increase resulting from acquisitions of the ICG LP partnership units held by ICGI Holdings, LLC following the closing of this offering could be as much as $         million. The actual increase in tax basis will depend upon, among other factors, the price of shares of our Class A common stock at the time of the acquisition and the extent to which such exchanges are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

Registration Rights Agreement

Prior to the completion of this offering, we will enter into a registration rights agreement with ICGI Holdings, LLC and Imperial Capital Group Holdings, LLC pursuant to which we will be required to register shares of our Class A common stock issuable as a result of the exchanges described above under the caption “—Exchange Agreement.”

These registration rights will require us to seek to register on a primary basis all shares of our Class A common stock issuable to the historical partners pursuant to the exchange agreement (subject to certain limited exceptions) on a Registration Statement on Form S-3 between the date on which the Company becomes eligible to use Form S-3 and the date which is the 14 month anniversary of this offering, which we refer to as the primary registration. To the extent we do not effect the primary registration prior to the 14 month anniversary of this offering, we will be required to file a shelf registration statement covering the number of shares of Class A common stock issuable to the members of ICGI Holdings, LLC during the three year period following the anticipated date of effectiveness of the shelf registration statement, which we refer to as a shelf registration. Imperial Capital Group Holdings, LLC will have the right to require us to effect offerings under the primary or a shelf registration (and members of ICGI Holdings, LLC will have participation rights in such offerings), so long as the shares of Class A common stock offered pursuant to each such offering have an anticipated aggregate price to the public (before any underwriting discounts and commissions) of not less than $          million.

To the extent that the primary registration and shelf registrations are not then available, following the 14 month anniversary of this offering, Imperial Capital Group Holdings, LLC will have the right to demand an unlimited number of registrations of its shares of Class A common stock so long as each such demand offering has an estimated gross proceeds in excess of $          million. In addition, ICGI Holdings, LLC, on behalf of the its members, will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by Imperial Capital Group Holdings, LLC or certain registered offerings initiated by us.

The registration rights outlined above are subject to conditions and limitations, including the right of underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. Other than underwriting discounts and commissions, we will pay all registration expenses in connection with the registrations described above.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions, will be approximately $         million, or $         million if the underwriters exercise in full their option to purchase additional shares.

We intend to use approximately $         million of the net proceeds of this offering to purchase approximately          partnership units of ICG LP from ICGI Holdings, LLC. ICGI Holdings, LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, ICGI Holdings, LLC common units held by its members, who include certain of the directors and executive officers set forth in the table below. The purchase price for each ICGI Holdings, LLC common unit will be equal to the per share offering price in this offering, less per share underwriting discounts and commissions. The remaining $         million of the net proceeds of this offering will be contributed to ICG LP in exchange for approximately          additional partnership units. Of the $         million to be contributed to ICG LP, approximately $         million and $          million, respectively, will be made available as additional capital to each of Imperial Capital, LLC and Imperial Capital Loan Trading, LLC, the entity through which we engage in principal bank debt transactions. In addition, approximately $         million of such proceeds will be used to repay the outstanding balance under our revolving credit facility. The remaining $        million of the net proceeds will be used by ICG LP for general corporate purposes. As of September 30, 2009, $10 million was outstanding under the revolving credit facility at an interest rate of approximately 2.06%. Such amount was borrowed on July 22, 2009 and is being used for general corporate purposes. This facility terminates on November 9, 2010, however, a portion of the revolving credit facility, not to exceed $7.5 million, may be extended until November 9, 2014.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities, U.S. government securities and other marketable securities. We cannot predict whether the net proceeds invested will yield a favorable return.

The following table illustrates the expected application of the gross proceeds from this offering as described above. An additional $         million in estimated offering expenses will be borne by ICG LP.

(in millions)
Gross proceeds from offering	$
Underwriting fee	$
Net proceeds	$

Acquisition of partnership units of ICG LP from ICGI Holdings, LLC	$
Repayment of revolving credit facility	$
Additional capital for Imperial Capital, LLC	$
Additional capital for Imperial Capital Loan Trading, LLC	$
General corporate purposes	$

The following is a list of our directors and executive officers, together with the percentage and dollar amount of net proceeds each will receive as a result of our purchase of ICG LP partnership units from ICGI Holdings, LLC in exchange for a portion of the net proceeds of this offering and the subsequent use of such net proceeds by ICGI Holdings, LLC to redeem, on a pro rata basis, ICGI Holdings, LLC common units held by its members, who include certain of the directors and executive officers listed below.

Name	Title	% of Net Proceeds to be Received	Amount
(in millions)
Jason W. Reese(1)	Chairman and Chief Executive Officer	%	$
Randall E. Wooster(1)	President and Director	%	$
Mark C. Martis	Chief Operating Officer	%	$
Harry Chung	Chief Financial Officer	%	$
Michael J. Arougheti(2)	Director	N/A		N/A
John M. Baumer	Director	N/A		N/A
James H. Hugar	Director	N/A		N/A
Directors and executive officers as a group(1)(2)%			$

(1)	Includes units or Class A common stock owned by affiliates of Messrs. Reese and Wooster including Imperial Capital Group Holdings, LLC, an entity beneficially owned by Messrs. Reese and Wooster.
(2)

Excludes net proceeds to be received by ARCC Imperial LLC as a result of our purchase of ICG LP partnership units from ICGI Holdings, LLC in exchange for a portion of the net proceeds of this offering and the subsequent use of such net proceeds by ICGI Holdings, LLC to redeem certain ICGI Holdings, LLC common units held by ARCC Imperial LLC. Mr. Arougheti is an officer of ARCC Imperial Corporation, which is the sole member of ARCC Imperial LLC.

DIVIDEND POLICY

As a holding company for our interest in ICG LP, our ability to pay dividends is subject to the ability of ICG LP to provide cash to us through distributions of amounts in excess of our expense of operations. In accordance with ICG LP’s limited partnership agreement pursuant to which ICG LP will be governed, we, as the sole general partner of ICG LP, expect to cause ICG LP to make distributions to its partners, including us, to the extent necessary to enable such partners to pay taxes incurred with respect to their allocable shares of taxable income of ICG LP. Any distributions by ICG LP in excess of such tax distributions, and the declaration and payment of any future dividends by us, will be at the discretion of our board of directors and will depend on ICG LP’s strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of ICG LP to make distributions under the covenants in its revolving credit facility as described below), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as the sole general partner of ICG LP, considers to be relevant to such determination.

ICG LP’s revolving credit facility restricts ICG LP’s ability to make dividend payments or similar distributions to the partners of ICG LP in any given fiscal year unless ICG LP, prior to, as well as subsequent to, making such dividend payments or distributions, is in compliance with the financial covenants, as described under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”

ICG LP is taxable as a partnership and we are taxable as a corporation for U.S. federal income tax purposes. Therefore, as the sole general partner and owner of partnership units of ICG LP, we are subject to tax on our allocable share of taxable income of ICG LP, whether or not such income is distributed to us. Holders of our Class A common stock will not be taxed directly on the earnings of ICG LP. In general, any distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes. For more information regarding risk factors that could materially adversely affect our actual results of operations and our ability to pay any dividends, see “Risk Factors,” including “Risk Factors—We may not pay dividends on our Class A common stock at any time in the foreseeable future.” During 2007 and 2008, ICG LP made aggregate cash distributions to its historic partners in the amounts of $10.2 million and $6.3 million, respectively. As set forth in the table below, such distributions were made in five separate installments in each of 2007 and 2008. ICG LP has historically used only its earnings to make these distributions.

In September 2009, ICAM distributed to ICG LP, and ICG LP then distributed to the historic partners, certain non-core assets and liabilities in anticipation of this offering. These assets and liabilities included ICAM’s investment in Happy Camp Holdings, LLC, an entity which owns the Rustic Canyon Golf Course. As of June 30, 2009, this investment was carried on our books at $1,078,264. In addition, ICG LP guaranteed the Happy Camp Holdings, LLC’s obligations under a $1 million credit facility. This guarantee was assumed by the historic partners as part of the distributions. These assets and liabilities also included ICAM’s investment in City Ventures, LLC, a real estate investment entity. As of June 30, 2009, this investment was carried on our books at $375,000. In addition, future capital commitments to City Ventures, LLC in the aggregate amount of $2,405,000 were assumed by the historic partners as part of the distributions.

	Distributions from ICG LP
	2007	2008
	(in thousands)
Month
January	$—	$3,000.0
April	$3,053.2	$69.1
June	$48.6	$69.0
July	$4,000.0	$—
September	$3,047.5	$3,091.0
December	$50.1	$69.7

Total	$10,199.4	$6,298.8

In January, April, June and September 2009, ICG LP made cash distributions to the historic partners in the amounts of approximately $3.2 million, $3.6 million, $3.6 million and $3.6 million, respectively.

DILUTION

Purchasers of shares of Class A common stock in this offering will experience immediate and substantial dilution to the extent of the difference between the pro forma net tangible book value of the Class A common stock and the initial public offering price. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our Class A common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering. Dilution results from the fact that the initial public offering price is substantially in excess of the net tangible book value per share effectively attributable to historic partners of ICG LP. Our net tangible book value at September 30, 2009 was approximately $30.2 million. Our pro forma net tangible book value at September 30, 2009, after giving effect to the Reorganization, was $             million, or $             per share of our Class A common stock, assuming we purchased all ICG LP partnership units held by ICGI Holdings, LLC and issued              shares of Class A common stock to public stockholders, as of the date of this offering.

After giving effect to the sale of              shares of our Class A common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the range set forth on the front cover of this prospectus, and after deducting the underwriting fee and estimated offering expenses, our pro forma net tangible book value would have been $             million, or $             per share, assuming we purchased all ICG LP partnership units held by ICGI Holdings, LLC and issued              shares of Class A common stock to public stockholders, as of the date of this offering. This represents an immediate decrease in pro forma net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to investors purchasing our Class A common stock in this offering. The following table illustrates this per share dilution:

Per Share
Initial public offering price per share		$
Pro forma net tangible book value per share at September 30, 2009	$
Change in pro forma net tangible book value per share attributable to this offering	$

Pro forma net tangible book value per share after this offering		$

Dilution per share to new investors		$

The following table summarizes on a pro forma basis as of September 30, 2009, after giving effect to this offering, the total number of shares of Class A common stock purchased from us and the total consideration and the average price per share paid by historic partners of ICG LP and by investors participating in this offering, assuming we purchased all ICG LP partnership units held by ICGI Holdings, LLC and issued a corresponding number of shares of our Class A common stock to public stockholders, as of the date of this offering:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Historic partners			%	$		%	$
New investors			%	$		%	$

Total		100%			$100%

The number of shares of our Class A common stock outstanding after this offering as shown above is based on the number of shares outstanding as of September 30, 2009, and excludes up to              shares of our common stock that are issuable in the future upon exchange of ICG LP partnership units and              restricted shares of our Class A common stock that are issuable in the future pursuant to post-offering equity incentive grants. See “The Reorganization Transactions and Our Organizational Structure” and “Executive Compensation—2010 Equity Incentive Plan.”

A $1.00 increase (decrease) in the assumed offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus and after deducting the estimated underwriting fee payable by us.

CAPITALIZATION

The following table sets forth:

•	the capitalization of ICG LP on an actual basis as of September 30, 2009; and

•

the capitalization of ICG LP on an as adjusted basis, giving effect to (1) the Reorganization as if it had occurred on September 30, 2009, (2) the sale of              shares of our Class A common stock in this offering and (3) our receipt of the estimated $             million in net proceeds from this offering, assuming the shares are offered at $         per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting fee, and the application of $         million of those net proceeds to acquire partnership units of ICG LP, as described under “Use of Proceeds.”

You should read the unaudited financial information in this table together with the “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our historical consolidated financial statements and our unaudited pro forma consolidated financial statements, along with the notes thereto, included elsewhere in this prospectus.

	As of September 30, 2009
	Actual		As adjusted
	(in thousands)
Debt:
Revolving credit facility(1)		$10,000		$—

Total long-term debt		10,000		—
Redeemable members’ equity		24,372		—
Members’ equity		10,472		—
Stockholders’ equity(2)
Common stock—Class A, $0.01 par value: 100 shares authorized and no shares issued or outstanding, actual; 500,000,000 shares authorized and issued and outstanding pro forma as adjusted		—
Common stock—Class B, $0.01 par value: 100 shares authorized and 100 shares issued and outstanding, actual; 100 shares authorized and 100 issued and outstanding, pro forma as adjusted		—
Paid-in capital(3)		—
Total redeemable members’ equity and members’ equity		—		—
Total Imperial Capital Group, Inc. equity		—		—
Noncontrolling interest		—		—

Total capitalization(3)	$		$

(1)	On May 9, 2007, ICG LP entered into a $25.0 million revolving credit facility.
(2)

Excludes approximately              restricted shares of our Class A common stock that are to be issued over time in connection with our equity incentive plan. See “The Reorganization Transactions and Our Organizational Structure” and “Executive Compensation—2010 Equity Incentive Plan.”

(3)

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of paid-in capital and total capitalization by $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma consolidated financial data set forth below for the year ended December 31, 2008 and for the nine months ended September 30, 2009 are derived from Imperial Capital Group, LLC’s historical audited consolidated financial statements, included elsewhere in this prospectus.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and the unaudited pro forma consolidated statement of financial condition as of September 30, 2009 present the consolidated results of operations and financial position of Imperial Capital Group, Inc. giving effect to the transactions described under “The Reorganization Transactions and Our Organizational Structure” having been completed as of January 1, 2008 with respect to the unaudited pro forma consolidated statement of operations and as of September 30, 2009 with respect to the unaudited pro forma statement of financial condition. Upon completion of the Reorganization, the consummation of this offering and our acquisition of partnership units of ICG LP from ICGI Holdings, LLC using a portion of the net proceeds of this offering, we will become the sole general partner of Imperial Capital Group, L.P. and, as such, will continue to operate and control all of the business and affairs of Imperial Capital Group, L.P. and its subsidiaries and will be able to consolidate Imperial Capital Group, L.P.’s financial results into our financial statements. We will reflect ICGI Holdings, LLC’s ownership interests of Imperial Capital Group, L.P. as net income attributable to noncontrolling interest in our statement of financial condition and statement of operations. Our historical results are those of Imperial Capital Group, LLC. Giving effect to the Reorganization and this offering, our net income, after excluding the ICGI Holdings, LLC net income attributable to noncontrolling interest, will represent approximately         % of Imperial Capital Group, L.P.’s net income, and similarly, outstanding shares of our Class A common stock will represent approximately         % of the outstanding partnership units of Imperial Capital Group, L.P.

The Imperial Capital Group, Inc. pro forma adjustments principally give effect to the Reorganization described under “The Reorganization Transactions and Our Organizational Structure” as well as the following items:

•

the termination of the management agreement with Imperial Capital Group Holdings, LLC and the execution of employment agreements with Messrs. Reese and Wooster paying them annual salaries of $1,000,000 in connection with this offering;

•

net income attributable to noncontrolling interest reflecting ownership of approximately     % of the Imperial Capital Group, L.P. partnership units by those other than us immediately after this offering; and

•	a provision for corporate income taxes at an effective tax rate of 42%.

•

this offering and our use of a portion of the net proceeds to purchase ICG LP partnership units and to repay the outstanding balance under our revolving credit facility as described in “Use of Proceeds.”

The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Reorganization and this offering been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

You should read the following selected historical consolidated financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data” and the Imperial Capital Group, LLC historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31, 2008						Nine months ended September 30, 2009
	Historical	Adjustment for the Reorganization and Offering			Imperial Capital Group, Inc. Pro Forma		Historical	Adjustment for the Reorganization and Offering			Imperial Capital Group, Inc. Pro Forma
	(in thousands, except per share data)
Consolidated Statements of Operations:
Revenues:
Commissions	$56,190		—			$56,190	$51,407		—			$51,407
Investment banking	33,035		—			33,035	31,215		—			31,215
Principal transactions	(1,818)		—			(1,818)	2,301		—			2,301
Interest, dividends and other	1,857		—			1,857	791		—			791

Total revenues	89,264		—			89,264	85,714		—			85,714

Expenses:
Compensation and benefits	61,830		(8,092	)(1)		53,738	58,065		(10,953	)(1)		47,112

Non compensation expenses:
Clearing and transaction costs	1,823		—			1,823	1,421		—			1,421
Technology and market data costs	2,178		—			2,178	2,047		—			2,047
Facility costs	2,469		—			2,469	1,807		—			1,807
Business development	2,366		—			2,366	2,193		—			2,193
Depreciation and amortization	3,480		—			3,480	2,369		—			2,369
Professional fees	3,349		—			3,349	1,096		—			1,096
Other	2,617		—			2,617	2,771		—			2,771

Non compensation expenses	18,282		—			18,282	13,704		—			13,704

Total expenses	80,112		(8,092)			72,020	71,769		(10,953)			60,816

Income before income taxes	9,152		8,092			17,244	13,945		10,953			24,898
Provision for taxes	—			(2)			—			(2)

Net income	$9,152	$			$		$13,945	$			$
Net income attributable to noncontrolling interest				(3)						(3)
Net income attributable to Imperial Capital Group, Inc.
Weighted average units of Class A units outstanding:
Basic	147,998						145,448
Diluted	147,998						145,448
Weighted average shares of Class A common stock outstanding:
Basic
Diluted
Net income available to holders of Class A units per unit:
Basic	$61.08				$		$95.84				$
Diluted	$61.08				$		$95.84				$
Net income per share attributable to Imperial Capital Group, Inc. common shareholders:
Basic
Diluted

(1)	Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, has been primarily compensated pursuant to a management agreement based on our operating cash flow. In connection with this offering and as part of the Reorganization, the management agreement will be terminated, and Messrs. Reese and Wooster will enter into employment agreements which will dictate their new compensation arrangement, including salary and bonus. Accordingly, our historical compensation and benefits expenses are not comparable to, and are higher than, the compensation and benefits expenses we expect to incur after this offering.

	Year ended December 31, 2008	Nine months ended September 30, 2009
	(dollars in thousands)
Compensation and benefits without management agreement or Reese/Wooster salary	$51,738	$45,612
Reese/Wooster salary	2,000	1,500

Pro forma compensation and benefits	53,738	47,112
Historical compensation and benefits	61,830	58,065

Total pro forma compensation and benefits expense adjustment	$(8,092)	$(10,953)

We have excluded from the calculation of pro forma compensation and benefits any discretionary bonus payable to Messrs. Reese and Wooster under their employment agreements, as the amounts of such bonuses are not ascertainable at this time.

Following this offering, our policy will be to set our total employee compensation and benefits expenses at a target level of approximately 55% of our total revenues. However, we may record compensation and benefits expenses in excess of this percentage. The following shows an estimate of what our compensation and benefits would have been, had our total employee compensation and benefits been at our target level of 55% of our total revenues:

	Year ended December 31, 2008	Nine months ended September 30, 2009
	(dollars in thousands)
Historical total revenues	$89,264	$85,714
Target compensation and benefit expense ratio	55%	55%

Compensation and benefit expense at targeted 55% threshold	$49,095	$47,143

Pro forma compensation and benefits	$53,738	$47,112

Historical compensation and benefits	$61,830	$58,065

(2)	As a limited liability company prior to the Reorganization, we were generally not subject to income taxes except in local jurisdictions. An adjustment has been made to increase our effective tax rate to approximately 42% that assumes that Imperial Capital Group, Inc. is taxed as a C corporation at the statutory rates apportioned to each state, local and/or foreign tax jurisdiction and is reflected net of U.S. federal tax benefit. The holders of partnership units of Imperial Capital Group, L.P., including Imperial Capital Group, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Imperial Capital Group, L.P. In accordance with the partnership agreement pursuant to which Imperial Capital Group, L.P. will be governed, we intend to cause Imperial Capital Group, L.P. to make pro rata cash distributions to its partners, including the historic partners of ICG LP and Imperial Capital Group, Inc., for purposes of funding their tax obligations in respect of the income of Imperial Capital Group, L.P. that is allocated to them.

	Year ended December 31, 2008	Nine months ended September 30, 2009
(dollars in thousands)
Pro forma income before income taxes	$	$
Less: income attributable to noncontrolling interest

Income attributable to Imperial Capital Group, Inc.
Pro forma effective tax rate	42%	42%

Total pro forma provision for tax adjustment	$	$

(3)

Reflects an adjustment to record the         % noncontrolling interest of historic partners’ partnership units of Imperial Capital Group, L.P. The partnership units of Imperial Capital Group, L.P. are, subject to certain limitations, exchangeable into shares of Class A common stock of Imperial Capital Group, Inc. on a one-for-one basis. Imperial Capital Group, Inc.’s interest in Imperial Capital Group, L.P. is within the scope of accounting guidance issued by the

FASB on the topic of determining whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights. Although Imperial Capital Group, Inc. will initially have a minority economic interest in Imperial Capital Group, L.P., as the sole general partner it will control the management of Imperial Capital Group, L.P., and although ICGI Holdings, LLC will initially have an economic majority of Imperial Capital Group, L.P., it will not have the right to dissolve the partnership or to remove the general partner or the right to participate in management decisions, and therefore will lack the ability to control Imperial Capital Group, L.P. Accordingly, we will consolidate Imperial Capital Group, L.P. and record a noncontrolling interest for the economic interest in Imperial Capital Group, L.P. held directly by ICGI Holdings, LLC.

	Year ended December 31, 2008			Nine months ended September 30, 2009
(dollars in thousands)
Pro forma net income		$21,887			$24,867
Economic interest % of historic partners of Imperial Capital Group, LP			%			%

Total pro forma net income attributable to noncontrolling interest adjustment	$			$

	As of September 30, 2009
	Imperial Capital Historical	Adjustment for Formation		Imperial Capital Post Formation	Adjustment for Offering		Imperial Capital Pro Forma
	(in thousands)
Pro Forma Statement of Financial Condition:
Assets:
Cash and cash equivalents	$29,396			$29,396		(2)(3)
Investments	14,646			14,646
Corporate finance fees receivable	5,471			5,471
Bank debt receivable	2,217			2,217
Fixed assets, net	7,318			7,318
Other intangibles	365			365
Goodwill	4,305			4,305
Other assets	1,237			1,237

Total assets	$64,955	$—		$64,955

Liabilities and Members’ Equity

Liabilities:
Commissions and fees payable	$5,482			$5,482
Accounts payable and accrued liabilities	12,909			12,909
Credit facility	10,000			10,000		(3)
Unsecured subordinated notes and related interest	402			402
Bank debt payable	1,318			1,318

Total liabilities	30,111	—		30,111

Commitments and Contingencies:

Redeemable members’ equity	24,372	(24,372	)(1)
Members’ equity	10,472	(10,472	)(1)
Stockholders’ equity
Common stock—Class A						(2)
Common stock—Class B		333	(1)	333		(2)
Paid-in capital		34,511	(1)	34,511		(2)(4)

Total Imperial Capital Group, Inc. equity	—	—		34,844
Noncontrolling interest						(4)

Total equity	10,472	—		34,844
Total liabilities, redeemable members’ equity and total equity	$64,955	$—		$64,955

Pro forma shares of Class A common stock outstanding

(1)	Reflects the issuance of shares of Class A common stock to the historic partners of ICG LP in exchange for partnership units of ICG LP.
(2)

Reflects the net proceeds from sale and issuance by us of          shares of Class A common stock pursuant to this offering at the initial public offering price of $         per share of Class A common stock, less underwriting and commissions and estimated expenses payable in connection with this offering and the related transactions.

(3)	Reflects repayment of the outstanding balance on our revolving credit facility.
(4)

Reflects a noncontrolling interest adjustment for the ownership of ICG LP partnership units held directly by ICGI Holding, LLC, assuming          shares of Class A common stock are issued in connection with this offering. ICG LP partnership units are exchangeable on a one-for-one basis for shares of our Class A common stock subject to certain restrictions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial and other data for all periods presented. The selected historical consolidated financial data for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 have been derived from Imperial Capital Group, LLC’s audited consolidated financial statements. The audited consolidated statements of financial condition as of December 31, 2007 and 2008 and the audited consolidated statements of operations for the years ended December 31, 2006, 2007 and 2008 are included elsewhere in this prospectus. The historical audited consolidated statements of financial condition as of December 31, 2004, 2005 and 2006 and the historical audited consolidated statements of operations for the years ended December 31, 2004 and 2005 are not included in this prospectus. The selected historical consolidated financial data as of and for the nine month periods ended September 30, 2008 and 2009 have been derived from the unaudited and audited, respectively, consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial condition and results of operations are not necessarily indicative of the financial condition or results of operations as of any future date or for any future period.

As discussed in note 17 to our consolidated financial statements included elsewhere in this prospectus, the summary historical consolidated financial data have been restated for the adoption of FASB guidance regarding Classification and Measurement of Redeemable Securities. The summary consolidated historical statements of financial condition reflect the redeemable members’ capital as temporary equity, which is required under certain accounting guidance for public company reporting. Such guidance did not apply historically to Imperial Capital Group, LLC as a private company.

The selected consolidated historical financial statements do not reflect what our results of operations and financial condition would have been had we been a stand-alone, public company for the periods presented. Specifically, the selected historical consolidated results of operations do not give effect to:

•

The Reorganization, which is described in more detail elsewhere in this prospectus in the sections entitled “The Reorganization Transactions and our Organizational Structure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•

U.S. corporate federal income taxes. For all periods presented Imperial Capital Group, LLC operated principally through subsidiaries in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Imperial Capital Group, LLC has not been subject to U.S. federal income taxes on its income. Taxes related to income earned by partnerships represent obligations of the individual partners.

•	Net income attributable to noncontrolling interest reflecting ownership of approximately % of the Imperial Capital Group, L.P. partnership units by those other than us immediately after this offering.

You should read the following selected historical consolidated financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Data” and the Imperial Capital Group, LLC historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,					Nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(in thousands, except per share data)
Consolidated Statements of Operations:
Revenues:
Commissions	$49,986	$45,864	$52,215	$50,875	$56,190	$35,560	$51,407
Investment banking	13,887	13,749	21,855	33,836	33,035	27,072	31,215
Principal transactions	2,885	3,658	3,824	(122)	(1,818)	(276)	2,301
Interest, dividends and other	598	712	1,285	2,624	1,857	1,515	791

Total revenues	67,356	63,983	79,179	87,213	89,264	63,871	85,714

Expenses:
Compensation and benefits	43,746	40,576	52,519	59,488	61,830	44,504	58,065

Non compensation expenses:
Clearing and transaction costs	2,053	1,856	1,789	1,766	1,823	1,314	1,421
Technology and market data costs	1,964	2,088	1,843	1,831	2,178	1,597	2,047
Facility costs	1,052	1,140	1,194	3,626	2,469	1,864	1,807
Business development	1,092	1,130	1,339	1,830	2,366	1,565	2,193
Depreciation and amortization	737	739	732	2,042	3,480	2,509	2,369
Professional fees	872	1,630	1,711	1,298	3,349	2,024	1,096
Other	3,270	3,089	5,770	4,159	2,617	1,820	2,771

Non compensation expenses	11,040	11,672	14,378	16,552	18,282	12,693	13,704

Total expenses	54,786	52,248	66,897	76,040	80,112	57,197	71,769

Net income	$12,570	$11,735	$12,282	$11,173	$9,152	$6,674	$13,945

Weighted average units of Class A units outstanding:
Basic	148,167	148,238	150,816	151,821	147,998	149,940	145,448
Diluted	148,167	148,238	150,816	151,821	147,998	149,940	145,448

Net income available to holders of Class A units per unit:
Basic	$84.84	$79.16	$81.42	$73.56	$61.08	$44.48	$95.84
Diluted	$84.84	$79.16	$81.42	$73.56	$61.08	$44.48	$95.84

	As of December 31,					As of September 30, 2009
	2004	2005	2006	2007	2008
	(in thousands, except statistical data)
Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$12,612	$13,826	$17,478	$25,178	$24,645	$29,396
Total assets	25,622	26,531	31,004	50,101	51,945	64,955
Total liabilities	6,544	9,152	11,731	14,932	15,862	30,111
Redeemable members’ equity	5,235	5,055	5,655	25,042	23,835	24,372
Members’ equity	13,843	12,324	13,618	10,127	12,248	10,472
Selected Statistical Data (unaudited):
Number of employees	89	91	115	143	147	156

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following should be read in conjunction with the “Selected Historical Consolidated Financial Data,” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading “Risk Factors” and elsewhere in this prospectus.

Overview

We are an independent, full-service investment bank offering a uniquely integrated platform of diverse products and services. We offer sophisticated sales and trading services to institutional investors and a wide range of investment banking advisory, capital markets and restructuring services to middle market corporate clients. We also provide proprietary research across a company’s capital structure, including bank debt, debt securities, hybrid securities, preferred and common equity and special situations claims. The integration of our complementary business activities allows us to provide superior service and solutions for our clients and presents opportunities to leverage client relationships to increase transaction volumes and revenues across our platform. We believe this diversified and integrated business model has reduced the volatility of our results over various market and economic cycles and has positioned us well for future growth.

We have diversified our revenues by service, product and industry, which has allowed us to be consistently profitable each year since 1999 through a variety of economic and capital market environments, including the recent recession. We earn commissions on our institutional sales and trading activities for executing trades for institutional investors across a range of asset classes. In our investment banking group, we earn fees for providing capital raising and financial advisory services as well as recurring retainers and success-based fees in our restructuring practice. Our annual revenues increased at a compound annual growth rate of 12.0% from $64.0 million for the year ended December 31, 2005 to $89.3 million for the year ended December 31, 2008. For the nine months ended September 30, 2009, our revenues increased 34.2% over the same period in 2008, from $63.9 million for the nine months ended September 30, 2008 to $85.7 million for the nine months ended September 30, 2009.

Overview of Reorganization Transactions and Our Organizational Structure

Our business is presently conducted by subsidiaries of Imperial Capital Group, LLC and currently is indirectly majority owned by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates. Immediately prior to the consummation of this offering, Imperial Capital Group, LLC and its members will consummate a series of transactions, which we collectively refer to in this prospectus as the “Reorganization.” The Reorganization will consist of the following steps:

•	The membership interests in Imperial Capital Group, LLC, which have been issued in multiple classes, will be converted into a single class of membership units.

•

Imperial Capital Group Holdings, LLC’s interest in the management agreement will be assigned to Imperial Capital Group, LLC in exchange for                          newly issued membership interests of Imperial Capital Group, LLC, which will increase Imperial Capital Group Holdings, LLC’s controlling interest in Imperial Capital Group, LLC and dilute the other members of Imperial Capital Group, LLC accordingly. Imperial Capital Group, LLC will then terminate the management agreement.

•

The members of Imperial Capital Group, LLC will then transfer and convey their membership interests of Imperial Capital Group, LLC to a new holding company, ICGI Holdings, LLC, in exchange for membership interests in that new holding company on a one-for-one basis. To maintain the tax status of Imperial Capital Group, LLC as a partnership, this transfer will occur in two stages. Prior to the consummation of this offering, the historic partners other than Imperial Capital Group Holdings, LLC will transfer all of their membership interests in Imperial Capital Group, LLC to the new holding company, and Imperial Capital Group Holdings, LLC will transfer all but                          of its membership interests in Imperial Capital Group, LLC to the new holding company. On the first business day after the consummation of this offering, Imperial Capital Group Holdings, LLC will transfer its remaining interests in Imperial Capital Group, LLC to the new holding company.

•

Next, ICGI Holdings, LLC will convert Imperial Capital Group, LLC into a Delaware limited partnership, Imperial Capital Group, L.P., and each membership interest in Imperial Capital Group, LLC will be converted into a limited partnership unit of ICG LP. Upon this conversion, ICGI Holdings, LLC will own all of the partnership units of ICG LP, other than the                          membership interests to be transferred to it on the first business day after the consummation of this offering as described in the bullet immediately above, which will have been converted into partnership units upon the conversion of Imperial Capital Group, LLC to Imperial Capital Group, L.P. The current members of Imperial Capital Group, LLC will maintain the same proportional interest in ICGI Holdings, LLC that they had in Imperial Capital Group, LLC immediately prior to the Reorganization, except that Imperial Capital Group Holdings, LLC’s proportionate interest will increase, and the other historic partners’ proportionate interests will decrease, as a result of the issuance of                          membership units upon termination of the management agreement as described above. ICG LP will own and have succeeded to all of the business and assets of Imperial Capital Group, LLC.

As a result of the Reorganization, Imperial Capital Group Holdings, LLC will obtain a controlling interest in ICGI Holdings, LLC, and Messrs. Reese and Wooster will become the sole members of the executive committee of ICGI Holdings, LLC.

Following the Reorganization, we will effect the following transactions:

•

On the day of consummation of this offering, we will use $                 million of the net proceeds of this offering, assuming the shares are offered at $                , which is the midpoint of the range set forth on the cover page of this prospectus, to acquire approximately                  partnership units of ICG LP from ICGI Holdings, LLC, which ICGI Holdings, LLC obtained as a result of the Reorganization. ICGI Holdings, LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, ICGI Holdings, LLC common units held by its members. As a result of the redemptions, the members of ICGI Holdings, LLC, who are the historic members of Imperial Capital Group, LLC, will receive liquidity for a portion of their membership interests in Imperial Capital Group, LLC. The per unit purchase price of the ICG LP units that we acquire will equal the per share offering price of the Class A common stock in this offering, less per share underwriting discounts and commissions.

•	Upon our purchase of the partnership units of ICG LP from ICGI Holdings, LLC, ICGI Holdings, LLC will resign as sole general partner of ICG LP and we will become the sole general partner of ICG LP.

•

On the next business day following the consummation of this offering, we will use the remaining net proceeds of this offering to acquire                  additional partnership units of ICG LP directly from ICG LP. The contribution of the remaining net proceeds of this offering to ICG LP will provide funding for our operations as described in the section entitled “Use of Proceeds.” In addition, on the next business day following the consummation of this offering, Imperial Capital Group Holdings, LLC will transfer its remaining                      ICG LP units to ICGI Holdings, LLC.

•

As a result of the Reorganization and our acquisition of partnership units of ICG LP, we will become a holding company whose sole asset will be a controlling equity interest in ICG LP. As the sole general partner of ICG LP, we will operate and control all of the business and affairs of ICG LP and, through ICG LP and its operating subsidiaries, will conduct the business conducted prior to this offering by the operating subsidiaries included in our historical consolidated financial statements. In addition, we will be able to consolidate ICG LP’s financial results into our consolidated financial statements. ICGI Holdings, LLC’s ownership in ICG LP will be accounted for as net income attributable to noncontrolling interest in our consolidated financial statements after this offering. Net profits, net losses and distributions of ICG LP will be allocated and made to its partners pro rata in accordance with the respective percentages of their partnership units of ICG LP. After giving effect to the Reorganization and the other transactions described above, all of the partnership units of ICG LP will be owned either by us or by ICGI Holdings, LLC and will be identical and have the same rights.

Prior to the Reorganization, as a private company, business management services were provided to ICG LP by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, pursuant to a management agreement. In exchange for those services, the management agreement stipulated that ICG LP pay to Imperial Capital Group Holdings, LLC a monthly fee of $100,000, a quarterly fee equal to 40% of ICG LP’s operating cash flow for each quarter and reimbursement for the provision by Imperial Capital Group Holdings, LLC of medical, dental and life and disability insurance benefits and matching amounts under ICG LP’s 401(k) plan to Messrs. Reese and Wooster. These payments were historically reflected in annual compensation expense. In connection with this offering and as part of the Reorganization, the management agreement will be terminated and Messrs. Reese and Wooster will enter into employment agreements with ICG LP. As such, historical compensation is higher than is currently contemplated post-reorganization and is not reflective of management’s compensation intentions going forward and therefore not relevant for comparison purposes.

Prior to the Reorganization, as a limited liability company, we were generally not subject to income taxes except in local jurisdictions.

As a result of this offering, we will no longer be a private company and our costs for such items as insurance, accounting and legal advice will increase. We will also incur costs which we have not previously incurred for director fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act of 2002 and new rules implemented by the SEC and the NYSE, and various other costs of a public company.

Business Environment

Many external factors affect our revenues and profitability, including economic and market conditions, the level and volatility of interest rates, inflation, political events, investor sentiment, legislative and regulatory developments and competition. These factors influence trading volumes and valuations in secondary financial markets, which together with commission rates and pricing spreads affect our sales and trading activities. These same factors also influence levels of debt and equity capital raising, restructuring opportunities and merger and acquisition activity, which affect our investment banking activities. These business environment factors are unpredictable and beyond our control, and may cause our earnings to fluctuate significantly from year to year and quarter to quarter.

External factors and market trends have varying effects on our diverse business activities. A change in economic conditions, interest rates, legislative and regulatory developments or any other external factor may have a positive, negative or neutral effect on our overall revenue and earnings during a given period. Revenue generated through our sales and trading activities is less dependent on the direction of the debt and equity markets than it is on the amount of volatility in the markets, which typically drives trading volumes. During periods of economic expansion, revenue generated from our capital raising activities generally increases while revenue from our restructuring activity generally declines. The opposite is true during periods of economic contraction, where a higher number of corporate defaults lead to increased restructuring opportunities. In general, revenue from our merger and acquisition advisory activities fluctuates between transactions involving healthy and growing companies during periods of economic expansion to transactions involving distressed companies during periods of economic contraction but does not increase or decrease linearly with periods of economic expansion or contraction.

Real GDP growth of 2.7%, a favorable interest rate environment and strong financial sponsor-backed merger and acquisition activity contributed to record levels of new issuance of fixed income securities in 2006. According to Thomson Financial, U.S. dollar-denominated proceeds raised in high yield corporate debt issuances increased 52% between 2005 and 2006, from $100 billion to $152 billion. Thomson Financial reported that total announced merger and acquisition volumes in the U.S. region increased 28% between 2005 and 2006, from $1.15 trillion to $1.48 trillion. U.S. middle market announced merger and acquisition transactions, which Thomson Financial defines as deals with a transaction value less than or equal to $500 million, increased 16% between 2005 and 2006, from total announced volume of $229 billion to $267 billion.

While U.S. and global equity markets were positive in 2007, concerns over inflation, a possible recession, volatile energy costs and geopolitical issues became increasingly pronounced. Real GDP growth declined 22.2% to 2.1% in 2007. During the second half of 2007, turmoil initially limited to the subprime mortgage market spread to other areas of the credit markets. As a result, spreads relative to comparable treasuries widened across all fixed income products. The tightening of the credit markets meaningfully impacted U.S. denominated high yield debt issuance, with volumes declining nearly 10%, to $137 billion. Despite significantly reduced merger and acquisition volumes during the second half of 2007, U.S. transaction volumes for the full year increased 6% over 2006 levels, from $1.48 trillion to nearly $1.57 trillion. However, middle market merger and acquisition volumes in the U.S. region declined 6%, from $267 billion in 2006 to $249 billion in 2007, according to Thomson Financial. The decrease in middle market transaction volumes led to a decrease in our merger and acquisition advisory revenue in 2007 as compared to 2006. However, the tightening of the credit markets contributed to an increase in our revenue from restructuring advisory assignments as compared to 2006. While general market trends in the financing markets were negative during 2007, our capital markets activity increased in 2007 as compared to 2006.

During the first half of 2008, the U.S. entered a recession. Real GDP growth slowed to 0.4% for the full year 2008. Concerns regarding future economic growth and corporate earnings created uncertainty in the capital markets. Fixed income and equity markets experienced unprecedented levels of volatility and broad-based declines in asset prices in the face of an abrupt decrease in liquidity, particularly in the fourth quarter of 2008. The financial services industry was altered dramatically over the course of the year with the bankruptcy of Lehman Brothers Holdings Inc., the consolidation of major financial institutions, the federal government assuming a conservatorship role of both the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association and the conversion of Goldman Sachs Group, Inc. and Morgan Stanley into bank holding companies. In early October 2008, the Emergency Economic Stabilization Act of 2008 was enacted, which enabled the U.S. Department of the Treasury (the “U.S. Treasury”) to purchase mortgage-related and other troubled assets from U.S. financial institutions. U.S. denominated high yield issuance experienced a precipitous decline of 73%, with volume declining from $137 billion in 2007 to $37 billion in 2008. Merger and acquisition announcements in the U.S. declined 37% to $0.99 trillion, with middle market volumes declining 28% to $178 billion. Despite the large decrease in transaction volumes, our merger and acquisition revenues increased substantially in 2008, primarily as a result of the acquisition of certain assets and the assumption of certain liabilities of USBX Advisory Services, LLC, a middle market mergers and acquisitions advisory firm, in December 2007 (the “USBX Transaction”). The recession and continuing turmoil in the financial services industry contributed to an increase in restructuring activity in 2008 as compared to 2007. As restructuring activity increased, capital markets activity declined which was consistent with our experience.

Deterioration of the global capital markets continued into the first quarter of 2009, as evidenced by the bottoming of major equity indices in March 2009. Real GDP contracted by 6.4% on an annualized basis in the first quarter, although the rate of contraction moderated to 0.7% on an annualized basis in the second quarter of 2009. After several successive quarters of contraction, real GDP expanded in the third quarter with growth of 2.8%. The improving macroeconomic environment was represented in almost all asset classes. The Dow Jones Industrial Average, the NASDAQ, the S&P 500 and the KBW Bank Index increased approximately 47%, 64%, 55% and 156%, respectively, between March 6, 2009 and September 30, 2009. The Merrill Lynch U.S. High Yield BB index gained 29.2% between March 6, 2009 and September 30, 2009. Despite the broad recovery in the capital markets, corporate default rates remained elevated. High yield corporate defaults increased to a 12.3% rate on an annualized basis during September 2009, surpassing the post-depression record high of 12.2% reached in July 1991, according to Moody’s. Activity in the primary debt markets increased during the second and third quarters. Thomson Financial reported that global high yield issuance was $47.5 billion in the third quarter of 2009, down from $50.1 billion in the second quarter but still the third highest quarterly volume on record. Much of this volume was driven by the refinancing needs of corporate issuers. Merger and acquisition volumes continued to be depressed in the United States, with announced transaction volume of $601 billion in the first nine months of 2009, a 46% decline from the first nine months of 2008. While transaction volumes remained depressed, our merger and acquisition revenues increased slightly during the nine months ended September 30, 2009 as compared to the same period in 2008. The record increase in corporate defaults increased the number of opportunities on which we were able to assist and advise our clients. Consequently, we were able to increase revenues from our restructuring assignments during the nine months ended September 30, 2009 as compared to the same period in 2008. Despite a modest increase in activity in the primary debt markets, overall activity remained low and our capital markets revenue decreased during the nine months ended September 30, 2009 as compared to the same period in 2008.

Components of Revenues

We operate our business as a single segment; however, we derive revenues primarily from commissions generated by institutional sales and trading and our fees from investment banking and restructuring activities.

Commissions

Institutional sales and trading generate commissions by executing transactions in fixed income and equity securities. The results of activities that support the facilitation of client orders, including matched trading transactions in fixed income and equity securities in which buyers and sellers are identified, are classified as commissions. Commissions and related clearing and transaction costs are recorded on a trade date basis as securities transactions occur.

Investment Banking

We earn investment banking fees from financial advisory services, which include advice on mergers, acquisitions, restructurings and other related matters. We also earn fees for raising capital for our corporate clients through underwritings and private placements of debt and equity securities. While the timing of success fees from mergers and acquisitions and other related matters as well as fees from capital raising are impacted by a number of market factors, we are engaged in restructuring assignments that generally provide for recurring monthly fees, retainers and success fees. Fees from investment banking and restructuring assignments are recorded when the services related to the underlying transaction are completed under the terms of the engagement.

Merger and Acquisition and Other Advisory Revenues

Our advisory revenues are generated from fees for providing advice on matters of strategic importance to our clients, including mergers, acquisitions, divestitures, and other corporate transactions. The amount and timing of fees paid vary by the type of engagement. We record fees from advisory assignments when services are completed pursuant to the engagement letter.

Capital Market Revenues

We earn agency placement fees in non-underwritten transactions such as private placements of equity, debt and preferred securities offerings, including private investments in public equity (“PIPEs”) and registered direct offerings. We record private placement revenues on the closing date of the transaction. We earn fees for raising capital for our clients through capital market transactions in which we act as an underwriter. Underwriting revenues include management fees, underwriting fees and selling concessions. We record underwriting revenues, net of related syndicate expenses, at the time the underwriting is completed. Unreimbursed deal expenses associated with an underwriting are deferred until the completion of the transaction or it is deemed the transaction is unlikely to occur.

Restructuring Revenues

We earn fees for providing advice on restructurings, recapitalizations and other corporate transactions. In connection with providing financial advisory and restructuring advice, these assignments generally provide the opportunity for us to earn monthly fees, retainers and success fees. The amount and timing of fees paid vary by the type of engagement. We record fees from restructuring assignments when earned pursuant to an executed engagement letter.

Other

Principal Transactions

Principal transaction revenues include realized and unrealized net gains and losses resulting from our principal investments, which include investments for our account as the general partner of funds managed by us as well as warrants we may receive from certain investment banking assignments.

Interest, Dividends and Other

Interest, dividends and other income includes revenues derived from investments in money market and similar short term investment activities, management fees accrued on assets under management by ICAM, fees for research and miscellaneous fee income.

Components of Expenses

We classify our expenses as compensation and benefits, clearing and transaction costs, technology and market data costs, facility costs, business development, depreciation and amortization, professional fees and other expenses. A significant portion of our expense base is variable, including compensation and benefits, clearing and transaction costs and business development expenses.

Compensation and Benefits

Compensation and benefits is the largest component of our expenses and includes employee base pay, performance bonuses, sales commissions, related payroll taxes and medical and other benefits expenses. This category includes all cash and non-cash compensation and benefit expense.

Prior to this offering, compensation and benefits included fees from the management agreement paid to Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates. In connection with this offering and as part of the Reorganization, the management agreement will be terminated and Messrs. Reese and Wooster will enter into employment agreements pursuant to which they will be paid fixed salaries and performance bonuses based on our financial results.

Following this offering, our policy will be to set our total employee compensation and benefits expenses at a target level of approximately 55% of our total revenues with the exception of the one-time grant of restricted stock and/or units to certain of our employees that we intend to make upon completion of this offering. However, we may record compensation and benefits expenses in excess of this percentage. We may change this policy in the future.

Non-Compensation Expenses

Non-compensation expenses have been modest in proportion to our total revenues as a result of our disciplined cost management.

Clearing and Transaction Costs

Clearing and transaction costs include the cost of floor and electronic brokerage and execution, securities clearance and exchange fees. We currently clear our securities transactions through our clearing broker, Pershing, LLC, and self-clear our bank debt transactions. As a result, the costs associated with self-clearing are allocated to compensation and benefits expense. Clearing and transaction costs are variable and will fluctuate based upon the type of product, transaction volumes and share quantities.

Technology and Market Data Costs

These expenses are primarily fixed and include market data, telephone, quotation costs and dues and subscription fees for various market research services.

Facility Costs

These expenses are primarily fixed and include office rent and other facility costs associated with our various offices.

Business Development

These expenses include travel and entertainment, advertising and public relations, conference and other costs to market and expand our business.

Depreciation and Amortization

These expenses include depreciation of leasehold improvements, furniture, fixtures and equipment. These expenses also included amortization of non-competition agreements, purchased engagement letters and other intangible assets.

Professional Fees

These expenses include fees paid for legal, audit and tax services.

Other

Other expenses include consulting fees, insurance, business taxes and other miscellaneous expenditures associated with our business.

Income Taxes

As a limited liability company, we were generally not subject to income taxes except in local jurisdictions.

Results of Operations

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

Overview

Total revenues increased $21.8 million, or 34%, from $63.9 million for the nine months ended September 30, 2008 to $85.7 million for the nine months ended September 30, 2009. This increase was primarily due to increases in institutional sales and trading commissions of $15.8 million.

Total expenses increased $14.6 million, or 25%, from $57.2 million for the nine months ended September 30, 2008 to $71.8 million for the nine months ended September 30, 2009. The higher costs for 2009 are primarily attributed to increases in compensation and benefits of $13.6 million which reflect commissions paid to sales professionals and management fees paid to Imperial Capital Group Holdings, LLC, both of which are directly correlated to our $21.8 million increase in revenues and our $7.3 million increase in net income for the period.

Net income increased $7.3 million, or 109%, from $6.7 million for the nine months ended September 30, 2008 to $13.9 million for the nine months ended September 30, 2009.

The following table provides a comparison of our revenues and expenses for the periods presented:

	For the nine months ended September 30,		Period-to-period
	2008	2009	$ change	% change
	(unaudited)
	(dollars in thousands)
Revenues
Commissions	$35,560	$51,407	$15,847	45%
Investment banking	27,072	31,215	4,143	15%
Principal transactions	(276)	2,301	2,577	NM
Interest, dividends and other	1,515	791	(724)	(48)%

Total revenues	63,871	85,714	21,843	34%

Expenses
Compensation and benefits	44,504	58,065	13,561	30%
Non compensation expenses:
Clearing and transaction costs	1,314	1,421	107	8%
Technology and market data costs	1,597	2,047	450	28%
Facility costs	1,864	1,807	(57)	(3)%
Business development	1,565	2,193	628	40%
Depreciation and amortization	2,509	2,369	(140)	(6)%
Professional fees	2,024	1,096	(928)	(46)%
Other	1,820	2,771	951	52%

Non compensation expenses	12,693	13,704	1,011	8%

Total expenses	57,197	71,769	14,572	25%

Net income	$6,674	$13,945	$7,271	109%

Revenues

Commissions. Commission revenues increased by $15.8 million, or 45%, from $35.6 million for the nine months ended September 30, 2008 to $51.4 million for the nine months ended September 30, 2009. With the collapse and consolidation of several larger investment banks in 2008, we were able to fill part of the void left by these firms. Institutional sales and trading commission revenues increased as a percentage of total revenues, from 56% for the nine months ended September 30, 2008 to 60% for the nine months ended September 30, 2009.

Investment Banking. Investment banking fees increased $4.1 million, or 15%, from $27.1 million for the nine months ended September 30, 2008 to $31.2 million for the same period in 2009, and decreased as a percentage of total revenues from 42% to 36%, respectively. The increase in revenues was primarily due to higher levels of activity in our restructuring advisory group, which can be correlated to the increase in corporate defaults during the nine months ended September 30, 2009.

Principal Transactions. Revenues from principal transactions increased by $2.6 million from a loss of $0.3 million for the nine months ended September 30, 2008 to a gain of $2.3 million for the nine months ended September 30, 2009. The increase can primarily be attributed to an increase in investment gains from our investment in Long Ball Partners, LLC, a hedge fund managed by ICAM, of $2.8 million. The gain on the investment in the hedge fund increased from a loss of $1.0 million for the nine months ended September 30, 2008 to a gain of $1.8 million for the nine months ended September 30, 2009. In addition, gains from other proprietary trading positions increased from $0.8 million to $1.0 million for the nine months ended September 30, 2008 to the nine months ended September 30, 2009 and losses from other proprietary trading positions increased from $0.1 million to $0.5 million for the nine months ended September 30, 2008 to the nine months ended September 30, 2009.

Interest, Dividends and Other. Interest, dividends and other income decreased approximately $0.7 million from $1.5 million for the nine month period ended September 30, 2008 to $0.8 million for the nine month period ended September 30, 2009. The decrease can primarily be attributed to lower yields on cash and cash equivalents and a reduction in asset management fees during the nine month period ended September 30, 2009 as compared to the nine month period ended September 30, 2008. Interest income decreased approximately $0.4 million from $0.5 million for the nine month period ended September 30, 2008 to $0.1 million for the nine month period ended September 30, 2009.

Expenses

Compensation and Benefits. Compensation and benefits, which includes salaries, sales commissions and performance bonus compensation to our employees and amounts paid under our management agreement, increased $13.6 million, or 30%, from $44.5 million for the nine months ended September 30, 2008 to $58.1 million for the nine months ended September 30, 2009. This increase reflects increases in sales commissions paid to our sales professionals and fees paid under our management agreement. As a percentage of revenues, compensation and benefits were 68% for the nine months ended September 30, 2009 as compared to 70% for the same period in 2008.

Non-Compensation Expenses. Non-compensation expenses increased $1.0 million, or 8%, from $12.7 million for the nine months ended September 30, 2008 to $13.7 million for the nine months ended September 30, 2009. As a percentage of total revenues, non-compensation expenses decreased to 16% for the nine months ended September 30, 2009 from 20% for the same period in 2008.

Clearing and Transaction Costs. Clearing and transaction costs increased marginally by $0.1 million, or 8%, from $1.3 million for the nine months ended September 30, 2008 to $1.4 million for the nine months ended September 30, 2009. Although there was a proportionately higher increase in commission revenue for the comparable periods, clearing and transaction costs did not increase at the same rate due to a shift in product mix.

Specifically, bank debt and fixed income revenues increased from $19.8 million for the nine month period ended September 30, 2008 to $44.4 million for the same period in 2009. These products generally have lower clearing and transaction costs as compared to other products.

Technology and Market Data Costs. Technology and market data costs increased $0.5 million, or 28% from $1.6 million for the nine months ended September 30, 2008 to $2.0 million for the nine months ended September 30, 2009. The increase is directly related to the increase in professionals from 92 at September 30, 2008 to 101 at September 30, 2009.

Facility Costs. Facility costs decreased slightly by $0.1 million, or 3% from $1.9 million for the nine months ended September 30, 2008 to $1.8 million for the nine months ended September 30, 2009 as there were no major changes or office expansions in 2009 when compared to the same period in 2008.

Business Development. Business development costs increased approximately $0.6 million, or 40%, from $1.6 million for the nine months ended September 30, 2008 to $2.2 million for the nine months ended September 30, 2009. This increase is a result of increased marketing efforts, the addition of a new consumer conference and the growth in the number of our professionals.

Depreciation and Amortization. Depreciation and amortization costs decreased $0.1 million, or 6%, from $2.5 million for the nine months ended September 30, 2008 to $2.4 million for the nine months ended September 30, 2009. This decrease was primarily attributable to the decrease in the amortization of intangible assets associated with the USBX Transaction. At September 30, 2009 we had $0.4 million of unamortized purchased USBX intangible assets that will be amortized through December 31, 2010.

Professional Fees. Professional fees decreased $0.9 million, or 46%, from $2.0 million for the nine months ended September 30, 2008 to $1.1 million for the nine months ended September 30, 2009. Legal fees decreased as a result of certain litigation which has been resolved.

Other. Other expenses increased $1.0 million, or 52%, from $1.8 million for the nine months ended September 30, 2008 to $2.8 million for the nine months ended September 30, 2009. The increase was primarily the result of additional regulatory fees and business taxes, both of which correlated to our increase in revenues and professional staff. Interest expense increased from approximately $0.1 million for the nine months ended September 30, 2008 to approximately $0.2 million for the nine months ended September 30, 2009.

Year ended December 31, 2008 compared to year ended December 31, 2007

Overview

Total revenues increased $2.1 million, or 2%, from $87.2 million for the year ended December 31, 2007 to $89.3 million for the year ended December 31, 2008. This increase was primarily due to increases in institutional sales and trading commissions of $5.3 million offset in part by increases in losses in principal transactions of $1.7 million.

Total expenses increased $4.1 million, or 5%, from $76.0 million for the year ended December 31, 2007 to $80.1 million for the year ended December 31, 2008. This increase is primarily due to increases in compensation and benefits of $2.3 million and professional fees of $2.1 million associated with certain litigation which has been resolved.

Net income decreased $2.0 million, or 18%, from $11.2 million for the year ended December 31, 2007, to $9.2 million for the year ended December 31, 2008. The decrease can primarily be attributed to investment losses in our investment in Long Ball Partners, LLC as well as increased professional fees related to certain legal matters that were resolved in 2008. Overall, the loss in principal transactions increased by $1.7 million from a loss of $0.1 million for the year ended December 31, 2007 to a loss of $1.8 million for the year ended December 31, 2008. Additionally, primarily as a result of increased legal costs, professional fees increased by $2.1 million from $1.3 million for the year ended December 31, 2007 to $3.3 million for the year ended December 31, 2008.

The following table provides a comparison of our revenues and expenses for the periods presented:

	Year ended December 31,		Period-to-period
	2007	2008	$ change	% change
	(dollars in thousands)
Revenues:
Commissions	$50,875	$56,190	$5,315	10%
Investment banking	33,836	33,035	(801)	(2)%
Principal transactions	(122)	(1,818)	(1,696)	NM
Interest, dividends and other	2,624	1,857	(767)	(29)%

Total revenues	87,213	89,264	2,051	2%

Expenses:
Compensation and benefits	59,488	61,830	2,342	4%

Non compensation expenses:
Clearing and transaction costs	1,766	1,823	57	3%
Technology and market data costs	1,831	2,178	347	19%
Facility costs	3,626	2,469	(1,157)	(32)%
Business development	1,830	2,366	536	29%
Depreciation and amortization	2,042	3,480	1,438	70%
Professional fees	1,298	3,349	2,051	158%
Other	4,159	2,617	(1,542)	(37)%

Non compensation expenses	16,552	18,282	1,730	10%

Total expenses	76,040	80,112	4,072	5%

Net income	$11,173	$9,152	($2,021)	(18)%

Revenues

Commissions. Commission revenues increased by $5.3 million, or 10%, from $50.9 million for the year ended December 31, 2007 to $56.2 million for the year ended December 31, 2008. With the collapse and consolidation of several larger investment banks in 2008, we were able to fill part of the void left by these firms. Institutional sales and trading commission revenues increased as a percentage of total revenues, from 58% for the year ended December 31, 2007 to 63% for the year ended December 31, 2008.

Investment Banking. Investment banking fees decreased $0.8 million, or 2%, from $33.8 million for the year ended December 31, 2007 to $33.0 million for the same period in 2008, and decreased as a percentage of total revenues from 39% to 37%, respectively. This decrease can primarily be attributed to the decrease in fees from capital market transactions as the market conditions deteriorated for capital raising. As a percentage of investment banking and restructuring revenues, fees from capital markets decreased from 48% for the year ended December 31, 2007 to 21% for same period in 2008. The decrease in capital market activity was offset by an increase in fees earned from mergers and acquisitions advisory services primarily attributable to the USBX Transaction in December 2007.

Principal Transactions. The loss in principal transactions increased by $1.7 million from a loss of $0.1 million for the year ended December 31, 2007 to a loss of $1.8 million for the year ended December 31, 2008. The increase in the loss was due primarily to an increase in investment losses in our investment in Long Ball

Partners, LLC of $1.0 million. The loss on the investment in Long Ball Partners, LLC increased from a loss of $0.6 million for the year ended December 31, 2007 to $1.6 million for the year ended December 31, 2008. In addition, gains from other proprietary trading positions decreased by $0.6 million from $1.4 million for the year ended December 31, 2007 to $0.8 million for the same period in 2008. Further, losses from other proprietary trading positions increased by $0.1 million from $1.0 million for the year ended December 31, 2007 to $1.1 million for the year ended December 31, 2008.

Interest, Dividends and Other. Interest, dividends and other income decreased $0.8 million from $2.6 million for the year ended December 31, 2007 to $1.9 million for the year ended December 31, 2008. The decrease can primarily be attributed to lower yields on cash and cash equivalents, reduced money market rebates received from our clearing broker and a $0.3 million decrease in research revenues earned by ICAM. Interest income decreased $0.6 million from $1.3 million for the year ended December 31, 2007 to $0.7 million for the year ended December 31, 2008.

Expenses

Compensation and Benefits. Compensation and benefits, which includes salaries, sales commissions and performance bonus compensation to our employees and fees paid under our management agreement, increased $2.3 million, or 4%, from $59.5 million for the year ended December 31, 2007 to $61.8 million for the year ended December 31, 2008. This increase primarily reflects increases in sales commissions paid to our sales professionals. As a percentage of revenues, compensation and benefits were 69% for the year ended December 31, 2008 as compared to 68% for the same period in 2007.

Non-Compensation Expenses. Non-compensation expenses increased $1.7 million, or 10%, from $16.6 million for the year ended December 31, 2007 to $18.3 million for the year ended December 31, 2008. The increase in costs can primarily be attributed to increases in amortization expense associated with certain intangible assets acquired in the USBX Transaction. Additionally, as we continued to expand our investment banking and restructuring efforts, business development costs increased as well during this same period. As a percentage of total revenues, non-compensation expenses increased to 20% for the year ended December 31, 2008 from 19% for the same period in 2007.

Clearing and Transaction Costs. Clearing and transaction costs increased marginally by $0.1 million, or 3%, from $1.8 million for the year ended December 31, 2007 to $1.8 million for the year ended December 31, 2008. Although there was an increase in commission revenue for the comparable periods, clearing and transaction costs did not increase at the same rate due to a shift in product mix. Specifically, bank debt and fixed income revenues increased from $22.1 million for the year ended December 31, 2007 to $36.3 million for the year ended December 31, 2008. These products generally have lower clearing and transaction costs as compared to other products.

Technology and Market Data Costs. Technology and market data costs increased $0.3 million, or 19%, from $1.8 million for the year ended December 31, 2007 to $2.2 million for the year ended December 31, 2008. This increase is a result of increased costs associated with service provided by Bloomberg Finance L.P. as well as additional costs related to market data for investment banking activity.

Facility Costs. Facility costs decreased by $1.2 million, or 32%, from $3.6 million for the year ended December 31, 2007 to $2.5 million for the year ended December 31, 2008. We incurred additional costs and rents as part of the relocation of offices in Los Angeles and New York. The relocations were completed in 2007.

Business Development. Business development costs increased approximately $0.5 million, or 29%, from $1.8 million for the year ended December 31, 2007 to $2.4 million for the year ended December 31, 2008. This increase is a result of additional conference costs as well as travel costs associated with investment banking.

Depreciation and Amortization. Depreciation and amortization costs increased $1.4 million, or 70%, from $2.0 million for the year ended December 31, 2007 to $3.5 million for the year ended December 31, 2008. This increase can primarily be attributed to the amortization of certain intangible assets acquired in the USBX Transaction.

Professional Fees. Professional fees increased $2.1 million, or 158%, from $1.3 million for the year ended December 31, 2007 to $3.3 million for the year ended December 31, 2008. In 2008, we resolved certain legal matters that resulted in increased legal costs as compared to the prior year.

Other. Other expenses decreased $1.5 million, or 37%, from $4.2 million for the year ended December 31, 2007 to $2.6 million for the year ended December 31, 2008. Other expenses decreased primarily as a result of reductions in payments to third parties involved in investment banking transactions as well as reductions in moving and relocation costs. Interest expense decreased $0.1 million from $0.2 million for the year ended December 31, 2007 to $0.1 million for the year ended December 31, 2008.

Year ended December 31, 2007 compared to year ended December 31, 2006

Overview

Total revenues increased $8.0 million, or 10%, from $79.2 million for the year ended December 31, 2006 to $87.2 million for the year ended December 31, 2007. This increase was primarily the result of increases in investment banking and restructuring of $12.0 million offset in part by decreases in revenues from principal transactions of $3.9 million.

Total expenses increased $9.1 million, or 14%, from $66.9 million for the year ended December 31, 2006 to $76.0 million for the year ended December 31, 2007, primarily due to an increase in compensation and benefits of $7.0 million, facility costs of $2.4 million and depreciation and amortization of $1.3 million.

Net income decreased $1.1 million, or 9%, from $12.3 million for the year ended December 31, 2006, to $11.2 million for the year ended December 31, 2007. The decrease can primarily be attributed to increased costs as related to our office relocations in Los Angeles and New York. Primarily as a result of the office relocations, facility costs increased by $2.4 million from $1.2 million for the year ended December 31, 2006 to $3.6 million for the year ended December 31, 2007. Additionally, depreciation and amortization increased by $1.3 million from $0.7 million for the year ended December 31, 2006 to $2.0 million for the year ended December 31, 2007.

The following table provides a comparison of our revenues and expenses for the periods presented:

	Year ended December 31,		Period-to-period
	2006	2007	$ change	% change
	(dollars in thousands)
Revenues:
Commissions	$52,215	$50,875	($1,340)	(3)%
Investment banking	21,855	33,836	11,981	55%
Principal transactions	3,824	(122)	(3,946)	(103)%
Interest, dividends and other	1,285	2,624	1,339	104%

Total revenues	79,179	87,213	8,034	10%

Expenses:
Compensation and benefits	52,519	59,488	6,969	13%

Non compensation expenses:
Clearing and transaction costs	1,789	1,766	(23)	(1)%
Technology and market data costs	1,843	1,831	(12)	(1)%
Facility costs	1,194	3,626	2,432	204%
Business development	1,339	1,830	491	37%
Depreciation and amortization	732	2,042	1,310	179%
Professional fees	1,711	1,298	(413)	(24)%
Other	5,770	4,159	(1,611)	(28)%

Non compensation expenses	14,378	16,552	2,174	15%

Total expenses	66,897	76,040	9,143	14%

Net income	$12,282	$11,173	($1,109)	(9)%

Revenues

Commissions. Commission revenues decreased by $1.3 million, or 3%, from $52.2 million for the year ended December 31, 2006 to $50.9 million for the year ended December 31, 2007. This decrease in commissions can primarily be attributed to the loss of a sales professional.

Investment Banking. Investment banking fees increased $12.0 million, or 55%, from $21.9 million for the year ended December 31, 2006 to $33.8 million for the same period in 2007, and increased as a percentage of total revenues from 28% to 39%, respectively. This increase can primarily be attributed to the increase in fees from capital market transactions. As a percentage of investment banking and restructuring revenues, fees from capital markets increased from 34% for the year ended December 31, 2006 to 48% for same period in 2007.

Principal Transactions. Revenues from principal transactions decreased by $3.9 million from a gain of $3.8 million for the year ended December 31, 2006 to a loss of $0.1 million for the year ended December 31, 2007. The fluctuation can primarily be attributed to a decrease in opportunities in principal investing in 2007. The loss on the investment in Long Ball Partners, LLC was $0.5 million for the year ended December 31, 2007, the first year of our investment in this hedge fund. In addition, gains from other proprietary trading positions decreased by $2.6 million from $4.0 million for the year ended December 31, 2006 to $1.4 million for the same period in 2007. Further, losses from other proprietary trading positions increased by $0.8 million from $0.2 million for the year ended December 31, 2006 to $1.0 million for the year ended December 31, 2007.

Interest, Dividends and Other. Interest, dividends and other income increased $1.3 million from $1.3 million for the year ended December 31, 2006 to $2.6 million for the year ended December 31, 2007. This increase in interest, dividends and other can primarily be attributed to the additional asset management fees earned by ICAM. Interest income increased $0.1 million from $1.2 million for the year ended December 31, 2006 to $1.3 million for the year ended December 31, 2007.

Expenses

Compensation and Benefits. Compensation and benefits, which includes salaries, sales commissions and performance bonus compensation to our employees and fees paid under our management agreement, increased $7.0 million, or 13%, from $52.5 million for the year ended December 31, 2006 to $59.5 million for the year ended December 31, 2007. This increase reflects increases in bonuses paid to the investment banking and restructuring professionals as a result of increased fees in investment banking and restructuring activity. As a percentage of revenues, compensation and benefits were 68% for the year ended December 31, 2007 as compared to 66% for the same period in 2006.

Non-Compensation Expenses. Non-compensation expenses increased $2.2 million, or 15%, from $14.4 million for the year ended December 31, 2006 to $16.6 million for the year ended December 31, 2007. The increase in costs is primarily attributable to our office relocations in Los Angeles and New York. As a result of the office relocations, we took a loss on the disposal of certain fixed assets and leasehold improvements relating to our prior office locations. Furthermore, additional rents and amortization and depreciation costs were recognized as the result of increases in leasehold improvements and the purchase of additional fixed assets associated with the our new offices in Los Angeles and New York. As a percentage of total revenues, non-compensation expenses increased to 19% for the year ended December 31, 2007 from 18% for the same period in 2006.

Clearing and Transaction Costs. Clearing and transaction costs decreased marginally by 1% from $1.8 million for the year ended December 31, 2006 to $1.8 million for the year ended December 31, 2007 which follows our drop in commissions from 2006 to 2007.

Technology and Market Data Costs. Technology and market data costs decreased marginally by 1% from $1.8 million for the year ended December 31, 2006 to $1.8 million for the year ended December 31, 2007.

Facility Costs. Facility costs increased by $2.4 million, or 204%, from $1.2 million for the year ended December 31, 2006 to $3.6 million for the year ended December 31, 2007. We incurred additional costs and rents as part of the relocation of offices in Los Angeles and New York. The relocations were completed in 2007.

Business Development. Business development costs increased approximately $0.5 million, or 37%, from $1.3 million for the year ended December 31, 2006 to $1.8 million for the year ended December 31, 2007. This increase is a result of additional conference costs as well as travel costs associated with investment banking.

Depreciation and Amortization. Depreciation and amortization costs increased $1.3 million, or 179%, from $0.7 million for the year ended December 31, 2006 to $2.0 million for the year ended December 31, 2007. This increase reflects the additional depreciation and amortization expense related to the purchase of fixed assets and leasehold improvements for our new offices, as well as the loss on the disposal of fixed assets and leasehold improvements, resulting from our Los Angeles and New York office relocations.

Professional Fees. Professional fees decreased $0.4 million, or 24%, from $1.7 million for the year ended December 31, 2006 to $1.3 million for the year ended December 31, 2007. We reduced external legal costs associated with bank debt transactions by hiring internal legal counsel to provide these services.

Other. Other expenses decreased $1.6 million, or 28%, from $5.8 million for the year ended December 31, 2006 to $4.2 million for the year ended December 31, 2007. Other expenses decreased primarily as a result of reduction in fees paid to third parties involved in investment banking transactions. In addition, there was a reduction in expenses to other broker-dealers in connection with the decrease in our commission recapture business. Interest expense decreased $0.1 million from $0.3 million for the year ended December 31, 2006 to $0.2 million for the year ended December 31, 2007.

Liquidity and Capital Resources

Cash Flows

We have historically maintained a highly liquid balance sheet, with a substantial portion of our total assets consisting of cash and cash equivalents and short-term receivables. The highly liquid nature of these assets provides us with flexibility in financing and managing our business. Additionally, we actively manage our liquidity profile and counterparty relationships given current credit market conditions.

We are the parent of ICG LP, and ICG LP is the parent of Imperial Capital, LLC, ICAM and Imperial Capital Loan Trading, LLC. Applicable laws and regulations, primarily the net capital rules discussed below, restrict dividends and transfers from Imperial Capital, LLC to us. Our rights to participate in the assets of any subsidiary are also subject to prior claims of the subsidiary’s creditors, including clients and trade creditors of ICG LP, Imperial Capital, LLC, ICAM and Imperial Capital Loan Trading, LLC.

The timing of bonus and retention compensation payments to our employees may significantly affect our cash position and liquidity from period to period. Historically, we have paid bonuses on a semi-annual basis to investment banking, research and trading professionals. The bonus compensation typically is a large component of their total compensation. We accrue for the estimated amount of these bonus payments ratably over the applicable service period. Bonus payments may have a greater impact on our cash position and liquidity in the periods in which they are paid than would otherwise be reflected in our consolidated statements of operations. Prior to the Reorganization, fees paid under the management agreement were paid on a quarterly basis. After making assessments of current and future cash needs as well as net capital requirements, we have made periodic cash distributions to the historic partners of ICG LP on a discretionary basis. Over the past five years, the annual amount of the distribution has ranged from 69% to 120% of annual net income.

As a registered broker-dealer, Imperial Capital, LLC is subject to the uniform net capital rule of the SEC. We use the alternative method which requires net capital to exceed $250,000. We may be prohibited from expanding our business or paying dividends if resulting net capital falls below the regulatory limit. We expect these limits will not impact our ability to meet current and future obligations. At September 30, 2009, Imperial Capital, LLC’s net capital was $14.0 million, or $13.8 million in excess of the minimum required net capital under Rule 15c3-1 of the Exchange Act.

Because of the nature of our investment banking and restructuring and institutional sales and trading activities, liquidity is important to us. Accordingly, we regularly monitor our liquidity position, including our cash and net capital positions. We believe that our available liquidity and current level of equity capital, combined with funds anticipated to be provided by operating activities, will be adequate to meet our liquidity and regulatory capital requirements for at least the next 12 months, without considering the net proceeds to us from this offering.

We have historically satisfied our capital and liquidity requirements through capital raised from our partners and internally generated cash from operations. As of September 30, 2009, we had liquid assets of $29 million, primarily consisting of cash and cash equivalents and receivables from clearing brokers.

Revolving Credit Facility

ICG LP entered into a revolving credit facility, dated as of May 9, 2007, as amended on November 7, 2008 and September 28, 2009 with the Lender. The revolving credit facility provides for an aggregate loan commitment amount of $25.0 million to be made available to ICG LP on a revolving basis until November 9, 2010 (the “Termination Date”). At ICG LP’s option, a portion of the revolving credit facility, not to exceed $7.5 million, may be extended until November 9, 2014. As of September 30, 2009, $10.0 million was outstanding under the revolving credit facility.

All borrowings under the revolving credit facility bear interest at a rate per annum equal to an applicable margin, plus ICG LP’s option of (i) the prime rate (as most recently announced by the Lender at its principal office in Los Angeles, California) (the “Base Rate”) or (ii) the quotient of (x) the London InterBank Offered Rate divided by (y) 1 minus the Eurocurrency Reserve Requirement (as defined in the revolving credit facility agreement) (the “LIBOR Rate”). In addition to paying interest on outstanding principal under the revolving credit facility, ICG LP is required to pay a commitment fee to the Lender in respect of unutilized loan commitments at a rate of 0.25% per annum.

All of ICG LP’s obligations under the revolving credit facility are guaranteed by ICAM. In addition, the revolving credit facility and the related guarantee is secured by a perfected security interest in (1) substantially all of the ICG LP’s existing and future material assets, (2) substantially all of the existing and future material assets of ICAM and (3) all of the capital stock of Imperial Capital, LLC and ICAM owned directly by ICG LP.

The revolving credit facility will permit all or any portion of the loans outstanding to be prepaid at any time without premium or penalty. We are required to pay all interest due, in the case of Base Rate loans, on the first day of each calendar quarter and on the Termination Date and, in the case of LIBOR Rate loans, on the last day of each one, two, three or six month interest period, as chosen by ICG LP at the time of the borrowing, and on the Termination Date. On the Termination Date, the outstanding principal balance of all loans under the revolving credit facility will be converted into a single term loan, which is repayable in 16 equal quarterly installments.

The revolving credit facility and related agreements contains customary covenants, including, but not limited to, maximum debt leverage ratio, minimum net worth, minimum fixed charge coverage ratio and certain other limitations on ICG LP and its subsidiaries’ ability to incur additional indebtedness, dispose of assets, guarantee other obligations, repay indebtedness or amend debt instruments, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations or engage in transactions with subsidiaries and affiliates and otherwise restrict corporate activities. As of the date of this prospectus, we are in compliance with all of our covenants under the revolving credit facility.

In addition to the covenants listed above, the revolving credit facility restricts ICG LP’s and its subsidiaries’ ability to make dividend payments or similar distributions to the partners of ICG LP in any given fiscal year unless ICG LP, prior to, as well as subsequent to, making such dividend payments or distributions, is in compliance with the financial covenants.

The revolving credit facility contains events of default, including, without limitation (subject to customary grace periods, cure rights and materiality thresholds), defaults based on:

•	the failure to make payments under the revolving credit facility when due;

•	breach of covenants;

•	inaccuracies of representations and warranties;

•	cross-defaults and cross-acceleration to other material indebtedness;

•	bankruptcy and insolvency events;

•	material judgments; and

•	the occurrence of a change of control.

If an event of default occurs, the revolving facility commitment may be terminated by the Lender, the unpaid principal and any accrued and unpaid interest shall become immediately due and payable and the Lender may take various other actions, including all actions permitted to be taken by a secured creditor.

Noncontrolling Interest

Upon completion of the Reorganization, the consummation of this offering and our acquisition of partnership units of ICG LP using the net proceeds of this offering, we will record significant net income attributable to noncontrolling interest relating to the ownership interest of ICGI Holdings, LLC in ICG LP. As described in “The Reorganization Transactions and our Organizational Structure,” we will be the sole general partner of ICG LP. Accordingly, although Imperial Capital Group, Inc. will have a minority economic interest in ICG LP, it will control the management of ICG LP. As a result, Imperial Capital Group, Inc. will consolidate ICG LP and record net income attributable to noncontrolling interest for the economic interest in ICG LP held by ICGI Holdings, LLC.

Cash Flows

Nine months ended September 30, 2009

Cash increased by $4.8 million for the nine months ended September 30, 2009, primarily as a result of cash provided by operating activities offset by cash used in financing activities. Our operating activities for the nine months ended September 30, 2009 provided $8.9 million of cash from net income of $13.9 million, adjusted for the cash used in the change in operating assets and liabilities of $5.7 million and adjusted by non-cash revenue and expense items of $0.7 million. Our investing activities used $1.2 million of cash in the nine months ended September 30, 2009 primarily due to earn-out payments. Our financing activities used $3.0 million during this period primarily as a result of distributions to historic partners of ICG LP of $14.0 million offset by a net increase in borrowing under our revolving credit facility of $10.0 million.

Year Ended December 31, 2008

Cash decreased $0.5 million in the year ended December 31, 2008, due to positive operating cash flow, offset by cash used in investing and financing activities. Our operating activities provided $11.0 million of cash from net income of $9.2 million, adjusted for the cash used from the change in operating assets and liabilities of $3.3 million and adjusted by non-cash revenue and expense items of $5.2 million. The decrease in cash from operating assets and liabilities was primarily attributable to a decrease in accounts payable and accrued liabilities and an increase in receivables and other assets. The non-cash items consisted primarily of depreciation and amortization expense of $3.5 million and unrealized loss on investments in limited partnerships and limited liability companies of $1.7 million. Our investing activities used $3.3 million of cash primarily due to the earn-out payments related to the USBX Transaction. Our financing activities used $8.2 million during this period primarily as a result of distributions to historic partners of ICG LP of $6.3 million and redemptions of member’s units of $2.3 million.

Year Ended December 31, 2007

Cash increased $7.7 million during the year ended December 31, 2007, primarily due to positive cash flows from operating and financing activities offset by cash used in investing activities. Our operating activities provided $13.9 million of cash from net income of $11.2 million, adjusted for the cash provided in the change in operating assets and liabilities of $0.1 million and adjusted by non-cash revenue and expense items of $2.6 million. The non-cash items consisted primarily of depreciation and amortization expense of $1.6 million, a loss on disposal of fixed assets of $0.4 million, and net unrealized loss on investments in limited partnerships and limited liability companies of $0.6 million. Our investing activities used $8.6 million of cash primarily due to the purchase of fixed assets associated with our office relocations and the acquisition of intangible assets related to the USBX Transaction. Our financing activities provided $2.4 million during this period primarily as a result of proceeds from issuances of membership interests in Imperial Capital Group, LLC of $15.3 million offset by distributions to historic partners of ICG LP of $10.2 million and payments on subordinated borrowings of $2.3 million.

Year Ended December 31, 2006

Cash increased $3.7 million during the year ended December 31, 2006, primarily due to positive cash flows from operating activities offset by cash used in investing and financing activities. Our operating activities provided $17.4 million of cash from net income of $12.3 million, adjusted for the cash provided from the change in operating assets and liabilities of $4.4 million and adjusted by non-cash revenue and expense items of $0.7 million. The change in operating asset and liabilities of $4.4 million was primarily due to a decrease in securities owned and increases in commission and fees payable and accounts payable and accrued liabilities. The non-cash items consisted primarily of depreciation and amortization expense of $0.7 million. Our investing activities used $2.6 million of cash primarily for the purchase of fixed assets and leasehold improvements associated with our office relocations. Our financing activities used $11.2 million during this period primarily for distributions to historic partners of ICG LP of $9.6 million and redemptions of member’s units of $1.9 million.

Contractual Obligations

The following table provides a summary of our contractual obligations as of December 31, 2008:

Payments Due by Period (in thousands)	Total	2009	2010	2011	2012	Thereafter
Operating lease obligations	$21,583	$3,052	$2,577	$2,396	$2,493	$11,065
Other contractual obligations(1)	—	—	—	—	—	—
Total	$21,583	$3,052	$2,577	$2,396	$2,493	$11,065

(1)	Excludes capital commitments on private limited partnership interests held by ICAM of $20 million in the aggregate that can be called at any time.

Off-Balance Sheet Arrangements

We had no material off-balance sheet arrangements as of December 31, 2008 or as of September 30, 2009.

Risk Management

Risk is an inherent part of our business and activities. The extent to which we properly and effectively identify, assess, monitor and manage each of the various types of risk involved in our activities is critical to our financial soundness and profitability. We seek to identify, assess, monitor and manage the following principal risks involved in our business activities: market, counterparty and credit, operational, legal and compliance, reputational, interest and other. Risk management is a multi-faceted process that requires constant communication, judgment and knowledge of financial products and markets. Senior management takes an active role in the risk management process and requires specific administrative and business functions to assist in the identification, assessment and control of various risks. Our risk management policies, procedures and methodologies are subject to ongoing review and modification.

Market Risk

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price and is inherent in financial instruments. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in client trading and investment activities.

In connection with our institutional sales and trading business, we have historically maintained a relatively low level of exposure to the market. We monitor and review reports on security positions and transactions on a real-time basis to assess the appropriate level of risk for the company. Risk management procedures include price verification procedures, position reconciliations and reviews of transaction bookings. We believe these procedures, which stress timely communications between traders, trading management and senior management, are important elements of the risk management process.

Counterparty and Credit Risk

Imperial Capital, LLC, our broker-dealer subsidiary, receives and executes client orders. Securities transactions are then settled by an unrelated clearing organization that maintains custody of clients’ securities and provides financing to clients. Substantially all of our institutional sales and trading clients are institutions that clear their securities transactions through prime brokerage or custodial accounts maintained with other broker dealers or banking institutions. Accordingly, trade settlements are generally effectuated on a delivery versus payment or a receipt versus payment basis. These institutional clients generally do not deposit cash or securities with Imperial Capital, LLC. In the event a client fails to settle a trade on its original terms, we may be required to purchase or sell financial instruments at prevailing market prices and seek reimbursement for losses from the client in accordance with standard industry practices. We seek to control the risks associated with our services through client screening and selection procedures and timely communication and affirmation of transaction terms with our institutional clients’ prime brokers and custodial banks.

We primarily transact in bank debt on an agency basis; however, we occasionally effect transactions in a principal capacity through Imperial Capital Loan Trading, LLC, our subsidiary. Unlike securities transactions, transactions in bank debt are cleared and settled internally rather than by our clearing broker. Accordingly, we may be exposed to greater risk in such transactions. For example, settlement periods for bank debt transactions can be lengthy and, accordingly, we are exposed to greater amounts of counterparty risk. Additionally, bank debt transactions generally require approval of both the agent bank and the borrower which may jeopardize the settlement of the respective transaction. To minimize these risks, we take steps to review lender qualification requirements and other information before effecting transactions in bank debt. Furthermore, we remain actively involved throughout the settlement process to limit our risk as much as possible.

Operational Risk

Operational risk generally refers to the risk of loss resulting from our operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in our operating systems, business disruptions and inadequacies or breaches in our internal control processes. Our business is highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies. In addition, the transactions we process have become increasingly complex. If any of our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our business.

We also face the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and manage our exposure to risk.

In addition, despite the contingency plans we have in place, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our business and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business.

Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

Legal and Compliance Risk

Legal and compliance risk includes the risk of non-compliance with applicable legal and regulatory requirements. We are subject to extensive regulation in the different jurisdictions in which we conduct our business and by the various Federal and state governmental regulators that we are registered with or licensed by, and by the self-regulatory organizations of which we are a member. We have various procedures addressing issues such as regulatory capital requirements, institutional sales and trading practices, information barriers and the use of non-public information, handling of client funds and securities, anti-money laundering and privacy.

Reputational Risk

We recognize that maintaining our reputation among clients, investors, regulators and the general public is an important aspect of minimizing legal and operational risks. Maintaining our reputation depends on a large number of factors, including the selection of our clients and the conduct of our business activities. We seek to maintain our reputation by screening potential clients and by conducting our business activities in accordance with high ethical standards.

Interest Rate Risk

Interest rate risk represents the potential loss from adverse changes in market interest rates. As we may hold U.S. Treasury securities and other fixed income securities and may incur interest-sensitive liabilities from time to time, we are exposed to interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve.

Other Risk

Other risks encountered by us include political, regulatory and tax risks. These risks reflect the potential impact that changes in local and international laws and tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, we review new and monitor pending regulations and legislation that are likely to have a material effect on our business operations.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reporting periods. We base our estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. The use of different estimates and assumptions could produce materially different results. For example, if factors such as those described in “Risk Factors” cause actual events to differ from the assumptions we used in applying the accounting policies, our results of operations, financial condition and liquidity could be adversely affected.

Our significant accounting policies are summarized in note 1 to our consolidated financial statements included elsewhere in this prospectus. On an ongoing basis, we evaluate our estimates and assumptions, particularly as they relate to accounting policies that we believe are most important to the presentation of our consolidated financial condition and results of operations. We regard an accounting estimate or assumption to be most important to the presentation of our consolidated financial condition and results of operations where:

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the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimate or assumption on our financial condition or operating performance is material.

Using the foregoing criteria, we believe the following to be our critical accounting policies:

Fair Value Hierarchy

We adopted the required provisions of new accounting guidance issued by the FASB on fair value measurements, which, among other things, defined fair value, established a framework for measuring fair value, established a fair value hierarchy based on the inputs used to measure fair value and enhanced disclosure requirements for fair value measurements. The new accounting guidance maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the transparency of inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but traded less frequently, derivative instruments whose fair value have been derived using a model where inputs to the model are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Instruments that have little to no pricing observability as of the reported date. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Valuation of Investments

Investments are measured at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models, as determined by our management.

Exchange-Traded Equity Securities

Exchange-traded equity securities are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Equity securities not traded on an exchange or reported in a trade reporting system and securities that are generally restricted from resale are valued at estimated fair value as determined by the our management.

Corporate Bonds

The fair value of corporate bonds is estimated using recently executed transactions and market price quotations (where observable) and are classified as Level 2. We also deal in high-yield and distressed debt securities. Determination of market value of high-yield and distressed debt securities and certain other securities may involve subjective judgment since the amount which may be realized in a sales transaction can only be determined by negotiation between parties to such a transaction. The fair vale of high-yield and distressed debt securities is estimated based on expected cash returns based on potential transaction expectations, reorganization documents, court orders, or past experience with similar securities and are classified as Level 3. The amounts realized from future transactions may differ materially from the market values reflected in the statement of financial condition.

Warrants

We may acquire warrants in the ordinary course of business for trading or investment purposes. Exchange-traded warrants are generally valued based on quoted prices from the exchange and are considered Level 1. Warrants not traded on an exchange are valued at estimated fair value as determined by our management’s potential transaction expectations or option pricing models and are considered Level 3.

Investments in Limited Partnerships and Limited Liability Companies

We invest in limited partnerships and limited liability companies which are valued at fair value as determined by our management. We are the managing member of Long Ball Partners, LLC and the general partner of Imperial Capital Private Opportunities, LP. Certain investments in limited partnerships and limited liability companies are valued at cost, which management believes approximates fair value. Investments in related limited partnerships and limited liability companies are valued at our ownership interest in the related party as applied to the net assets of the related party at year end. Investments in unrelated parties are valued at our ownership interest applied to the appraised fair value of the underlying net assets of the unrelated party, as determined by an external valuation specialist on an annual basis. The appraised fair value considers comparable multiples for similar assets and discounting expected cash flows which are considered Level 3.

Goodwill and Intangible Assets

In accordance with accounting guidance issued by the FASB on business combinations and goodwill and other intangible assets, identifiable intangible assets with finite lives are being amortized using the straight-line method over estimated useful lives of between two to three years, except for engagement letters, which are amortized based on the associated revenue recognized related to these letters. In addition, goodwill and intangible assets deemed to have indefinite lives are subject to annual impairment tests. We evaluate goodwill for impairment on an annual basis during the fourth quarter each year or more frequently if impairment indicators arise. A significant impairment could have a material adverse effect on our financial condition and results of operations. No impairment charges were recorded in 2006, 2007 or 2008 or during the nine months ended September 30, 2009.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If we determine an impairment of a long-lived asset has occurred, the asset will be written down to its estimated fair value, which is based primarily on expected discounted future cash flows. There were no impairments recorded during 2006, 2007 or 2008 or during the nine months ended September 30, 2009.

Legal and Other Contingent Liabilities

We are involved in various pending and potential complaints, arbitrations, legal actions, investigations and proceedings related to our business from time to time. Some of these matters involve claims for substantial amounts, including claims for punitive and other special damages. The number of complaints, legal actions, investigations and regulatory proceedings against financial institutions like us has been increasing in recent years. We have, after consultation with counsel and consideration of facts currently known by management, recorded estimated losses in accordance with accounting guidance issued by the FASB, to the extent that a claim may result in a probable loss and the amount of the loss can be reasonably estimated. The determination of these reserve amounts requires significant judgment on the part of management and our ultimate liabilities may be materially different. In making these determinations, management considers many factors, including, but not limited to, the loss and damages sought by the plaintiff or claimant, the basis and validity of the claim, the likelihood of successful defense against the claim and the potential for, and magnitude of, damages or settlements from such pending and potential complaints, legal actions, arbitrations, investigations and proceedings, and fines and penalties or orders from regulatory agencies.

If a potential adverse contingency should become probable or resolved for an amount in excess of the established reserves during any period, our results of operations in that period and, in some cases, succeeding periods could be adversely affected.

Recently Issued Accounting Standards

Uncertainty in Income Taxes

In June 2006, the FASB issued guidance on accounting for uncertainty in income taxes, which establishes that a tax position taken or expected to be taken in a tax return is to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The adoption of the guidance on accounting for uncertainty in income taxes is not expected to have a material impact on our financial statements.

Fair Value Measurements

On January 1, 2008, we adopted, on a prospective basis, the required provisions of new accounting guidance issued by the FASB on fair value measurements, which, among other things, defined fair value, established a framework for measuring fair value and enhanced disclosure requirements about fair value measurements with respect to its financial assets and financial liabilities. On January 1, 2009, we adopted the remaining provisions of the new guidance issued, as permitted by an amendment which delayed the effective date of the new accounting guidance for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). These nonfinancial items included, for example, reporting units required to be measured at fair value for annual goodwill impairment testing purposes and nonfinancial assets acquired and liabilities assumed in a business combination. Neither the adoption of the required provisions of the new guidance, nor the subsequent adoption of the remaining provisions of the new guidance as permitted by the amendment, had a material impact on our financial statements.

On April 1, 2009, we adopted, on a prospective basis, additional accounting guidance issued by the FASB on fair value measurements. The additional accounting guidance assists in the determination of fair value for securities or other financial assets when the volume and level of activity for such items have significantly decreased when compared with normal market activity and there is no longer sufficient frequency or volume to provide pricing information on an ongoing basis. The additional accounting guidance also assists in determining whether or not a transaction is orderly and whether or not a transaction or quoted price can be considered in the determination of fair value. Accordingly, the additional accounting guidance does not apply to quoted prices for identical assets or liabilities in active markets categorized as Level 1 in the fair value measurement hierarchy, and also requires that additional fair value disclosures be included on an interim basis. See Note 3 of our consolidated financial statements included elsewhere in this prospectus for the additional disclosures provided pursuant to the additional accounting guidance. The adoption of additional guidance regarding fair value measurements did not materially impact our financial statements.

Subsequent Events

In May 2009, the FASB issued new accounting guidance on subsequent events. The new accounting guidance requires that management evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements after the balance sheet date through the date the financial statements are issued and determines the circumstances under which such events or transactions must be recognized in the financial statements. We adopted the new accounting guidance as of our financial period ended June 30, 2009. The adoption of the new accounting guidance did not have an effect on our financial statements.

Transfers of Financial Assets

In June 2009, the FASB issued new guidance on accounting for transfers of financial assets. The new accounting guidance eliminates the concept of a qualifying special purpose entity, requires that a transferor consider all arrangements made contemporaneously with, or in contemplation of, a transfer of assets when determining whether derecognition of a financial asset is appropriate, clarifies the requirement that a transferred financial asset be legally isolated from the transferor and any of its consolidated affiliates, stipulates that constraints on a transferee’s ability to freely pledge or exchange transferred assets causes the transfer to fail sale accounting, and defines participating interests and provides guidance on derecognizing participating interests. We will adopt the new accounting guidance as of January 1, 2010. We are currently evaluating the impact of the new accounting guidance on our financial statements.

Variable Interest Entities

In June 2009, the FASB amended its guidance on variable interest entities. The amended guidance changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. It also requires a company to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. The requirements of the amended accounting guidance are effective for interim and annual periods beginning after November 15, 2009 and early adoption is prohibited. We are currently assessing the impact of the amended accounting guidance on our financial statements.

Generally Accepted Accounting Principles

In June 2009, the FASB issued new accounting guidance on FASB Accounting Standards Codification and the hierarchy of generally accepted accounting principles. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts but will instead issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the FASB Accounting Standards Codification. These changes and the FASB Accounting Standards Codification itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on our financial statements.

Revenue Recognition

In October 2009, the FASB issued new guidance on the accounting and disclosure for revenue recognition. The new guidance, which is effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. We are currently assessing the impact of the new accounting guidance on our financial statements.

BUSINESS

Imperial Capital

We are an independent, full-service investment bank offering a uniquely integrated platform of diverse products and services. We offer sophisticated sales and trading services to institutional investors and a wide range of investment banking advisory, capital markets and restructuring services to middle market corporate clients. We also provide proprietary research across a company’s capital structure, including bank debt, debt securities, hybrid securities, preferred and common equity and special situations claims. The integration of our complementary business activities allows us to provide superior service and solutions for our clients and presents opportunities to leverage client relationships to increase transaction volumes and revenues across our platform. We believe this diversified and integrated business model has reduced the volatility of our results over various market and economic cycles and has positioned us well for future growth.

We have diversified our revenues by service, product and industry, which has allowed us to be consistently profitable each year since 1999 through a variety of economic and capital market environments, including the recent recession. We earn commissions on our institutional sales and trading activities for executing trades for institutional investors across a range of asset classes. In our investment banking group, we earn fees for providing capital raising and financial advisory services as well as recurring retainers and success-based fees in our restructuring practice. Our annual revenues increased at a compound annual growth rate of 12.0% from $64.0 million for the year ended December 31, 2005 to $89.3 million for the year ended December 31, 2008. For the nine months ended September 30, 2009, our revenues increased 34.2% over the same period in 2008, from $63.9 million for the nine months ended September 30, 2008 to $85.7 million for the nine months ended September 30, 2009.

We believe that our ability to provide a full range of complementary middle market advisory and capital markets services across a company’s capital structure differentiates us from many of our peers. Our institutional sales and trading capabilities confer a competitive advantage to our investment banking and restructuring group by providing timely market intelligence and giving our investment banking and restructuring group the ability to execute a wide range of transactions. Likewise, investment banking and restructuring engagements often generate trading opportunities and follow-on placement assignments for our institutional sales and trading group. This synergy between our investment banking and restructuring group and our institutional sales and trading group is enhanced by the holistic view we take of a company’s capital structure. As opposed to the traditional fixed income or equity research model, we prepare proprietary investment analyses focusing on relative values across a company’s capital structure. Our sales professionals provide coverage across the capital structure to our institutional clients and use our proprietary research and analyses to identify market trading opportunities for our institutional clients. Our approach contrasts with the traditional structure of our competitors’ sales operations, which organizes sales teams by specific categories or asset classes of securities within the capital structure.

Principal Activities

We conduct our three principal activities through Imperial Capital, LLC, a registered broker-dealer.

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Institutional Sales and Trading. We provide institutional investors with sales and trading services for bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. In addition to trading multiple classes of liquid assets, we also have significant experience with thinly traded, illiquid and bankruptcy and post-bankruptcy securities. We have achieved significant growth in institutional sales and trading focusing on matched client trades, while avoiding risks associated with substantial proprietary trading. As of October 1, 2009, our institutional sales and trading group employed 29 sales professionals covering more than 1,200 institutions. Our sales professionals provide coverage across the capital structure for their accounts and work closely with 12 specialized, product-focused traders who add security-specific knowledge and execute transactions for institutional clients.

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Investment Banking and Restructuring. We provide debt and equity financing, merger and acquisition, restructuring and other strategic advisory services for our corporate, private equity and institutional investor clients by advising on and implementing creative, value enhancing solutions and transactions. As of October 1, 2009, we employed 50 investment banking and restructuring professionals who have extensive experience advising middle market companies across a broad range of industries. Combining traditional merger and acquisition and capital markets services with our counter-cyclical restructuring practice has contributed to our growth and profitability throughout various market and economic cycles. We have been successful at transitioning our junior professionals between product groups based on the relative distribution of transaction volumes. This has allowed us to retain exceptional employees and maintain consistent staffing levels, leading to greater efficiency and higher quality work product.

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Institutional Research. We publish company-specific reports, macro-economic industry reports and real-time desk analysis. Our company-specific reports provide insights into investment opportunities throughout an issuer’s capital structure, including its bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. In contrast, research of many of our competitors generally only focuses on one piece of a company’s capital structure. We provide industry reports which highlight macro trends and key events in our target industries, including general economic and legislative developments affecting the industry and recent capital markets and merger and acquisition activity. Our desk analysis is focused on event-driven and often real-time identification of capital structure trading opportunities. We believe that our approach to research is unique among our competitors and that our ability to provide timely analysis of an issuer’s capital structure produces valuable investment recommendations for our institutional clients. As of October 1, 2009, we employed 14 research analysts. We currently focus on 14 industry sectors, with both research coverage and banking expertise in Aerospace, Defense and Government Services, Airlines and Transportation, Clean Energy, Consumer, Gaming and Leisure, General Industrials, Homebuilding and Real Estate, Media and Telecommunications, Security and Homeland Security and Traditional Energy and expanding coverage in Business Services, Financial Services, Healthcare and Technology.

We also manage two investment vehicles through ICAM, our registered investment advisor, which as of September 30, 2009 had approximately $162.0 million in committed capital.

Market Opportunity

Following the market downturn and ensuing liquidity and credit crisis in 2008, the investment banking industry has undergone rapid and radical change. We intend to exploit the following growth opportunities presented by the recent changes in the investment banking industry:

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Penetration and expansion of client base. During the current recession, several banks and securities firms in the United States and abroad have failed or were acquired by other financial institutions under stressed conditions. Disruptions in long-held client relationships at large firms have provided us with the opportunity to grow our market share across the spectrum of investment banking services by increasing the depth of our relationships with our clients as we seek to fill the void left by the exit and consolidation of other financial firms.

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Hiring of experienced professionals. As a result of the dislocations in the investment banking industry, many highly experienced professionals have resigned, were terminated or feel discouraged about changes in corporate culture and compensation potential. We continue to source quality talent that is attracted to our established, yet growing and profitable, firm. Due to the structure of our institutional sales and trading group, sales professionals joining us have the opportunity to market across a company’s capital structure, an opportunity they would not have had at bulge-bracket or other traditionally structured firms.

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Long-term demand for middle market investment banking services. Although the recession and credit crisis have depressed the volume of financing and mergers and acquisitions transactions, we believe the long-term demand for the intermediary and advisory functions of investment banks remains significant. Our investment banking activities focus on companies with an enterprise value typically between $100 million to $2 billion. We believe this market segment has traditionally been underserved, relative to the services available to firms with market capitalizations in excess of $2 billion, and the recent consolidation in the financial industry has left companies with even fewer choices for corporate finance services. We believe that our extensive relationships and expertise in serving middle market companies within our target industries provide us with a distinct competitive advantage among our peers.

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Restructuring opportunities. Credit default rates are rapidly accelerating, with defaults rates nearing levels not seen since the 1990 and 2002 recessions. According to a July 2009 report by Fitch Ratings, the U.S. high yield default rate, which for the six months ended June 30, 2008 stood at 2.4% on an annualized basis, soared to 9.5% on an annualized basis in the first six months of 2009 and is expected to reach 15% to 18% by the end of 2009. It was estimated by Standard & Poor’s in August 2009 that more than $2.1 trillion of loans and bonds will mature between now and the end of 2014, rising from more than $225 billion in maturities in 2009 to more than $530 billion in maturities in 2014. According to a recent report by Standard and Poor’s, 71% of all issuers rated B- or lower are located in the United States, which presents an opportunity for us to trade the securities of these distressed companies as well as participate in their restructuring. We expect that rising default rates and the volume and amount of maturing bank loans and bonds over the next five years will drive the need for advisory services and capital markets solutions to restructure these impaired companies’ financial profiles. We are one of only a few investment banks with the expertise necessary to couple a corporate restructuring advisory practice with a full complement of capital markets solutions.

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Bank debt trading opportunities. The current recession has also provided an opportunity to increase the volume of our bank debt trading. In recent restructuring transactions, holders of bank debt have often received a return of less than par or have had their positions partially or completely converted into equity. This has attracted additional investors with varying investment strategies into the bank debt market. We have also benefited from the disappearance or weakening of larger bank debt trading competitors. According to The 2Q09 LSTA Secondary Trading & Settlement Study, industry bank debt trading volume decreased to approximately $450 billion during the twelve months ended June 30, 2009 from $577 billion during the twelve months ended June 30, 2008. In contrast, our bank debt trading activity increased by 82.8% over the same period, from $1.5 billion during the twelve months ended June 30, 2008 to $2.8 billion during the twelve months ended June 30, 2009. The capital we raise in this offering will enable us to increase our bank debt trading activities by allowing us to engage in more frequent matched client principal transactions and to take advantage of select proprietary opportunities. In addition, we expect our increased transparency as a result of becoming a public company will give large institutional clients greater confidence in our ability to act as a counterparty.

Why are we going public?

We have decided to become a public company for the following principal reasons:

•	To enhance our profile and recognition as an investment bank;

•	To create more flexible equity-based compensation plans to attract and retain talented people;

•	To obtain capital to support and expand internal growth initiatives, including:

•	Developing a more active underwriting business with the capacity to support our offerings in the aftermarket; and

•	Increasing our trading activities by allowing targeted principal transactions primarily in bank debt;

•	To provide greater transparency about our business with other market participants;

•	To create a public currency and capital to support potential acquisitions; and

•	To permit the realization over time of equity value by our principal owners without necessitating the sale of our business.

Competitive Strengths

We believe that the following competitive strengths distinguish us from our peers:

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Full range of sales and trading, research and investment banking services. Although we are well-regarded for our debt capabilities, we provide institutional investors with access to proprietary research, investment banking advisory services and trading capabilities across the capital structure. We offer investment banking services to middle market companies through a nationwide platform that can execute transactions encompassing a variety of strategic alternatives throughout the corporate lifecycle. We believe our breadth of services and our ability to deliver bulge-bracket capital markets capabilities to an underserved middle market client base provides us with a distinct competitive advantage.

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Diversified and balanced platform. Our accumulated expertise across a broad spectrum of complementary products and 14 industry sectors allows us to create and market proprietary solutions and timely investment opportunities to our clients. We earn significant revenues from our institutional sales and trading and investment banking and restructuring activities and maintain a diverse and flexible sales and support team, which has led to revenue growth and consistent profitability throughout multiple market cycles. For the year ended December 31, 2008, institutional sales and trading activities accounted for approximately 60% of our revenue and investment banking and restructuring activities accounted for approximately 40% of our revenue. Our restructuring business provides a counter-cyclical hedge against downturns in traditional mergers and acquisitions advisory and capital markets activity. As a result of our diversified and balanced business model, we have achieved profitability every year since 1999, including the nine month period ended September 30, 2009.

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Integrated business model. Under the traditional full-service investment banking model, sales professionals typically focus on a single product or asset class. By contrast, our sales professionals provide coverage across the capital structure for their accounts. Our institutional clients benefit from a single point of contact who can deliver the full range of products and services on our platform, allowing us to maximize our existing client relationships. Our institutional sales and trading group provides our investment banking group with a valuable business development tool by helping to identify timely market and product trends. Our restructuring team is able to leverage our capital raising and distribution capabilities, giving it an advantage over many of our competitors in the restructuring space who often lack meaningful capital markets capabilities to execute capital restructuring strategies. Investment banking and restructuring transactions often create trading opportunities as event-driven changes in the capital structure may drive our clients to trade in pre- and post-transaction securities. Our research is also differentiated by our integrated approach across a company’s capital structure. We believe our research product, which focuses on relative values throughout the capital structure, provides our clients with perspectives not available in the traditional fixed income and equity models of our competitors. We believe the integration and coordination of our principal activities, consistent with necessary compliance requirements, gives us a distinct advantage over our many of our competitors.

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Robust proprietary technology. We have developed two proprietary software systems that together manage and distribute detailed client and transactional information to our sales and trading professionals and risk managers on a “real-time” basis. Together, these systems gather and maintain current and historical “customer inquiries,” sales and trading notes that are assigned to specific issuers or clients, client transaction details, client holdings, and client and issuer “research pull” information. Our software allows our professionals to efficiently retrieve and sort information from an extensive database covering our more than 1,200 institutions, allowing us to respond quickly to trading opportunities by identifying clients that have expressed interest, traded or held a particular investment product in the past. This information can be accessed quickly and provides us with the ability to respond to timely trading opportunities. These systems also provide our risk managers and executives with tools for monitoring risk on a “real time” basis through our open order and inquiry logs, counterparty and credit exposure by client and security, inventory reports, mark-up review logs, and notifications to traders of special conditions associated with investment products, such as those that are in default.

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Independence. As an independent firm principally owned by our employees, we are free from many of the conflicts of interests that can arise as a result of competing business objectives at larger, diversified financial institutions. Our clients hire us for our creativity, expertise and effectiveness as an intermediary and advisor rather than for temporary use of our balance sheet.

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Strong corporate culture. We are led by a highly skilled and experienced team of industry professionals. Before founding or joining our firm, many of our senior professionals held positions at large, well-known investment banking firms. Our 35 managing directors average more than 16 years of industry experience. Collectively, our senior professionals owned approximately         % of our equity prior to this offering and will own approximately         % of our equity immediately following this offering. The majority of our senior professionals are subject to a variable compensation structure, under which compensation is based on the amount of revenues generated by each professional. Our managing directors have an average tenure with us of more than four years, and many of our senior executives, including our chairman and chief executive officer, president, chief operating officer and group leaders have been with us since inception. We have established a culture in which collaboration among departments is strongly encouraged, allowing us to leverage the experience of our senior professionals and more easily identify and react to changes in the markets in which we operate.

Growth Strategy

Our growth strategy focuses on continuing to build our core activities of institutional sales and trading, investment banking and restructuring, and institutional research and attracting experienced revenue-producing professionals to our platform. We may also make investments in products or services that are complementary to our core business and may selectively pursue strategic acquisitions. We seek to achieve this strategy principally by:

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Expanding our relationships with existing clients. Our institutional sales and trading professionals maintain deep relationships with institutional clients that utilize only a subset of our products and services. We believe there are significant opportunities to leverage these relationships and increase revenue per client among our institutional and corporate clients by providing a more complete range of our products and services. We believe we bring a distinctive knowledge of the debt and equity markets across an issuer’s capital structure to our corporate clients when evaluating alternatives or executing a transaction. We have instilled an organizational structure and culture in which professionals in our principal business activities have the opportunity to collaborate on new business activities across our entire platform, and we believe this ability to collaborate will provide opportunities to further penetrate our existing clients.

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Recruiting highly qualified and complementary senior professionals with established industry pedigree and client relationships. We believe the most efficient way to successfully enter new business activities and industry verticals is to hire additional senior professionals with a strong track record of success within that business or industry. Our strategy is to attract, hire and retain senior banking, research and sales and trading professionals with strong relationships in sectors or product areas that we believe represent significant growth opportunities. We are selective in the senior professionals we hire. Senior professionals must have complementary relationships and strengthen our entrepreneurial and collaborative culture. Historically, our senior professionals have not only been our best source of additional clients, but have also been a key resource in the recruitment of additional professionals. We intend to continue to recruit high-caliber senior professionals into our investment banking and restructuring practice to add depth in industry sectors in which we believe we already have strength, to extend the reach of our advisory focus to industry sectors we have identified as particularly attractive and to further strengthen our restructuring business.

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Leveraging our platform by expanding our product offering, with emphasis on expanding our bank debt trading and underwriting of securities. As a full-service investment bank, we offer a diverse set of products to our institutional and corporate clients. However, within our major product offerings there are sub-sectors in which we currently have limited or no market share because to date we have not focused resources on those sub-sectors. We intend to expand our capabilities as we identify opportunities to provide additional products and services to our clients through product offering opportunities that we believe will generate incremental, sustainable and profitable revenues. The capital we raise in this offering will allow us to increase our bank debt trading profile by allowing more frequent matched client principal transactions and to take advantage of select proprietary trading opportunities. The capital will also allow us to more quickly grow our underwriting business by improving our ability to support our offerings in the aftermarket.

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Expanding into additional industry verticals we have identified as attractive. We have developed broad coverage in our target industries by attracting senior professionals with deep industry knowledge and significant transaction experience into both our institutional research group and our investment banking and restructuring group. Our corporate clients and institutional investors value our depth and breadth of knowledge in the industry verticals on which we focus leading to increased transaction volumes and revenues. We currently focus on 14 industry sectors, with both research coverage and banking expertise in Aerospace, Defense and Government Services, Airlines and Transportation, Clean Energy, Consumer, Gaming and Leisure, General Industrials, Homebuilding and Real Estate, Media and Telecommunications, Security and Homeland Security and Traditional Energy and expanding coverage in Business Services, Financial Services, Healthcare and Technology. We intend to recruit and hire professionals and/or groups with strong industry relationships in additional industries that we believe have strong potential to generate revenue.

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Expanding geographically. We plan to selectively expand our geographic footprint both domestically and internationally as we see attractive opportunities to enter new markets. Certain markets or regions in the United States where we currently do not have offices require a local presence to gain a meaningful share of the local business. We will proactively seek to add senior professionals or groups in those regions we view as attractive. For example, we recently opened a Boston office in order to enhance our presence in the New England market and added a Houston office to enhance our presence in the energy industry. Through the December 2009 acquisition of all of the investment banking assets of The Mercanti Group, LLC, an advisory firm specializing in merger and acquisition and capital markets advisory services, we obtained an office in Minneapolis, Minnesota, giving us a local presence in the Midwest market. We may also obtain a physical presence in additional locations when acquiring another firm or group.

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Acquiring additional groups or firms. We bolstered our mergers and acquisitions capabilities substantially with our acquisition of certain assets and assumption of certain liabilities from USBX Advisory Services, LLC, a middle market mergers and acquisitions advisory firm, in December 2007, and with the acquisition of all of the investment banking assets of The Mercanti Group, LLC in December 2009. We also expanded our restructuring advisor capabilities in April 2006 through the acquisition of the West Coast restructuring advisory operations of Giuliani Capital Advisors. We recently expanded our investment banking and restructuring capabilities in the energy sector with the acquisition of certain assets of Houston-based Petrobridge Investment Management, LLC. While we believe our primary growth will be through hiring professionals into our existing franchises, where we find existing groups or firms that share our overall strategy and operate in industries, maintain clients or offer products we deem desirable, we may seek to acquire them on terms which align their professionals with our current business and our stockholders.

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Expanding our investment management activities. In the future, we may grow our asset management business by attracting additional outside institutional and high net worth investors to our existing investment vehicles and by starting new investment vehicles.

Principal Activities

Institutional Sales and Trading

Our sales and trading professionals specialize in understanding and transacting across a company’s capital structure. Our goal is superior execution for our institutional investor clients, particularly where we can capitalize on market inefficiencies and other timely opportunities identified by our research division. Our institutional sales and trading group, with 29 sales professionals as of October 1, 2009 covering more than 1,200 institutions, distinguishes us from many other competitors of similar size, providing an active platform to market our research ideas and adding significant value for our institutional clients. We offer capital markets execution services on a wide range of products including bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims as well as offering clients traditional institutional equity execution services through our group of experienced trading professionals. Our equity execution capabilities span the entire spectrum of equity securities, offering access to many pools of liquidity, from listed floor access to various entry or handling execution platforms. For the nine month period ended September 30, 2009, our commission revenues were $51.4 million, an increase of $15.8 million, or 45%, over the comparable period in 2008.

Bank Debt: The secondary trading market for bank debt has experienced significant growth over the past several years as less traditional lenders such as insurance companies, mutual funds and hedge funds have entered the market in response to perceived attractive investment opportunities. We trade bank debt issues that include debtor-in-possession (“DIP”) loans, first and second lien secured loans and unsecured loans. In 2008, we traded $2.1 billion of bank debt, and during the first nine months of 2009 we have already traded $2.1 billion of bank debt. The recent recession has also contributed to investor interest in bank debt, as many distressed companies have completed debt for equity exchanges involving bank debt, attracting investors with varying strategies to the market.

Unlike many securities, there is no centralized marketplace for secondary transactions in bank debt. Transactions do not clear through a central clearing agent, and there is no obligation publicly to report transactions. In many instances, bank debt is extremely illiquid, trades infrequently and a specific loan may only be held by a small number of lenders. Accordingly, price discovery through knowledge of the market participants and settlement capabilities are key elements of a successful bank debt trading operation. Based on years of experience, our institutional sales and trading group, assisted by both our desk analysis group and our operations and compliance groups, possesses the ability to identify investment opportunities, locate holders and complete and settle transactions. The integration of our senior settlement professionals into our institutional sales and trading group results in a collaborative process between our trading, operations and compliance groups that we believe enables us to assist our clients throughout the trading process, provide solutions to complex scenarios, and ultimately advance our clients’ goal in an expedited and efficient manner.

We have developed our bank debt trading activities based on an agency model. The capital we raise in this offering will allow us to increase our bank debt trading activities by allowing us to engage in more frequent matched client principal transactions and to take advantage of select proprietary opportunities.

Debt Securities: We have a long history and deep knowledge of the market for debt securities, with particular expertise in the high yield and distressed bond markets. In 2008 we traded $11.2 billion of debt securities, and during the first nine months of 2009 we traded $11.0 billion of debt securities. While we expect that debt securities will continue to be a core trading emphasis for us, we seek to continue to expand the breadth and scope of our coverage. Historically, our firm has had a significant presence in the market for distressed and bankrupt bonds, but in the past year we have increased our presence in the high-yield market. Unlike many of our competitors, however, we do not engage in significant proprietary activity to effectuate our debt trading operations. We have principally operated using matched client trades, successfully minimizing our risk.

In addition to trading public debt securities, we have extensive experience trading private debt securities, particularly where the terms and conditions of the securities require special handling or conditions. As with bank debt, our operations and compliance groups work in conjunction with our institutional sales and trading group to address these issues in a timely manner, minimizing confusion for our clients.

Frequently, our sales and trading clients are assisted by our institutional research professionals to clarify and assess complex debt situations. We believe that this assistance is highly valued by our clients.

Hybrid Securities: We are an active dealer in the convertible bond market, particularly with respect to busted convertible bonds, which is industry terminology for when an issuer’s security is trading at a level where conversion is no longer likely. Our institutional research group publishes the Busted Convert Monitor which we believe is the only research publication that is exclusively dedicated to this asset class. In this report we identify a variety of investment strategies for individual convertible bonds, highlighting convertible bonds in certain categories, including high-quality and high yield, near term maturity or put right, high current yield, capital structure arbitrage opportunities, high free cash flow to debt ratio and earnings before interest, tax, depreciation and amortization (“EBITDA”) growth.

Preferred and Common Equities: Our equity trading effort ranges from liquid, exchange-listed common equity to unlisted, private securities that transfer via physical delivery of share certificates. While we have the ability to process trades in various types of stock, our focus is to provide institutional clients with liquidity in special situation and post-reorganization equities. In many instances, we will trade a company’s debt securities before and during a bankruptcy proceeding and subsequently trade its equity after it has gone through a restructuring process. As we follow a company through a restructuring, our institutional research group becomes more familiar with its businesses and our institutional sales and trading group gains knowledge of the holders of its securities, which increases our trading opportunities. We are able to utilize our broad client base to help transition the company’s securities from high-grade investors to distressed investors at the beginning of the restructuring process and then to traditional equity investors after a restructuring has been consummated.

A lack of liquidity in preferred equity issuances can often make them difficult to trade. Our extensive coverage of the institutional preferred equity market often provides us access to the key participants and allows us to source securities of interest for our clients.

In addition, our institutional sales and trading group is able to assist our investment banking and restructuring group in the placement of PIPEs, registered direct offerings and other equity transactions, giving us an advantage over our competitors who do not have a dual trading/investment banking capability.

Special Situations Claims: In addition to more traditional securities, we trade special situations claims that may include trade, litigation and liquidation claims, typically in connection with companies undergoing a restructuring through the bankruptcy process. We have relationships with clients that frequently invest in these types of claims, and our desk analysts have years of experience analyzing these situations and the issues involved in determining value. Our involvement in trading distressed securities frequently leads us to trading opportunities in these special situations claims.

Investment Banking and Restructuring

We offer a full range of banking and restructuring services including:

•	sell-side and buy-side mergers and acquisitions advisory;

•	debt and equity financing;

•	financial restructuring and recapitalization advisory; and

•	valuation and fairness opinions.

We specialize in raising capital for middle market companies in challenging situations that require a creative marketing and structuring approach. Given our multi-disciplined experience, expertise and product offering, we have an ability to provide creative solutions and meaningful advice to management and boards regarding strategic alternatives. We leverage the collective knowledge of our professionals in each assignment, often involving managing directors from multiple product groups in our advisory assignments. We believe our clients value our ability to offer strategic advice unconstrained by a limited product offering. Our investment banking activities focus on middle market companies, which we define as entities with an enterprise value typically between $100 million to $2 billion. For the nine month period ended September 30, 2009, our fees from investment banking were $31.2 million, an increase of $4.1 million, or 15.3%, over the comparable period in 2008.

Mergers and Acquisitions: We have a wide range of experience in providing advisory services for mergers, acquisitions and divestitures to a variety of constituents, including corporate management teams, boards of directors and special committees. Our reputation among and relationships with a broad range of strategic and financial buyers enhance our ability to attract parties to transactions and maximize value for our clients. We believe our success as a strategic advisor stems the ability of our professional team to structure, negotiate and execute complex transactions. Our expertise and capabilities were expanded in December 2007 with the USBX Transaction, which included the addition of four managing directors to our mergers and acquisitions team. From January 1, 2006 through September 30, 2009, we advised on 29 mergers and acquisitions assignments with an aggregate transaction value of approximately $3.5 billion.

Through collaboration with our restructuring group, our mergers and acquisitions group has a unique ability to provide advice and execution in distressed situations. For example, we have on several occasions assisted with the acquisition of companies for both financial and strategic investors through an acquisition of the target company’s debt. We have also advised on numerous asset sales under Section 363 of the U.S. Bankruptcy Code.

Our financing capabilities complement our mergers and acquisitions services by allowing us to arrange transaction-related financing to meet a wide variety of client goals, including raising growth capital, managing and financing acquisitions and structuring sponsor-led buyouts, as well as to evaluate, on behalf of our clients, the prospective financing strategies of counterparties with whom they may be negotiating.

Capital Markets: We maintain broad distribution capabilities across the full spectrum of the capital structure. Our capital markets activity is primarily agency-based. Our client-focused business model minimizes potential conflicts and competing interests that would exist if we engaged in extensive proprietary trading and investing activity. We believe our clients highly value our independence as well as our capabilities to place and syndicate efficiently and effectively a broad variety of debt and equity instruments through our institutional sales and trading group, which covers more than 1,200 institutions.

We deliver comprehensive debt capital market solutions through leveraging the expertise of our sales and trading professionals. We have extensive experience in arranging private debt for middle market issuers. We provide debt financing solutions across the full credit spectrum for middle market corporations and sponsors, including high yield and distressed debt, senior secured debt, second lien debt, mezzanine and subordinated debt, and trade and liquidation claims.

We also have expertise at arranging DIP financings and exit financings and devising rescue financing alternatives for companies undergoing a restructuring or reorganization (including both pre-and post-restructuring). Our capital markets professionals draw on our financing, valuation and restructuring expertise to solve complex capital structure issues.

Our equity and equity-linked financing professionals offer tailored solutions to our clients. We focus on middle market companies that we believe have significant upside potential, both growth and value, but are not widely recognized nor solicited by other investment banks. Our professionals have experience in placing private and public equity, including hybrid debt/equity securities, common stock (including PIPEs and registered direct offerings) and preferred stock across a variety of industry sectors.

Restructuring: We offer a national restructuring practice, with seven managing directors as of October 1, 2009 based in Los Angeles, New York and San Francisco. Our professionals are experienced in advising companies, creditors, financial institutions, institutional investors and funds, government entities, unions, trade creditors, equity participants and acquirors both out-of-court and through the complex Chapter 11 proceedings. Our managing directors have more than 110 years of cumulative restructuring advisory experience across a variety of industry sectors, including prior experience in bankruptcy and corporate law, accounting and finance. In these representations, we have provided a full range of services to our clients. Our restructuring professionals regularly draw on their significant experience providing in-court testimony and valuation in the context of litigation or confirmation of a plan of reorganization.

Our restructuring advisory professionals have an expertise in the development of complex, capital markets-focused solutions and have the ability to execute a diverse assortment of deleveraging transactions through our institutional sales and trading group. We implement balance sheet restructurings through public and private debt-for-debt and debt-for-equity exchanges, consent solicitations, bank amendments, rights offerings and corporate bond buybacks. We advise and execute on transactions that include the acquisition of debt in situations with the objective of securing corporate control, commonly referred to as loan-to-own strategies.

Our firm-wide knowledge and expertise enhance the advice of our restructuring professionals and provide the ability to implement a range of diverse strategies. Our financing capabilities complement our restructuring business because of our ability to arrange DIP financings, exit financings or devising rescue financing alternatives for companies in financial distress. We regularly draw upon our capital markets capabilities in making critical assessments and providing advice in arranging financing in restructuring situations. We also have significant experience providing merger and acquisition services for distressed companies, including conducting a sale of a business or its assets through the bankruptcy process or on an out-of-court basis amidst creditor negotiations. In addition, because our institutional sales and trading group supports the trading of securities of companies in financial distress or undergoing a transition, our restructuring professionals are able to effectuate a liquidity event in an otherwise illiquid environment. This allows us to involve an outside party in a restructuring process in a loan-to-own scenario or avoid litigation by trading a disgruntled holder out of a position.

Valuation and Fairness Opinions: We have extensive experience providing valuation-related opinions to corporate and institutional clients. We assist institutional investors by providing weekly and quarterly indicative valuations. We currently value bank debt, debt securities, hybrid securities and preferred and common equity. In addition, we provide expert witness valuation reports and testimony as part of our in-court restructuring assignments. We have provided fairness opinions in a variety of complex change-of-control transactions.

Institutional Research

Our research is differentiated by its integrated approach across a company’s capital structure. The goal of our institutional research group is to provide value-added insight that enhances the investment performance of our institutional clients. We offer a selection of investment publications covering various components of a company’s capital structure, including bank debt, debt securities, hybrid securities, preferred and common equity and special situation claims. Since January 1, 2009, our institutional research group has published research and/or investment summaries on more than 300 companies. We maintain an ongoing dialogue with strategic buyers and investors through our industry reports and our annual industry conferences.

Our institutional research group has extensive experience understanding complex capital structures and special situations such as bankruptcies and restructurings. We deliver our research and analysis in a timely manner to our clients through our website and by email notifications. In addition to providing recommendations on specific securities and event-driven opportunities, we also provide valuable insight into important industry trends. We accomplish this through three distinct research strategies: capital structure analysis, desk analysis and industry analysis.

Capital Structure Analysis: Taking a holistic view of the capital structure enables our professionals to identify opportunities and anomalies. Our capital structure analysts utilize a “buy-side” approach in identifying investment opportunities in situations that are overlooked or misunderstood by the market. Our analyst recommendations are based on fundamental research that considers relevant factors given the nature of the security as well as ongoing communications with management of companies and analysis of competitors, suppliers and clients.

We offer the following publications: Industry Relative Value, High Yield and Distressed Debt Analysis, Busted Convert Monitor, Short-Term and Puttable Securities Monitor and Short-Sale Monitor.

Desk Analysis: Our desk analysts support our institutional sales and trading group by providing summaries and analyses of event-driven, time-sensitive market opportunities, illiquid investment products that may not be covered by other broker-dealers and distressed or bankrupt issuers where investment considerations require knowledge of, and experience with, bankruptcy issues and an understanding of process and trading issues that may arise.

Our desk analysts support timely trading opportunities by preparing summaries and analysis of issuers and their securities and other investment products. Our focus in this area may be driven by news developments relating to issuers that may result in trading opportunities, inquiries by clients about current investment holdings or investments being considered, and fundamental opportunities identified based on our analysis. The desk analysts often summarize opportunities and educate our sales professionals, allowing them to understand time-

sensitive developments and communicate with our clients about these issues and their potential outcomes. Frequently, our desk analysts will engage in discussions directly with clients to assist them in understanding developing situations and inform their investment decisions. As a result of these services, we believe we have become a valuable source of information for clients seeking to monetize illiquid investments and clients seeking unusual investment opportunities in the distressed, bankruptcy or illiquid markets.

Our desk analysts also provide expertise and experience with bankruptcy issues and an understanding of the process and issues that arise as it relates to trading opportunities. In connection with analyzing distressed or bankrupt issues, our desk analysts are able to offer our clients assistance in understanding intercreditor issues (including relative priority of claims and subordination), claims resolution, fraudulent transfer and preference litigation, environmental and tort liabilities, plan confirmation issues, pension and other post-retirement liabilities, reinstatement, and substantive consolidation. Our knowledge of these issues is frequently called upon by our clients as they assess investment opportunities.

Industry Analysis: Our industry analysts provide macroeconomic insight into our target industries as well as company specific coverage within these industry groups. We leverage the expertise of our industry professionals to provide innovative and proprietary investment ideas to our institutional clients. We issue recurring industry monitor publications which offer macroeconomic analysis that includes insight into key market drivers and trends, transaction and bankruptcy activity and equity performance in key sectors.

We currently offer the following industry monitor publications: Clean Energy Industry Monitor, Consumer Industry Monitor, Homebuilders Monitor, Industrials / Manufacturing Monitor, Security Industry Monitor, Traditional Energy Monitor, Transportation Industry Monitor and periodic special topic industry reports.

In addition to the industry monitor publications, our industry analysts provide equity research coverage on companies within targeted industries. Our industry analysts develop in-depth and relative-value analysis with a focus on middle market companies. Our dedicated focus in the middle market combined with our industry expertise enables us to bring valuable investment insights to our clients.

Conferences: We offer clients access to companies and their management teams through firm-sponsored meetings and annual conferences. The annual conferences include:

•	The Security Investors Conference in Washington D.C.;

•	The Imperial Capital Consumer Summit in Los Angeles, California; and

•	The Global Opportunities Conference in New York, New York.

Our conferences offer us the opportunity to strengthen our relationships with our clients by facilitating introductions between them and the companies that attend the conferences. Our conferences also provide a venue for investment banking professionals to meet with multiple companies over a short period of time and to strengthen relationships with existing corporate clients as well as develop new relationships.

Asset Management

We manage two funds through our wholly owned investment advisory subsidiary, ICAM, a registered investment advisor. We are able to leverage our firm’s extensive knowledge base and market understanding to identify and evaluate potential investment opportunities.

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Long Ball Partners, LLC, a special situation, deep-value investment fund founded in November 2004, targets inefficiently priced securities throughout the capital structure. Long Ball Partners, LLC had approximately $50 million in assets as of September 30, 2009.

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Imperial Capital Private Opportunities Fund, LP, with $120 million of committed capital for private equity, targets private companies with EBITDA ranging from $5 million to $20 million. The fund is primarily capitalized by commitments from Ares Capital Corporation and ICAM.

Of the amounts invested in these funds, as of September 30, 2009, $13.9 million consists of our own capital and $13.0 million consists of funds invested by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, and other Reese and Wooster family members.

Integrated Business Model

We believe the integration and coordination of our principal activities, consistent with necessary compliance requirements, gives us a distinct advantage over many of our competitors and allows us to maximize our existing client relationships. Below are two transactions which illustrate the effectiveness of our integrated business model.

Hawaiian Airlines

We acted as exclusive financial advisor to Ranch Capital, LLC, a San Diego-based private equity firm, in a series of transactions resulting in the acquisition by Ranch Capital, LLC of Hawaiian Airlines. In effecting these transactions, we utilized our full suite of product offerings and capabilities.

Working with Ranch Capital, LLC, we developed a plan to take the airline out of bankruptcy. We structured a financing involving a syndicate of ten hedge funds which together formed RC Aviation, LLC in order to purchase a controlling equity interest in Hawaiian Holdings, the public holding company of Hawaiian Airlines. The accumulation of a controlling number of shares of Hawaiian Holdings was achieved through the efforts of our institutional sales and trading group.

Subsequent to the equity purchase, in order for RC Aviation, LLC to gain further control of the bankruptcy process, we negotiated the purchase of the two largest bankruptcy claims (aircraft lease claims) and structured a financing to effectuate the purchase. We developed a plan of reorganization which provided a full recovery to creditors and was ultimately chosen as the “winning plan.” We structured and raised senior bank financing, second lien financing and backstop financing in order to facilitate the exit from bankruptcy and the purchase of an additional aircraft.

In the fall and winter of 2006, we structured a refinancing of a portion of the exit financing and the purchase of additional aircraft. We continue to provide strategic and financial advice to both Hawaiian Airlines and the investor group.

Our institutional research group has provided coverage of Hawaiian Holding’s capital structure since its exit from bankruptcy, and our institutional sales and trading group has been an active trader of the company’s securities.

Recycled Paper Greetings

We acted as exclusive financial advisor to American Greetings Corporation (“American Greetings”) in the February 2009 strategic acquisition of Recycled Paper Greetings, Inc. (“RPG”), relying on both our sales and trading and our investment banking and restructuring expertise to execute this transaction.

Our institutional sales and trading group located RPG’s debt and effected purchases of its first lien term loan debt as agent for an affiliate of American Greetings, which ultimately acquired a majority of the term loan debt at a significant discount to face value. Our investment banking and restructuring group then represented American Greetings as a creditor to negotiate a consensual transaction with RPG and its remaining creditors.

This resulted in American Greeting’s acquisition of RPG through a pre-packaged Chapter 11 reorganization process, in which American Greetings provided DIP financing to RPG.

Using the strategies developed by our institutional sales and trading group and our investment banking and restructuring group, we were able to assist American Greetings in acquiring RPG, thus allowing RPG to emerge from bankruptcy in less than two months with minimal disruption to its operations.

Competition

The investment banking business is intensely competitive. We believe that the principal factors driving competition in our business include client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. Revenue-producing professionals are highly mobile and competition is intense for qualified professionals. Our ability to continue to compete effectively in our business will depend, in large part, upon our continued ability to retain and motivate our existing professionals and attract new professionals.

We have experienced intense price competition in some of our activities, particularly pressure on trading commissions and spreads. In addition, pricing and other competitive pressures in investment banking and restructuring have continued and could adversely affect our revenues. We believe we may experience competitive pressures in these and other areas in the future, as some of our competitors seek to obtain market share by competing on the basis of price.

We compete with other full-service investment banks as well as brokerage firms and financial advisory firms. To a limited extent, we also compete with commercial banks, bank holding companies and merchant banks. We compete with some firms nationally and with others on a regional, product or business-line basis. Some of our competitors are global, fully diversified financial institutions with substantially greater capital, personnel, brand recognition, range of products and services, client bases and other resources, and have greater history and more deeply established client relationships, than we do. Our focus on 14 target industry sectors also subjects us to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to these same industry sectors. In any event, the investment banking business, particularly in the recent past, is highly volatile and characterized by rapid change, the establishment of new competitors, the acquisition or failure of others and a highly mobile professional staff. We cannot predict the effectiveness with which we will be able to compete in this evolving environment.

Many of our competitors have the ability to offer a wider range of products than we do, including loans, deposit-taking and insurance, in addition to brokerage, asset management and investment banking and restructuring services, all of which may enhance their competitive position relative to us. These firms also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in downward pricing pressure in our business. This trend toward consolidation has significantly increased the capital base and geographic reach of our competitors. These larger and better-capitalized competitors may be better able than we are to respond to changes in the investment banking industry, to recruit and retain skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

We face a high level of competition in recruiting and retaining experienced and qualified professionals. The success of our business and our ability to continue to compete effectively will depend significantly upon our continued ability to retain and incentivize our existing professionals and attract new professionals.

Client Concentration

Our business model acts as a mechanism for client diversification. As the needs of the markets change with the business cycle, the distribution of revenue between our varying institutional clients changes accordingly.

Although we maintain long-term relationships with many of our institutional clients, there is a great degree of variability in our top commission-generating institutional clients from year to year. We are able to quickly adapt to the changing needs of the market due to the flexibility of our sales professionals, which remains current with all securities in an issuer’s capital structure. During the nine months ended September 30, 2009, no single institutional or corporate client was responsible for more than 3.0% of total revenue. Our investment banking clients will vary from year to year depending on the market conditions and economic cycle due to our ability to provide both traditional merger and acquisition and financing advisory services and restructuring advisory services.

Risk Management and Compliance

As an investment bank, risk is an inherent part of our business. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The principal risks we face are market, counterparty and credit, operational, legal and compliance, reputational, interest and other risks. We apply quantitative analysis and sound practical judgment before engaging in transactions to ensure that appropriate risk mitigants are in place. We accomplish this objective by carefully reviewing credit quality of counterparties, timely review and monitoring of open transaction commitments, and focusing our sales and trading efforts on matched client transactions. To the extent we commit principal capital, we conduct due diligence before making the commitment to assess the risk inherent in the transaction. Our focus is balancing risk and return. We seek to achieve adequate returns from each of our activities commensurate with the risks they assume. Nonetheless, the effectiveness of our approach to managing risks can never be completely assured. For example, unexpected large or rapid movements or disruptions in one or more markets or other unforeseen developments could have an adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in investment values, decreases in the liquidity of trading and investment positions, financial failure of clients and counterparties, and increases in general systemic risk.

Regulation

The securities industry in the United States is subject to extensive regulation under federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. Much of the direct oversight of broker-dealers, however, has been delegated to self-regulatory organizations, principally FINRA and the U.S. securities exchanges. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the securities industry and conduct periodic examinations of member broker-dealers. Securities firms are also subject to substantial regulation by state securities authorities in the U.S. jurisdictions in which they are registered. Our broker-dealer subsidiary, Imperial Capital, LLC, is registered as a broker-dealer with the SEC and all 50 states and the District of Columbia and is a member of FINRA, the BATS Exchange, Inc., the NYSE ARCA, Inc. and The NASDAQ Stock Market, Inc. Imperial Capital, LLC is also a registrant of the Municipal Securities Rulemaking Board.

The U.S. regulations to which broker-dealers are subject cover many aspects of the securities business, including sales and trading practices, financial responsibility, including the safekeeping of clients’ funds and securities as well as the capital structure of securities firms, books and record keeping, and the conduct of their associated persons. Salespeople, traders, investment bankers and others are required to take examinations given and administered by FINRA to both obtain and maintain their securities license registrations. Registered employees are also required to participate annually in our continuing education program.

Additional federal and state legislation, changes in rules promulgated by the SEC and by self-regulatory organizations as well as changes by state securities authorities, and/or changes in the interpretation or enforcement of existing laws and rules often directly affect the method of operation and profitability of broker-dealers. The SEC, self-regulatory organizations and state securities regulators have broad authority to conduct broad examinations and inspections, and initiate administrative proceedings which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of broker-dealer regulation is the protection of clients and the securities markets rather than protection of stockholders of broker-dealers.

Net Capital Requirements

Our broker-dealer subsidiary, Imperial Capital, LLC, is subject to the net capital requirements of Rule 15c3-1 of the Exchange Act (the “Net Capital Rule”). The Net Capital Rule is designed to measure the general financial condition and liquidity of a broker-dealer, and it imposes a required minimum amount of net capital deemed necessary to meet a broker-dealer’s continuing commitments to its clients.

Compliance with the Net Capital Rule may limit those operations that require the use of a firm’s capital for purposes such as maintaining the inventory required for trading in securities and underwriting securities, and financing client margin account balances. Net capital changes from day to day, primarily based in part on a firm’s inventory positions, and the portion of the inventory value the Net Capital Rule requires the firm to exclude from its capital (see note 16 to our consolidated financial statements included elsewhere in this prospectus).

As of June 30, 2009, we have elected to utilize the alternative method to calculate our net capital, and we currently have a minimum net capital requirement of $250,000. Prior to June 30, 2009, we used the basic method to calculate our net capital, which required the maintenance of minimum net capital and that the ratio of aggregate indebtedness to net capital not exceed 15:1. We may be prohibited from expanding our business or paying dividends if the net capital of Imperial Capital, LLC falls below the minimum regulatory requirements. At September 30, 2009, Imperial Capital LLC’s net capital was $14.0 million, or $13.8 million in excess of the minimum required net capital.

Accounting, Administration, Compliance and Operations

Our accounting, administration compliance, and operations personnel are responsible for financial controls, internal and external financial reporting, compliance with regulatory and legal requirements, office and personnel services, management information and telecommunications systems and the processing of our securities transactions.

Our employees perform most of these functions, other than our payroll processing, which is currently performed by an unaffiliated outsourcing provider, Paychex, Inc. and our securities clearing operations, which are currently performed by our clearing broker, Pershing, LLC. Our data processing functions are performed by our management information systems personnel. We believe that our continued future growth will require implementation of new and enhanced communications and information systems and training of our personnel or the hiring of an outsourced provider to operate such systems.

Proprietary Technology

We have developed two proprietary software systems that work together to manage and distribute detailed client and transactional information to our sales and trading professionals and risk managers on a “real-time” basis. Together, these systems gather and maintain current and historical “customer inquiries,” sales and trading notes that are assigned to specific issuers or clients, client transaction details, client holdings, and client and issuer “research pull” information. Our software allows our professionals to efficiently retrieve and sort information from an extensive database covering our more than 1,200 institutions, allowing us to respond quickly to trading opportunities by rapidly identifying clients that have expressed interest, traded or held a particular investment product in the past. This information can be accessed quickly and provides us with the ability to respond to timely trading opportunities.

These systems also provide our risk managers and executives with tools for monitoring risk on a “real time” basis through our open order and inquiry logs, counterparty and credit exposure by client and security, inventory reports, mark-up review logs, and notifications to traders of special conditions associated with particular investment products, such as those that are in default.

We rely on trade secrets and contractual restrictions to protect our intellectual property and currently do not hold any patents related to our business.

Legal and Regulatory Proceedings

As of September 30, 2009, we are not aware of material regulatory or legal proceeding involving us.

Employees

As of October 1, 2009, we had 162 full-time employees. The professional personnel in each of our business activities are as following:

•	Institutional Sales and Trading — 33 sales professionals, and 15 trading professionals

•	Investment Banking and Restructuring — 58 professionals

•	Institutional Research — 21 professionals

None of our employees are covered by a collective bargaining agreement. We consider our employee relations to be good and believe that our compensation and employee benefits are competitive with those offered by other securities firms.

Properties

We occupy three principal offices. Our Los Angeles headquarters is located at 2000 Avenue of the Stars and is comprised of approximately 28,434 square feet of space pursuant to a lease agreement expiring in 2016. Our New York office is located at 485 Lexington Avenue and is comprised of approximately 13,703 square feet pursuant to a lease agreement expiring in 2016. Our San Francisco office is located at 55 2nd Street and is comprised of approximately 2,668 square feet of space pursuant to a lease agreement expiring in 2010. We also have offices in Boston, Massachusetts, Minneapolis, Minnesota, Houston, Texas and Whitefish, Montana.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our current directors and executive officers, as well as Michael J. Arougheti, John M. Baumer and James H. Hugar, who are expected to join our board of directors in connection with the closing of this offering.

Name	Age	Position
Jason W. Reese	44	Chairman, Chief Executive Officer and Director
Randall E. Wooster	49	President and Director
Mark C. Martis	46	Chief Operating Officer
Harry Chung	39	Chief Financial Officer
Michael J. Arougheti	37	Director
John M. Baumer	42	Director
James H. Hugar	63	Director

Jason W. Reese is a co-founder of Imperial Capital, our chairman and chief executive officer and a member of our board of directors. In addition, he is chairman and chief executive officer of ICG LP, where he is responsible for managing ICG LP’s overall business. Prior to founding Imperial Capital in 1997, Mr. Reese was a managing director at Dabney/Resnick/Imperial, LLC where he managed the corporate finance and real estate groups. Previously, Mr. Reese was a principal of Gordon Investment Corporation, a merchant banking firm based in New York and Dallas, where he focused on investing in distressed real estate transactions, high yield securities and leveraged buyouts. Prior to joining Gordon in 1989, Mr. Reese worked in the Corporate Finance Group at PaineWebber in New York. Mr. Reese graduated with honors from Yale University with a B. S. in Electrical Engineering. Mr. Reese is a member of the steering committee of the Capital Campaign at Yale University.

Randall E. Wooster is a co-founder of Imperial Capital, our president and a member of our board of directors. In addition, he is president of ICG LP. Mr. Wooster is responsible for managing Imperial Capital, LLC’s overall business. Prior to founding Imperial Capital in 1997, Mr. Wooster was a managing director at Dabney/Resnick/Imperial, LLC where he managed the sales and trading group. Previously, Mr. Wooster was the head trader for Canyon Partners, Inc., an institutional investment advisor, in Los Angeles. Prior to joining Canyon in 1992, Mr. Wooster was a trader and analyst for R. D. Smith & Co., a broker dealer that focused on investing in distressed securities in New York. Mr. Wooster began his career in the New York Tax Department of Arthur Andersen & Co. where he was licensed as a Certified Public Accountant. Mr. Wooster received his B.S. in Accounting and Economics from New York University and his M.B.A. from Duke University. Mr. Wooster is a member of the Cedar Sinai Board of Governors.

Mark C. Martis has served as our chief operating officer since 1997. In addition, he is the chief operating officer of ICG LP. As chief operating officer, Mr. Martis is responsible for overseeing Imperial Capital, LLC’s securities settlements and operations as well as its compliance, technology and human resources departments. Mr. Martis joined Imperial Capital at its inception in 1997. Prior to joining Imperial Capital, Mr. Martis was chief operating officer and chief financial officer of Dabney/Resnick/Imperial, LLC. Previously, Mr. Martis served as a financial manager with TCW, Inc. whereby he was responsible for financial reporting of TCW’s Emerging Markets group. Prior to TCW, Mr. Martis held the position of Audit Manager with Deloitte & Touche where he focused on the financial services industry. Mr. Martis earned his Bachelor of Arts in Business Administration from the University of Oklahoma. In addition, Mr. Martis is a Certified Public Accountant.

Harry Chung has served as our chief financial officer since August 2008. In addition, he is the chief financial officer of ICG LP. Mr. Chung joined Imperial Capital in August 2008. Prior to Imperial Capital, Mr. Chung served as managing director and chief operating officer–finance with Jefferies and Company, Inc. from February 2008 to July 2008. From February 1997 until February 2008, he served in various positions of increasing responsibility at Jefferies, including as a senior vice president in corporate development which included acquisition of boutique investment banks as well as internal business planning, budgeting and forecasting. Prior to Jefferies, Mr. Chung was in the Financial Services Audit practice of KPMG. Mr. Chung received a Bachelor of Science from the University of Illinois. In addition, Mr. Chung is a Certified Public Accountant.

Michael J. Arougheti joined Ares Capital Corporation in July 2004 as its president and serves on its board of directors. Mr. Arougheti is a partner of Ares Management LLC overseeing the firm’s global private debt activities and serving on the firm’s executive committee. Before Ares Capital Corporation, Mr. Arougheti was a managing partner at RBC Capital Partners, responsible for the principal finance group. The principal finance group was the middle market financing and principal investment business of RBC Capital Partners, the bank’s principal investment division. Mr. Arougheti joined RBC in October 2001 from Indosuez Capital, where he was a member of the investment committee and a principal, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Mr. Arougheti was also active in the firm’s private equity fund investment and fund of funds program. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder Peabody & Co., where he was a member of the firm’s mergers and acquisitions group. Mr. Arougheti has extensive experience in leveraged finance, including senior bank loans, mezzanine debt and private equity. He has worked on a range of transactions for companies in the consumer products, manufacturing, healthcare, retail and technology industries. Mr. Arougheti sits on the board of HCPro, Inc., Reflexite Corporation, Planet Organic Health Corp., Investor Group Services and Riverspace Arts. Mr. Arougheti received a B.A. in Ethics, Politics and Economics, cum laude, from Yale University.

John M. Baumer has been an executive officer and equity owner of Leonard Green & Partners, L.P. since 1999. Prior to joining Leonard Green & Partners, L.P., Mr. Baumer had served as a vice president in the Corporate Finance Division of Donaldson, Lufkin & Jenrette since 1995. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Baumer had worked at Fidelity Investments and Arthur Andersen. Mr. Baumer is also a director of The Brickman Group, Ltd., Intercontinental Art, Inc., Leslie’s Poolmart, Inc., Petco Animal Supplies, Inc. and VCA Antech, Inc. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He received his M.B.A. from the Wharton School at the University of Pennsylvania.

James H. Hugar was an audit partner at Deloitte & Touche LLP from 1982 to 2008 where he specialized in the financial services industry. More recently, he was also partner-in-charge of Deloitte & Touche LLP’s Southern California Investment Companies and Broker/Dealer Practice Unit. Mr. Hugar sits on the board of Vitesse Semiconductor Corporation. Mr. Hugar received his B.S. in Accounting, cum laude, from Pennsylvania State University and his M.S.B.A. from University of California, Los Angeles and is a Certified Public Accountant.

Our Board of Directors

Immediately following the consummation of this offering, our board of directors will consist of either five or six directors, all but two of whom will satisfy the independence criteria set forth in the NYSE Listed Company Manual. To the extent that our board does not consist of six directors immediately following the consummation of this offering, we will endeavor to expand the board to six directors and add one additional independent director prior to the first anniversary of this offering. Our amended and restated certificate of incorporation will provide for a staggered board of directors consisting of three classes of directors. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2011, 2012 and 2013, respectively.

Because of Messrs. Reese and Wooster’s substantial ownership, we are eligible to be treated as a “controlled company” for purposes of the NYSE Listed Company Manual. As a result, we will not be required by the NYSE to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees composed entirely of independent directors to continue to list the shares of our Class A common stock on the NYSE. However, we will maintain compensation and nominating and corporate governance committees composed of entirely independent directors and expect that prior to the first anniversary of this offering we will have a majority of independent directors on our board of directors.

Committees of the Board of Directors

Audit Committee

Prior to or immediately following the consummation of this offering, we will establish an audit committee made up solely of at least three independent directors. Each of the members of our audit committee will be financially sophisticated and able to read and understand our financial statements, and at least one member of the audit committee will be an audit committee financial expert within the meaning of the Sarbanes-Oxley Act of 2002. The audit committee’s duties will include:

•

reviewing and recommending to our board of directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements;

•

making recommendations to our board of directors concerning the engagement of an independent registered public accounting firm to audit our annual financial statements and the scope of the audit to be undertaken by such auditors; and

•	approving in advance all audit services to be provided to us and all non-audit services to be provided to us by our independent registered public accounting firm.

Compensation Committee

Prior to or immediately following the consummation of this offering, we will establish a compensation committee made up solely of at least three independent directors. The compensation committee will be appointed by the board of directors to assist in establishing annual and long-term performance goals and compensation for senior management. The compensation committee will ensure that executive compensation remains competitive in order to retain and attract talent and is closely linked to both individual and company performance. The compensation committee’s duties will include:

•

reviewing at least annually the performance of senior management in meeting our goals and objectives and recommending actions to our board of directors regarding base salaries, incentive plans and equity-based plans for senior management;

•	overseeing the administration of our equity incentive plans and other compensation plans, approving plan amendments, overseeing compliance and interpreting plan guidelines;

•	recommending to our board of directors total compensation for non-executive directors;

•

approving any employment agreement, severance arrangement, retirement arrangement, change of control agreement or provision and any special or supplemental benefit for our chief executive officer or our other executive officers;

•	approving annual award grants to employees; and

•	providing an annual summary report on executive compensation to our board of directors.

Nominating and Corporate Governance Committee

Prior to or immediately following the consummation of this offering, we will establish a nominating and corporate governance committee made up solely of at least three independent directors. The nominating and corporate governance committee’s duties will include:

•	identifying individuals qualified to become board members;

•	recommending director nominees for the next annual meeting of stockholders;

•	identifying director candidates to fill any vacancies on our board of directors;

•	reviewing size, performance, composition, duties, responsibilities, function, structure, and operation of our board of directors;

•	making recommendations to our board of directors concerning tenure and retirement policies for independent directors and succession planning; and

•	periodically reviewing our corporate governance guidelines, including all of our policy statements relating to corporate governance.

We will adopt charters for our audit committee, our compensation committee and our nominating and corporate governance committee prior to the completion of this offering. We will make each of these documents available on our corporate Web site at www.imperialcapital.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goals of our compensation program are to align compensation with business objectives and performance, to enable us to attract, retain and reward executives and other professionals who contribute to our long-term success and to increase stockholder value. Since our business model is based on the building of long-term relationships and personal relationships with clients, the personal reputation, judgment, business generation capabilities and project execution skills of our professionals are critical to our success. As a result, we believe that our most valuable assets are our professionals. Competition for talent in our business is intense, not only from investment banks but also from businesses outside the investment banking industry, such as hedge funds, private equity firms and venture capital funds. The sales and trading and investment banking sectors are intensely competitive industries that are subject to high turnover generally. As a result, we believe that an executive compensation philosophy designed to attract and retain high quality executives and that links pay to our performance is an essential cornerstone to operating successfully in our industry. Our compensation program provides compensation opportunities, contingent upon performance, that are competitive with practices of our peers. We strongly believe that the cash and equity components of our compensation plans will align the interests of our executive officers and other professionals with our stockholders and will promote long-term stockholder value creation.

Determination of Compensation

Prior to this offering, our executive committee, consisting of Messrs. Reese and Wooster, had authority to determine and recommend the compensation of our executive officers and other professionals. After the completion of this offering, our board of directors will delegate to our compensation committee the primary authority to determine executive compensation. To date, we have neither relied upon compensation surveys nor used compensation consultants. Our compensation committee will periodically review the effectiveness and competitiveness of our executive compensation programs, which may, in the future, involve the assistance of independent consultants.

Our compensation committee will be responsible for, among other things:

•

reviewing at least annually the performance of senior management in meeting our goals and objectives and recommending actions to our board of directors regarding base salaries, incentive plans and equity-based plans for senior management;

•	overseeing the administration of our equity incentive plans and other compensation plans, approving plan amendments, overseeing compliance and interpreting plan guidelines;

•	recommending to our board of directors total compensation for non-executive directors;

•

approving any employment agreement, severance arrangement, retirement arrangement, change of control agreement or provision and any special or supplemental benefit for our chief executive officer or our other executive officers;

•	approving annual award grants to employees; and

•	providing an annual summary report on executive compensation to our board of directors.

In the future, our chief executive officer and our president will provide their joint recommendation regarding compensation matters involving the other executive officers to the compensation committee, which will make the ultimate decision to approve, reject or modify those recommendations. The compensation committee will independently determine the performance of our chief executive officer and our president and approve their compensation levels.

Compensation Components

In 2008, we operated as a limited liability company that was majority owned by Messrs. Reese and Wooster. The key components of our executive officer compensation program for 2008 were base salary, potential bonus and profit allocations on membership interests. Upon completion of this offering, we will operate as a corporation, and we anticipate that the key components of our executive officer compensation program will be base salary, cash bonus and equity-based awards. We expect that our annual total compensation and benefits, including the portion payable to our executive officers, but excluding equity awards granted prior to and in connection with this offering, will be approximately 55% of revenues each year. However, we retain the discretion to change this percentage in the future.

Base Salary

Consistent with industry practice, the base salaries for our executive officers account for a relatively small portion of their overall compensation. We believe that such salaries are accepted in the industry and the potential for substantial bonus compensation is seen by such industry professionals as the more important component. Further, we believe in a model of low fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives. Other than Messrs. Reese and Wooster, whose salaries will be set by employment agreements to be executed in connection with this offering, executive officer base salaries and subsequent adjustments, if any, are expected to be determined by the compensation committee annually, based on a review of each executive officer’s performance for the prior year, as well as each executive officer’s experience, expertise and position, and if the compensation committee elects, relevant market data.

Cash Bonus

Cash bonus compensation has been a key component of our executive compensation program. Our executive committee has in the past awarded, and our compensation committee will in the future award, discretionary cash bonuses based on a number of variables that are linked to our overall and their individual performance. Prior to this offering, Messrs. Reese and Wooster did not receive cash bonus compensation other than pursuant to the management agreement. See “—Management Agreement.”

In the future, we expect to award bonuses to all of our executive officers at the discretion of the compensation committee, which will consider the joint recommendation of Messrs. Reese and Wooster in the cases of the other executive officers and, in all cases, our operating performance and each executive officer’s contribution to such performance.

We will establish a compensation plan prior to this offering that provides for the payment of cash bonuses to our employees, including our executive officers. Such cash bonuses may be awarded with reference to performance benchmarks in a manner similar to that which would be required under Section 162(m) of the Internal Revenue Code, or the Code, as deductible compensation expenses for a public company. However, we intend to rely on an exemption from Section 162(m) of the Code for a plan adopted prior to the time such company becomes a public company. This pre-IPO exemption will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan. Assuming that we consummate this offering in 2010, the pre-IPO exemption will expire on the date of our 2014 annual meeting. Subsequent to the expiration of this pre-IPO plan exemption, we intend to pay cash bonuses in a manner that qualifies for a performance-based compensation exemption under Section 162(m).

Equity Awards

Although we have granted equity-based awards to our executive officers in the past, equity awards historically have not comprised a significant portion of our executive officers’ total compensation. In 2008, we did not grant any equity-based awards to our executive officers. Upon completion of this offering, we expect that equity-based awards will play an increasing role in the compensation of our executive officers in order to ensure that their interests are aligned with those of our stockholders. Under our 2010 Equity Incentive Plan described below, our compensation committee will have the discretion to grant stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights. We intend to grant restricted stock (substantially all of which will not be vested at the time of completion of this offering) to certain of our employees effective upon the completion of this offering. The restricted stock awarded to employees in connection with this offering will be granted under the Plan. Any expense associated with the initial grant of restricted stock to our employees under the Plan in connection with this offering will not be included within the scope of our intention to maintain a compensation expense at a ratio of approximately 55% of revenues.

Management Agreement

Prior to this offering, ICG LP was a party to a management agreement with Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, pursuant to which Imperial Capital Group Holdings, LLC managed the business operations of ICG LP. As part of the services provided under the management agreement, Imperial Capital Group Holdings, LLC provided the services of Messrs. Reese and Wooster to serve as our executive officers and to render corporate finance, strategic planning, business development and other management expertise. In exchange for providing these services, ICG LP paid Imperial Capital Group Holdings, LLC a monthly fee of $100,000, a quarterly fee equal to 40% of ICG LP’s operating cash flow for each such quarter and reimbursement for the provision by Imperial Capital Group Holdings, LLC of medical, dental and life and disability insurance benefits and matching amounts under ICG LP’s 401(k) plan to Messrs. Reese and Wooster. In connection with this offering and as part of the Reorganization, the management agreement will be terminated and Messrs. Reese and Wooster will enter into employment agreements with ICG LP. See “—Employment Agreements” and “Related Party Transactions — Management Agreement.”

Other Compensation

All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, life insurance, short-term and long-term disability insurance and 401(k) plans. These plans are available to all salaried employees, however, some plans provide additional scope of coverage for our executive officers and other senior professionals. We have no current plans to make changes to levels of benefits and perquisites provided to executive officers.

Summary Compensation Table

	Year	Annual Compensation (1)
Name and Principal Position		Salary	Bonus	All Other Compensation		Total
Jason W. Reese (2) Chairman and Chief Executive Officer	2008	$—	$—	$5,415,429	(4)	$5,415,429
Randall E. Wooster (2) President	2008	—	—	5,404,648	(5)	5,404,648
Mark C. Martis Chief Operating Officer	2008	250,000	455,952	22,293	(6)	728,245
Harry Chung (3) Chief Financial Officer	2008	103,365	125,000	—		228,365

(1)

ICG LP operated as a limited liability company in 2008. The amounts in this summary compensation table do not include distributions received by each named executive officer from ICG LP relating to invested capital in ICG LP, as these amounts do not constitute executive compensation. In 2008, ICG LP made distributions to Imperial Capital Group Holdings, LLC, an entity jointly owned by Messrs. Reese and Wooster and their affiliates, and Mr. Martis in the approximate amounts of $4.4 million and $171,000, respectively, in respect of each such ICG LP member’s allocable share of ICG LP’s income for the year ended December 31, 2008. Mr. Chung did not receive any distributions based on the income of ICG LP because Mr. Chung was not a member of ICG LP during the year ended December 31, 2008.

(2)

Includes as All Other Compensation for each of Messrs. Reese and Wooster 50% of the total amounts paid to Imperial Capital Group Holdings, LLC under the management agreement with respect to the year ended December 31, 2008. See “Related Party Transactions—Management Agreement.”

(3)	Mr. Chung began employment with us in August 2008.
(4)

Includes (a) $600,000 and $4,687,792 in monthly and quarterly fees paid to Imperial Capital Group Holdings, LLC under the management agreement attributable to Mr. Reese, (b) $52,923 in amounts paid to Imperial Capital Group Holdings, LLC under the management agreement as reimbursement for the provision by Imperial Capital Group Holdings, LLC of medical, dental and life and disability insurance benefits and matching amounts under ICG LP’s 401(k) plan to Mr. Reese during 2008, and (c) $25,890 and $10,159 in club and timeshare fees to the Bel Air Bay Club and the Cape Cod Golf Club, respectively, paid by ICG LP for the benefit of Mr. Reese.

(5)

Includes (a) $600,000 and $4,687,792 in monthly and quarterly fees paid to Imperial Capital Group Holdings, LLC under the management agreement attributable to Mr. Wooster, (b) $51,653 in amounts paid to Imperial Capital Group Holdings, LLC under the management agreement as reimbursement for the provision by Imperial Capital Group Holdings, LLC of medical, dental and life and disability insurance benefits and matching amounts under ICG LP’s 401(k) plan to Mr. Wooster during 2008, and (c) $21,239, $14,533 and $14,417 in club and timeshare fees to the Jonathan Club, Equinox and the Beverly Hills Tennis Club, respectively, paid by ICG LP for the benefit of Mr. Wooster.

(6)	Includes $20,620 for an automobile lease for the benefit of Mr. Martis.

Employment Agreements

Historically, we have not entered into employment agreements with our executive officers. Prior to the completion of this offering, ICG LP will enter into employment agreements with each of Jason Reese and Randall Wooster (each, an “Executive” and collectively the “Executives”). Each employment agreement will be for a term of three years commencing upon the consummation of this offering and will be subject to automatic, successive one year extensions, beginning on the first anniversary of the consummation of this offering unless written notice is provided. During the term of the employment agreements, Mr. Reese will serve as the chief executive officer of ICG LP and the chairman and chief executive officer of the Company and Mr. Wooster will serve as the president of each of ICG LP and the Company. In addition, each of the agreements provides that we will cause the Executive to be nominated for election and re-election as a member of the board of directors of the Company during the term of the agreement. Pursuant to the employment agreements, each of Messrs. Reese and Wooster initially will receive an annual base salary of $1,000,000. The employment agreements provide that the Executives are each eligible to receive an annual bonus under the terms of our annual bonus plan and upon the attainment of certain objective financial or other goals established by the compensation committee. The Executives will also be eligible to participate in any other bonus or compensation plan or program that may be established by the compensation committee for our senior executives and may participate in our 2010 Equity Incentive Plan. See “Executive Compensation—Equity Incentive Plan.” Each employment agreement provides that restricted stock awards shall vest as to at least       % of the total number of restricted stock shares granted to the Executive on each anniversary of the grant date. Additionally, all restricted stock grants will be fully vested upon the occurrence of any of the following: (i) “change in control” of the Company (as defined in the 2010 Equity Incentive Plan described in “Executive Compensation—Equity Incentive Plan”), (ii) Executive’s death, (iii) Executive’s termination of employment by ICG LP other than for “cause” (as defined in the employment agreement), (iv) Executive’s termination of employment by ICG LP for “disability” (as defined in the employment agreement) or (v) Executive’s resignation for “good reason” (as defined in the employment agreement).

Pursuant to each employment agreement, if an Executive’s employment is terminated prior to the expiration of the term (1) by ICG LP for “cause” (as defined in the employment agreement) or as a result of the Executive’s “disability” (as defined in the employment agreement), (2) upon the Executive’s death or (3) upon the Executive’s resignation without “good reason” (as defined in the employment agreement), the Executive would be entitled to receive: (i) any base salary earned but unpaid through the date of termination; (ii) any annual bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year; (iii) except upon termination by ICG LP for cause or upon the Executive’s resignation without good reason, a pro-rata portion of the annual bonus for the then current fiscal year; and (iv) reimbursement for any unreimbursed business expenses that have been properly incurred by the Executive prior to the termination (the payments and benefits described in (i) through (iv) above are referred to as “accrued rights”).

If an Executive’s employment is terminated prior to the expiration of the term (1) by ICG LP without cause or (2) by the Executive’s resignation for good reason, the Executive would be entitled to receive (A) the accrued rights and (B) subject to the Executive’s continued compliance with the restrictive covenants and confidentiality provisions of the employment agreement and execution and non-revocation of a release of claims: (i) two times the sum of (a) the Executive’s base salary and (b) the average of the annual bonuses earned or payable to the Executive with respect to the last three fiscal years prior to the termination of the Executive’s employment (the “Base Severance”), unless the termination occurs prior to the December 31st of the year in which the third anniversary of the consummation of this offering occurs, in which case the Base Severance shall be $             ; and (ii) continued medical, dental, vision and life insurance coverage for Executive and his eligible dependents until the second anniversary of the Executive’s termination. Base Severance payments shall be payable in equal, or substantially equal, payments over the twenty-four month period commencing on the date of termination in accordance with ICG LP’s normal payroll practices.

In the event that an Executive voluntarily terminates his employment within six months following a “change of control” of the Company (as defined in the 2010 Equity Incentive Plan described in “Executive Compensation—Equity Incentive Plan”), such Executive will be entitled to the payments in the preceding paragraph as if such Executive had resigned for good reason, except that if the change of control shall constitute a change of control under Section 409A of the Code, then the Base Severance shall be payable in one lump sum. If the change in control does not constitute a change in control under Section 409A of the Code, ICG LP is required to establish a “rabbi trust” and upon the consummation of the change in control to transfer to the trustee of such trust an amount sufficient to fund the payments in the preceding paragraph, which amounts will be paid by the trustee to the Executive at the times provided in the preceding paragraph.

Pursuant to the employment agreements, the Executives are required, whether during or after employment with us, to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure. Additionally, the Executives are subject to customary intellectual property covenants with respect to works created, implemented or developed by them that are relevant to or implicated by employment with us. Further, during the term of employment and, except in the case where the Executive’s term of employment has ended as a result of ICG LP electing not to extend the Executive’s term of employment, during the 24-month period immediately after employment is terminated, each of our Executives will not, without prior written consent of our board of directors, directly or indirectly engage or have any financial interest in any business that competes with the business of the Company in any geographic area that is within a 50-mile radius of any geographic area in which we provide products or services or have specific plans to provide products or services. In addition, pursuant to the employment agreements, each of our Executives is prohibited from (i) recruiting or otherwise soliciting any executive employee, director or consultant of the Company during the 12-month period immediately after the Executive’s employment is terminated and (ii) soliciting business from our clients during the Executive’s employment and during the 24-month period immediately after the Executive’s employment is terminated. See “Risk Factors—Covenants not to compete are generally unenforceable under California law.”

Pursuant to the employment agreements, if an Executive’s employment with ICG LP is terminated for any reason, such Executive agrees to resign, as of the date of such termination, as a member of the board of directors.

Equity Incentive Plan

Background and Administration

Prior to the completion of this offering, our board of directors and our stockholders adopted the Imperial Capital Group, Inc. 2010 Equity Incentive Plan. The purpose of our 2010 Equity Incentive Plan is to assist us and our subsidiaries in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our Class A common stock by such individuals. Our employees, consultants and members of our board of directors, as well as employees of our subsidiaries, are eligible to participate in our 2010 Equity Incentive Plan. Our 2010 Equity Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards, collectively referred to as “awards.” Each award, and the terms and conditions applicable thereto, will be evidenced by an award agreement between us and the participant.

We have reserved              million shares of our Class A common stock for issuance under our 2010 Equity Incentive Plan. Up to              shares available for awards under our 2010 Equity Incentive Plan may be issued pursuant to incentive stock options and no more than              shares may be awarded to any participant in any one calendar year. For purposes of determining the number of shares available for awards under our 2010 Equity Incentive Plan, each stock-settled stock appreciation right will count against our 2010 Equity Incentive Plan limit based on the number of shares underlying the exercised portion of such stock appreciation right, rather than the number of shares issued in settlement of such stock appreciation right. Any shares tendered by a participant in payment of an exercise price for an award or the tax liability with respect to an award, including shares withheld from any such award, will not be available for future awards under our 2010 Equity Incentive Plan. However, if any shares subject to an award are forfeited or if such award otherwise terminates or is settled for any reason without an actual distribution of shares, any shares counted against the number of shares available for issuance with respect to such award will, to the extent of any such forfeiture, settlement, or termination, again be available for awards under our 2010 Equity Incentive Plan. In addition, the number of shares reserved under our 2010 Equity Incentive Plan (as well as the other limits described above) are subject to adjustments for stock splits, stock dividends or other similar corporate events or transactions.

The compensation committee of our board of directors administers our 2010 Equity Incentive Plan. The compensation committee’s powers include, but are not limited to, selecting the award recipients, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award, determining the vesting and exercise periods of each award, determining the type or types of awards to be granted, determining the terms and conditions of each award and all matters to be determined in connection with an award, determining whether and certifying that performance goals are satisfied, correcting any defect or supplying any omission or reconciling any inconsistency in our 2010 Equity Incentive Plan, adopting, amending and rescinding rules, regulations, guidelines, forms of agreements and instruments relating to our 2010 Equity Incentive Plan, and making all other determinations as it may deem necessary or advisable for the administration of our 2010 Equity Incentive Plan. The compensation committee may also delegate to one or more officers or members of our board of directors the authority to grant awards to certain eligible individuals meeting specified requirements.

Awards

Restricted Stock

Restricted stock is a grant by the compensation committee of a specified number of shares of our Class A common stock, which shares are subject to forfeiture upon the happening of specified events during the restriction period. The restrictions applicable to a grant of restricted stock may lapse based upon the passage of time, the attainment of performance goals or a combination thereof. During the period that a grant of restricted stock is subject to forfeiture, the transferability of such restricted stock is generally prohibited. However, unless otherwise provided in an award agreement, during such period, the participant will have all the rights of a stockholder with respect to the restricted stock, including the right to receive dividends and to vote. Dividends will be subject to the same restrictions as the underlying restricted stock unless otherwise provided by the compensation committee.

We intend to grant restricted stock (substantially all of which will not be vested at the time of completion of this offering) to certain of our employees effective upon the completion of this offering. The restricted stock awarded to employees in connection with this offering will be granted under our 2010 Equity Incentive Plan. Any expense associated with the initial grant of restricted stock to our employees under our 2010 Equity Incentive Plan in connection with this offering will not be included within the scope of our intention to maintain a compensation expense at a ratio of approximately 55% of revenues.

Stock Options

Stock options give a participant the right to purchase a specified number of shares of our Class A common stock for a specified time period at a fixed exercise price. Stock options granted under our 2010 Equity Incentive Plan may be either incentive stock options or non-qualified stock options, provided that only employees may be granted incentive stock options. The exercise price of a stock option will be determined by the compensation committee at the time of grant, but may be not less than the fair market value of our Class A common stock on the date of grant (or 110% of the fair market value of our Class A common stock on the date of grant in the case of an incentive stock option granted to a holder of more than 10% of our, or any of our subsidiaries’, voting power). The term of a stock option may in no event be greater than ten years (five years in the case of an incentive stock option granted to a holder of more than 10% of our, or any of our subsidiaries’, voting power). Stock options may vest and become exercisable based upon the passage of time, the attainment of performance goals or a combination thereof.

Stock Appreciation Rights

A stock appreciation right provides a participant with the right to receive (either in cash, shares of our Class A common stock, or any combination of the foregoing, as determined by the compensation committee), upon exercise, the excess of (i) the fair market value of one share of our Class A common stock on the date of exercise over (ii) the grant price of the stock appreciation right as determined by the compensation committee, but which may never be less than the fair market value of our Class A common stock on the date of grant. The term of a stock appreciation right will be determined by the compensation committee at the time of grant, but will in no event be greater than ten years. Stock appreciation rights may vest and become exercisable based upon the passage of time, the attainment of performance goals or a combination thereof.

Restricted Stock Units

Each restricted stock unit entitles the participant to receive, on the date of settlement, an amount equal to the fair market value of one share of our Class A common stock. Restricted stock units are solely a device for the measurement and determination of the amounts to be paid to a participant under our 2010 Equity Incentive Plan and do not constitute shares of Class A common stock. Restricted stock units may become vested based upon the passage of time, the attainment of performance goals or a combination thereof, and the vested portion of an award of restricted stock units will be settled within 30 days after becoming vested. However, the compensation committee, in its discretion, may permit participants to defer the settlement date of restricted stock units in accordance with procedures established by the compensation committee. Restricted stock units will be settled in shares of our Class A common stock (provided that fractional units will be settled in cash) unless the compensation committee determines otherwise. Restricted stock units do not give any participant rights as a stockholder with respect to such award, but the compensation committee may credit amounts equal to any dividends declared during the restriction period and, if applicable, any deferral period, on the Class A common stock represented by an award of restricted stock units to the account of a participant, with such amounts to be deemed to be reinvested in additional restricted stock units (which will be subject to the same forfeiture restrictions and payment elections, if any, as the restricted stock units on which they were granted).

Other Stock-Based Awards

The compensation committee is authorized to grant any other type of stock-based award that is payable in, or valued in whole or in part by reference to, shares of our Class A common stock and that is deemed by the compensation committee to be consistent with the purposes of our 2010 Equity Incentive Plan (including, without limitation, dividend equivalents).

Termination of Employment or Service

Generally, and unless otherwise provided in an award agreement, all unvested awards (or portions thereof) held by a participant will terminate and be forfeited upon his or her termination of employment or other service with us and our subsidiaries, and the vested portion of any option or stock appreciation right held by such participant may be exercised for a limited period of time following such termination (unless such termination is for cause). In addition, any deferred restricted stock units will generally be payable upon a participant’s termination of employment or other service with us and our subsidiaries, if such termination occurs prior to the settlement date otherwise elected by such participant.

Performance Goals

The compensation committee may condition the grant or vesting of an award upon the attainment of one or more performance goals that must be met by the end of a specified period. Performance goals may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department or function in which the participant is employed. Performance goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance goals may be based upon: specified levels of or increases in our, a division’s or a subsidiary’s return on capital, equity or assets; earnings measures or ratios (on a gross, net, pre-tax or post-tax basis); net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including but not limited to growth measures and total stockholder return); operating profit; per period or cumulative cash flow or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; any other financial or other measurement deemed appropriate by the compensation committee as it relates to the results of operations or other measurable progress of us and our subsidiaries (or any business unit thereof); and any combination of any of the foregoing criteria.

Change in Control and Certain Corporate Transactions

In the event of a change in control, the compensation committee may take any one or more of the following actions with respect to all awards that are outstanding as of such change in control:

•	cause all outstanding awards to be fully vested and exercisable;

•

cancel all outstanding stock options and stock appreciation rights in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value of the Class A common stock underlying the unexercised portion of such award over the exercise price or grant price, as the case may be, of such portion, provided that any stock option or stock appreciation right with an exercise price or grant price, as the case may be, that equals or exceeds the fair market value of our Class A common stock will be cancelled without payment;

•

terminate all stock options and stock appreciation rights effectively immediately prior to the change in control after providing participants with notice of such cancellation and an opportunity to exercise such awards;

•

require the successor corporation to assume all outstanding stock options and stock appreciation rights and to substitute such awards with awards involving the common stock of such successor corporation; or

•	take such other actions as it deems appropriate with respect to any other type of award granted under our 2010 Equity Incentive Plan.

In addition, the compensation committee may provide in an award agreement or an election form that vested restricted stock units will become immediately payable upon a change in control that satisfies certain requirements under the Internal Revenue Code. Under our 2010 Equity Incentive Plan, a change in control is generally defined as:

•	the acquisition of more than 50% of the combined voting power of our then outstanding voting securities by any individual or entity;

•	a sale or other disposition during any 12-month period to any person or entity of 50% or more of our assets;

•	our complete liquidation or dissolution;

•

the consummation of a merger or consolidation involving us if our stockholders, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation; or

•	a change in the composition of a majority of the members of our board of directors during any 12-month period.

In the event that the compensation committee determines that any corporate transaction or event (such as a stock dividend, recapitalization, forward split or reverse split, reorganization, merger or consolidation) affects our Class A common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of our 2010 Equity Incentive Plan participants, the compensation committee will proportionately and equitably adjust the number and kind of shares which may be issued in connection with awards, the number and kind of shares issuable in respect of outstanding awards, the aggregate number and kind of shares available under our 2010 Equity Incentive Plan (on an aggregate, individual and/or award-specific basis) and the exercise price or grant price relating to any award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding award. The compensation committee may also make adjustments in the terms and conditions of awards in recognition of unusual or nonrecurring events or in response to changes in applicable laws, regulations or accounting principles.

Termination and Amendment

Unless terminated sooner, our 2010 Equity Incentive Plan will automatically terminate on the tenth anniversary of the date on which our 2010 Equity Incentive Plan is first approved by either our board of directors or our shareholders. Our board of directors has the authority to amend or terminate our 2010 Equity Incentive Plan without stockholder approval. However, to the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, or in the event that we desire to amend our 2010 Equity Incentive Plan to increase the number of shares subject to our 2010 Equity Incentive Plan or decrease the price at which awards may be granted, we will obtain stockholder approval of any such amendment to our 2010 Equity Incentive Plan in such a manner and to such a degree as required.

The foregoing is a materially complete description of the 2010 Equity Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Compensation of Directors

Our policy is not to pay director compensation to directors who are also our employees. All of our directors will be entitled to receive reimbursement of their out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof. We anticipate that each non-employee director will initially be compensated with an annual retainer and a grant of restricted stock on terms to be determined. We also anticipate that non-employee chairmen of committees of our board of directors will be compensated with an additional annual retainer. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

Compensation Committee Interlocks and Insider Participation

None of our executive officers have served as a member of the board of directors or compensation committee of any unrelated entity that has one or more executive officers serving on our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

Immediately prior to the consummation of this offering, ICGI Holdings, LLC will own all outstanding shares of our Class B common stock. Immediately after the consummation of this offering and the Reorganization, ICGI Holdings, LLC will hold, through their ownership of all of the outstanding shares of our Class B common stock, approximately         % of the combined voting power of the outstanding shares of our Class A common stock and Class B common stock. Upon consummation of this offering, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will beneficially own a majority of the partnership units held by ICGI Holdings, LLC and Messrs. Reese and Wooster will be the sole members of the executive committee of ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to direct the voting of all outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

The following table sets forth certain information as of December 7, 2009, with respect to the beneficial ownership of our Class A common stock, prior to and after giving effect to the Reorganization and this offering, by:

•	each beneficial owner of more than five percent of our Class A common stock, after giving effect to this offering;

•	our chief executive officer and our three other named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The amounts and percentages of Class A common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Subject to the assumption set forth in the immediately succeeding sentence, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. The information set forth in the following table assumes the exchange of all ICG LP partnership units held by ICGI Holdings, LLC into our Class A common stock and the distribution of our Class A common stock by ICGI Holdings, LLC to its members, which may occur after the consummation of this offering subject to the limitations described in “The Reorganization Transaction and Our Organizational Structure—Exchange Agreement.” Unless otherwise indicated in the footnotes, the address of each beneficial owner is c/o 2000 Avenue of the Stars, 9th Floor, South Tower, Los Angeles, California 90067.

	ICG LP Units Owned Prior to this Offering		Class A Common Stock Owned After this Offering
Name	%		Number	%
Imperial Capital Group Holdings, LLC(1)%
ICGI Holdings, LLC(2)	100.0	%(3)
Jason W. Reese(4)%
Randall E. Wooster(4)%					%
Mark C. Martis		%			%
Harry Chung		%			%
Michael J. Arougheti(5)	N/A				%
John M. Baumer	N/A				%
James H. Hugar	N/A				%

All directors and executive officers as a group		%			%

(1)	Imperial Capital Group Holdings, LLC is an entity owned by Messrs. Reese and Wooster and their affiliates.
(2)

ICGI Holdings, LLC, as the sole holder of the 100 outstanding shares of Class B common stock, is entitled to a number of votes equal to the number of ICG LP partnership units held by it at any given time. Immediately after this offering, our Class B common stock will have approximately         % of the voting power of our company, which percentage will decrease proportionately to the extent that ICGI Holdings, LLC owns a smaller percentage of ICG LP. Except as otherwise provided by law or our amended and restated certificate of incorporation, our shares of Class A common stock and Class B common stock vote together as a single class. See “Description of Capital Stock—Common Stock—Class B Common Stock—Voting Rights.”

(3)	Includes 1.0% of the ICG LP partnership units that will be held by Imperial Capital Group Holdings, LLC until the first business day following the closing of this offering.
(4)	Includes units or Class A common stock owned by affiliates of Messrs. Reese and Wooster including Imperial Capital Group Holdings, LLC, an entity beneficially owned by Messrs. Reese and Wooster.
(5)	Excludes units or Class A common stock owned by ARCC Imperial LLC. Mr. Arougheti is an officer of ARCC Imperial Corporation, which is the sole member of ARCC Imperial LLC.

RELATED PARTY TRANSACTIONS

Management Agreement

On January 1, 2004, ICG LP entered into a revised management agreement with Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, pursuant to which the parties agreed that Imperial Capital Group Holdings, LLC would manage the business operations of ICG LP. As part of the services provided under the management agreement, Imperial Capital Group Holdings, LLC agreed to provide the services of Messrs. Reese and Wooster to serve as executive officers of ICG LP and its subsidiaries and to render corporate finance, strategic planning, business development and other management expertise to ICG LP and its subsidiaries. In exchange for providing the management services, ICG LP agreed to pay Imperial Capital Group Holdings, LLC a monthly fee of $100,000, a quarterly fee equal to 40% of ICG LP’s operating cash flow for each such quarter and reimbursement for the provision by Imperial Capital Group Holdings, LLC of medical, dental and life and disability insurance benefits and matching amounts under ICG LP’s 401(k) plan to Messrs. Reese and Wooster. In 2008, Imperial Capital Group Holdings, LLC was paid aggregate monthly fees of $1.2 million, aggregate quarterly fees of $9.4 million and was reimbursed for an aggregate of approximately $105,000 for the provision by Imperial Capital Group Holdings, LLC of medical, dental and life and disability insurance benefits and matching amounts under ICG LP’s 401(k) plan to Messrs. Reese and Wooster during 2008. For the nine month period ended September 30, 2009, Imperial Capital Group Holdings, LLC was paid aggregate monthly fees of $900,000, aggregate quarterly fees of $11.3 million and was reimbursed for an aggregate of approximately $66,000 for the provision by Imperial Capital Group Holdings, LLC of medical, dental and life and disability insurance benefits and matching amounts under ICG LP’s 401(k) plan to Messrs. Reese and Wooster during this period. The management agreement includes customary indemnification provisions in favor of Imperial Capital Group Holdings, LLC and its equity holders, managers, officers, employees and agents. In connection with this offering and as part of the Reorganization, the interest of Imperial Capital Group Holdings, LLC in the management agreement will be assigned to ICG LP and ICG LP will terminate the management agreement (other than the indemnification provisions with respect to claims, demands and expenses arising prior to the termination date) and Messrs. Reese and Wooster will enter into employment agreements with ICG LP. As consideration for its assignment of its interest in the management agreement, Imperial Capital Group Holdings, LLC will receive                      membership interests in Imperial Capital Group, LLC. As indicated below, Imperial Capital Group, LLC will subsequently be converted to ICG LP.

Reorganization

Our business is presently conducted by subsidiaries of ICG LP and currently is approximately indirectly majority owned by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates. On September 23, 2009, we were incorporated as a Delaware corporation. We have not engaged in any business or other activities except in connection with our formation. Upon completion of the Reorganization, the consummation of this offering and our acquisition of partnership units of ICG LP using the net proceeds of this offering, we will become the sole general partner of ICG LP. The completion of the Reorganization is a condition to the consummation of this offering.

As a result of the Reorganization, immediately following this offering and the application of net proceeds from this offering:

•	Imperial Capital will be the sole general partner of ICG LP;

•	we and ICGI Holdings, LLC will own approximately % and %, respectively, of the partnership units of ICG LP;

•

of the         % of partnership units of ICG LP held by ICGI Holdings, LLC, Messrs. Reese and Wooster will beneficially own approximately             %, and management and other employees of ICG LP and one outside investor will own the remaining             %;

•

outstanding shares of our Class A common stock, all of which will have been sold pursuant to this offering, will represent more than 99.99999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

•	outstanding shares of our Class B common stock, all of which will be owned by ICGI Holdings, LLC, will represent less than 0.00001% of our outstanding capital stock based on economic value;

•

outstanding shares of our Class B common stock will represent approximately         % of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that ICGI Holdings, LLC owns a smaller percentage of ICG LP; and

•

Messrs. Reese and Wooster and their affiliates will beneficially own a majority of the overall partnership units of ICG LP held by ICGI Holdings, LLC and will be the sole members of the executive committee of ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to direct the voting of all outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders.

Limited Partnership Agreement of ICG LP

We are a holding company and, after completion of this offering, our primary assets will be our ownership of approximately         % of the partnership units of ICG LP, the owner of our business, and our controlling interest and related contractual rights as the sole general partner of ICG LP. The remaining approximately         % of ICG LP partnership units after completion of this offering will be held by ICGI Holdings, LLC, a holding company that will be owned by the members of Imperial Capital Group, LLC immediately prior to the Reorganization, whom we refer to as the historic partners of ICG LP. All ICG LP limited partnership interests will be identical and have the same voting and other rights. The form of the limited partnership agreement of ICG LP is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the partnership agreement of ICG LP is qualified by reference thereto.

As the general partner of ICG LP, we will have control over the affairs and decision making of ICG LP. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of ICG LP and the day-to-day management of ICG LP’s business. We will have all of the rights and powers which may be possessed by general partners under the Delaware Revised Uniform Limited Partnership Act and we will be able to consolidate ICG LP’s financial results into our financial statements. Except with the prior written consent of both partners of ICG LP, we will not have the authority to:

•	conduct any act in contravention of ICG LP’s limited partnership agreement;

•	knowingly perform any act that would subject any partner to personal liability for debts or obligations of ICG LP in any jurisdiction;

•	engage in any activity which substantially changes the nature of ICG LP’s business;

•

effect a split, reverse split or other modification of the partnership units or number thereof other than as necessary to maintain the relationship between the ICG LP partnership units, our Class A common stock and the ICGI Holdings, LLC common units described in the following paragraph, provided that we will not take any such action without the approval of the holders of our common stock;

•	convert ICG LP, by whatever means, into a corporation or another form of business entity; or

•	dissolve or liquidate ICG LP.

The limited partnership agreement of ICG LP provides that, immediately following this offering, the number of ICG LP partnership units will equal the sum of the number of shares of Class A common stock outstanding and the number of ICGI Holdings, LLC common units outstanding. It is the intent of the partners that this relationship remain constant throughout the term of ICG LP. It is anticipated that from time to time and without regard to the exchange agreement between us, ICG LP and ICGI Holdings, LLC (and described in greater detail under “—Exchange Agreement”), we may issue additional shares of Class A common stock under incentive plans for employees, in exchange for capital or in other arrangements that benefit ICG LP. In any such case, it is the intention of the partners of ICG LP that a corresponding number of ICG LP partnership units shall be issued to us in exchange for the consideration received by us for our issuance of additional shares of Class A common stock. If any shares of Class A common stock are issued subject to restrictions resulting in forfeiture to us or are otherwise redeemed by us, a corresponding number of ICG LP partnership units shall be surrendered to ICG LP by us for cancellation. These and other adjustments to the number of ICG LP partnership units outstanding may be made from time to time as necessary to properly reflect the relative interests of the partners.

Pursuant to the limited partnership agreement of ICG LP, we have the right to determine when distributions will be made to the partners of ICG LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of ICG LP pro rata in accordance with the percentages of their respective partnership units.

The holders of partnership units of ICG LP, including us, will incur U.S. federal, state and local income taxes on their allocable shares of any net taxable income of ICG LP. Net profits and net losses of ICG LP will generally be allocated to its partners pro rata in accordance with their respective percentages of partnership units. However, any increase in tax depreciation, amortization or other deductions that has resulted from the tax basis adjustment to the assets of ICG LP as the result of our acquisition of partnership units from the historic partners of ICG LP will be allocated exclusively to us and result in our receiving allocations of net taxable income that are less than would otherwise be the case. The limited partnership agreement of ICG LP will provide for cash distributions to the partners of ICG LP if we determine that the taxable income of ICG LP will give rise to taxable income for its partners. The amount of these tax distributions will be computed based on a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income and net capital gain (taking into account the nondeductibility of certain expenses and the character of our income and adjusted to eliminate the effective reduction of our net taxable income as a result of the tax basis adjustments as described above). We intend to cause ICG LP to make such tax distributions to the holders of partnership units of ICG LP in accordance with their respective percentages of partnership units and the provisions of the ICG LP limited partnership agreement.

Exchange Agreement

As described in “The Reorganization Transactions and Our Organizations Structure,” in connection with the Reorganization, the historic partners of ICG LP will receive common units of ICGI Holdings, LLC, which in turn will hold partnership units of ICG LP. For so long as ICGI Holdings, LLC holds ICG LP partnership units:

•	the number of outstanding common units of ICGI Holdings, LLC will equal the number of partnership units held by ICGI Holdings, LLC;

•	the number of outstanding shares of Class A common stock will equal the number of ICG LP partnership units held by the Company; and

•	the number of shares of Class A common stock outstanding plus the number of ICGI Holdings, LLC common units outstanding will equal the total number of ICG LP partnership units outstanding.

The relationships described in the above bullet points will ensure that each share of Class A common stock and each common unit of ICGI Holdings, LLC will represent the same beneficial economic interest in ICG LP, although the relative ownership percentages that we and ICGI Holdings, LLC have in ICG LP will change over time. The number of ICGI Holdings, LLC common units outstanding after the Reorganization will only increase to the extent necessary to maintain the economic parity between the Class A common stock and the ICGI Holdings, LLC common units in the event of a split, combination, stock dividend or other reclassification of the Class A common stock. The common units of ICGI Holdings, LLC will not be immediately exchangeable for shares of our Class A common stock. Instead, the common units will become exchangeable at various times over the next four years following this offering at the option of the holder as described below.

On an annual basis, each member of ICGI Holdings, LLC may request that the exchangeable portion of its common units of ICGI Holdings, LLC (determined in accordance with the schedule set forth below) be exchanged by ICGI Holdings, LLC for shares of our Class A common stock on a one-to-one basis. Upon such a request by a member, ICGI Holdings, LLC will exchange partnership units of ICG LP with us in return for shares of our Class A common stock on a one-to-one basis. ICGI Holdings, LLC will then distribute such shares of our Class A common stock to the member requesting exchange and will cancel the common units of ICGI Holdings, LLC exchanged by such member. We have reserved for issuance                      million shares of Class A common stock, which is the aggregate number of shares of Class A common stock expected to be issuable over time through such exchanges, assuming no anti-dilution adjustments based on combinations or divisions of our Class A common stock. The issuance of shares of our Class A common stock in exchange for ICG LP partnership units is expected to have a negligible economic effect on the existing holders of our Class A common stock, as the holders of our Class A common stock would then own a larger portion of ICG LP. While such transactions will have the effect of diluting your percentage ownership in us, because we will acquire an increased percentage ownership in ICG LP over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying ICG LP business.

In connection with this offering, up to     % of the historic partners’ beneficial ownership of ICG LP will be purchased for cash with a portion of the proceeds of this offering. In addition, the members of ICGI Holdings, LLC (other than non-employee members of ICGI Holdings, LLC, whose shares will not be subject to restriction other than as described under the section “Underwriting — No Sales of Similar Securities”) have agreed to a schedule which would allow them to exchange their common units of ICGI Holdings, LLC on a one-for-one basis for shares of our Class A common stock, utilizing the procedure described above, up to a maximum percentage of their common units of ICGI Holdings, LLC as follows:

•

32.5% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC (less the number of common units redeemed upon receipt and distribution by ICGI Holdings, LLC of proceeds of this offering as described under the caption “Use of Proceeds”) on the fourteen-month anniversary of this offering;

•	55% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC on the second anniversary of this offering;

•	77.5% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC on the third anniversary of this offering; and

•	100% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC on the fourth anniversary of this offering.

To the extent members of ICGI Holdings, LLC do not exchange common units of ICGI Holdings, LLC on an exchange date, they retain the right to exchange such common units for Class A common stock utilizing the procedures described above and in the exchange agreement until all of the common units of ICGI Holdings, LLC have been exchanged for Class A common stock and all ICG LP partnership units held by ICGI Holdings, LLC have been conveyed to the Company.

If at any time after the consummation of this offering, Messrs. Reese and Wooster cease to be members of the executive committee of ICGI Holdings, LLC (other than voluntarily), they and their affiliates collectively cease to beneficially own 50.1% or more of the equity or voting securities of Imperial Capital Group Holdings, LLC, or they and their affiliates collectively cease to beneficially own 50.1% or more of the equity or voting securities of ICGI Holdings, LLC, then all ICG LP partnership units then held by ICGI Holdings, LLC will be exchanged for shares of our Class A common stock on a one-for-one basis without any further action by the members of ICGI Holdings, LLC and all of the outstanding shares of our Class B common stock will be cancelled. ICGI Holdings, LLC will then distribute to its members, on a pro rata basis, the shares of Class A common stock obtained on the exchange.

Voting

Each share of our Class A common stock will entitle its holder to one vote per share on all matters to be voted on by stockholders generally. Each share of Class B common stock will entitle its holder to the number of votes equal to the number of partnership units of ICG LP held by such holder divided by the total number of shares of Class B common stock then outstanding. See “Description of Capital Stock—Class B Common Stock.” Immediately after this offering, our Class B common stock will have approximately         % of the voting power of our company. This percentage will decrease proportionately over time to the extent that ICGI Holdings, LLC owns a smaller percentage of ICG LP as it exchanges partnership units of ICG LP for shares of our Class A common stock to be distributed to its members, as described in “—Exchange Agreement.”

Upon consummation of this offering, Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, will beneficially own a majority of the partnership units held by ICGI Holdings, LLC and Messrs. Reese and Wooster will be the sole members of the executive committee of ICGI Holdings, LLC. Accordingly, Messrs. Reese and Wooster will beneficially own and have the right to direct the voting of all outstanding shares of our Class B common stock. As a result, Messrs. Reese and Wooster will together be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions. To the extent that the members of ICGI Holdings, LLC, including Imperial Capital Group Holdings, LLC, do not exchange the limited partnership units of ICG LP they beneficially own for shares of our Class A common stock, the voting power of ICGI Holdings, LLC will not decrease as described above and ICGI Holdings, LLC will continue to exercise control over those matters requiring stockholder approval. See “Risk Factors—Risks Related to Our Corporate Structure.”

All shares of Class B common stock will be cancelled by us on the first date upon which we own all of the outstanding partnership units of ICG LP.

Tax Receivable Agreement

As described in “The Reorganization Transactions and Our Organizational Structure,” in connection with this offering, we will purchase partnership units of ICG LP from ICGI Holdings, LLC for cash. In addition, ICG LP partnership units held by ICGI Holdings, LLC may be exchanged in the future for shares of our Class A common stock. The initial purchase will, and the subsequent exchanges may, result in increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries that otherwise would not have been available. These increases in tax basis are expected to reduce the amount of taxable income that we are required to recognize as the result of our ownership of interests in ICG LP in the future.

We intend to enter into a tax receivable agreement with ICGI Holdings, LLC that will provide for the payment by us to ICGI Holdings, LLC for the benefit of the historic partners of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the realized tax benefits.

While we have no reason to believe that the tax benefits we expect to realize as the result of our purchase of partnership units of ICG LP from ICGI Holdings, LLC will be the subject of a challenge by the IRS or any other tax authority or, if made, that such a challenge would be successful, nevertheless, if such a challenge is made by a tax authority and adjustments to the amount of taxes that we owe result therefrom, reducing the reported tax benefits, such an adjustment to the tax benefits upon which any earlier tax benefit payment to ICGI Holdings, LLC was based will only be taken into account as an offset in computing the amount of future tax benefit payments pursuant to the tax receivable agreement. Such an offset will be our only means of recovering any overpayment of the tax benefits that we ultimately realize, as we have no direct recourse against ICGI Holdings, LLC under the tax receivable agreement in such circumstances.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of ICG LP attributable to our acquisition of partnership units of ICG LP from ICGI Holdings, LLC, and had we not entered into the tax receivable agreement.

The term of the tax receivable agreement will commence upon consummation of this offering and will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of the end of the taxable year that includes the 50th anniversary of our initial acquisition of interests in ICG LP, and the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale granted under the exchange agreement have terminated.

While the actual amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including the timing of our acquisitions of partnership units of ICG LP from ICGI Holdings, LLC, the extent to which such acquisitions are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of ICG LP and its subsidiaries, the payments that we may make to ICGI Holdings, LLC for the benefit of the historic partners could be substantial. At the time of the closing of this offering, the increase in the tax basis attributable to our acquisition of partnership units of ICG LP, assuming an initial offering price of $         per share of Class A common stock (the midpoint of the range of initial public offering prices set forth on the cover of this prospectus) and our acquisition of approximately          partnership units of ICG LP from ICGI Holdings, LLC, is expected to be approximately $         million. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of the increase in tax basis to non-depreciable fixed assets and the rules relating to the amortization of intangible assets. Based on facts and assumptions applicable at the time of this offering, including that all subsequent acquisitions of ICG LP interests will occur in fully taxable transactions and at a price equal to the assumed offering price of $         per partnership unit, the potential tax basis increase resulting from acquisitions of the ICG LP partnership units held by ICGI Holdings, LLC following the closing of this offering could be as much as $         million. The actual increase in tax basis will depend upon, among other factors, the price of shares of our Class A common stock at the time of the acquisition and the extent to which such exchanges are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

Registration Rights Agreement

Prior to the completion of this offering, we will enter into a registration rights agreement with ICGI Holdings, LLC and Imperial Capital Group Holdings, LLC pursuant to which we will be required to register shares of our Class A common stock issuable as a result of the exchanges described above under the caption “—Exchange Agreement.”

These registration rights will require us to seek to register on a primary basis all shares of our Class A common stock issuable to the historical partners pursuant to the exchange agreement (subject to certain limited exceptions) on a Registration Statement on Form S-3 between the date on which the Company becomes eligible to use Form S-3 and the date which is the 14 month anniversary of this offering, which we refer to as the primary registration. To the extent we do not effect the primary registration prior to the 14 month anniversary of this offering, we will be required to file a shelf registration statement covering the number of shares of Class A common stock issuable to the members of ICGI Holdings, LLC during the three year period following the anticipated date of effectiveness of the shelf registration statement, which we refer to as a shelf registration. Imperial Capital Group Holdings, LLC will have the right to require us to effect offerings under the primary or a shelf registration (and members of ICGI Holdings, LLC will have participation rights in such offerings), so long as the shares of Class A common stock offered pursuant to each such offering have an anticipated aggregate price to the public (before any underwriting discounts and commissions) of not less than $          million.

To the extent that the primary registration and shelf registrations are not then available, following the 14 month anniversary of this offering, Imperial Capital Group Holdings, LLC will have the right to demand an unlimited number of registrations of its shares of Class A common stock so long as each such demand offering has an estimated gross proceeds in excess of $          million. In addition, ICGI Holdings, LLC, on behalf of the its members, will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by Imperial Capital Group Holdings, LLC or certain registered offerings initiated by us.

The registration rights outlined above are subject to conditions and limitations, including the right of underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. Other than underwriting discounts and commissions, we will pay all registration expenses in connection with the registrations described above.

Distribution of Certain Assets

In September 2009, ICAM distributed to ICG LP, and ICG LP then distributed to the historic partners, certain non-core assets and liabilities in anticipation of this offering. These assets and liabilities included ICAM’s investment in Happy Camp Holdings, LLC, an entity which owns the Rustic Canyon Golf Course. As of June 30, 2009, this investment was carried on our books at $1,078,264. In addition, ICG LP guaranteed the Happy Camp Holdings, LLC’s obligations under a $1 million credit facility. This guarantee was assumed by the historic partners as part of the distributions. These assets and liabilities also included ICAM’s investment in City Ventures, LLC, a real estate investment entity. As of June 30, 2009, this investment was carried on our books at $375,000. In addition, future capital commitments to City Ventures, LLC in the aggregate amount of $2,405,000 were assumed by the historic partners as part of the distributions.

Asset Management

We manage two funds through our wholly owned investment advisory subsidiary, ICAM, a registered investment advisor.

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Long Ball Partners, LLC, a special situation, deep-value investment fund founded in November 2004, targets inefficiently priced securities throughout the capital structure. Long Ball Partners, LLC had approximately $50 million in assets as of September 30, 2009.

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Imperial Capital Private Opportunities Fund, LP, with $120 million of committed capital for private equity, targets private companies with EBITDA ranging from $5 million to $20 million. The fund is primarily capitalized by commitments from Ares Capital Corporation and ICAM.

Of the amounts invested in these funds, as of September 30, 2009, $13.9 million consists of our own capital and $13.0 million consists of funds invested by Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, and other Reese and Wooster family members.

Employment of Family Members

We employ two brothers-in-law of Jason Reese, our chairman and chief executive officer, one as an equity trader and the other as a research analyst. These professionals are paid in accordance with company policy for paying professionals generally. In 2008, each were paid between $175,000 and $225,000 and in the nine months ended September 30, 2009, each were paid between $150,000 and $200,000. Following this offering, we intend to have their compensation approved by the compensation committee of our board of directors but would continue to expect them to be paid in accordance with company policy for paying professionals generally. We also utilize the services of the brother of Randall Wooster, our president, as outside counsel for certain corporate matters. In 2007, 2008 and the nine months ended September 30, 2009, we paid Wooster & Wooster, LLP $187,000, $240,000 and $180,000, respectively, in legal fees and expenses. Following this offering, we intend to continue to retain Wooster & Wooster, LLP for appropriate corporate matters.

Review, Approval or Ratification of Transactions with Related Persons

As a private company, Imperial Capital Group, LLC’s policies and procedures for the review, approval or ratification of any related party transaction conferred upon Jason Reese, our chairman and chief executive officer, and Randall Wooster, our president, the sole discretion to approve such transactions. Such policies and procedures were not written. We anticipate that post-offering, our board of directors will adopt policies and procedures with regard to the approval of related party transactions.

DESCRIPTION OF CAPITAL STOCK

The following is a materially complete description of our capital stock and provisions of our certificate of incorporation and our bylaws, each of which will be in effect prior to the date of this prospectus. Copies of our certificate of incorporation and our bylaws have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Our current authorized capital stock consists of 100 shares of Class A common stock, par value $0.01 per share, 100 shares of Class B common stock, par value $0.01 per share, and 1,000 shares of preferred stock. As of the consummation of this offering, our authorized capital stock will consist of 500 million shares of Class A common stock, par value $0.01 per share, 100 shares of Class B common stock, par value $0.01 per share, and 1,000 shares of preferred stock. In this section, when we refer to “common stock,” we are referring to Class A common stock and Class B common stock, taken as a whole.

Common Stock

As of the consummation of this offering, there will be          shares of Class A common stock issued and outstanding and 100 shares of Class B common stock issued and outstanding. All of the shares of Class B common stock will be owned by ICGI Holdings, LLC.

Class A common stock

Voting rights

The holders of Class A common stock will be entitled to one vote per share. Holders of shares of Class A common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

Dividend rights

Holders of Class A common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class A common stock may be paid only as follows: shares of Class A common stock may be paid only to holders of shares of Class A common stock; and shares shall be paid proportionally with respect to each outstanding share of Class A common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

Liquidation rights

On our liquidation, dissolution or winding up, all holders of Class A common stock will be entitled to share ratably in any assets available for distribution to holders of shares of common stock.

Other matters

In the event of any consolidation, merger or other transaction in which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

No shares of either class of common stock will be subject to redemption or have preemptive rights to purchase additional shares of either class of common stock.

Class B common stock

Cancellation of Class B common stock

All shares of Class B common stock shall be cancelled by us on the first date upon which we own all of the outstanding partnership units of ICG LP.

Voting rights

Each share of Class B common stock will entitle its holder to the number of votes equal to the number of partnership units of ICG LP held by such holder divided by the total number of shares of Class B common stock then outstanding. Initially, the holders of Class B common stock, in the aggregate, will be entitled to              votes.

Holders of shares of Class B common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

Dividend rights

Holders of Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by the board of directors. Dividends consisting of shares of Class B common stock may be paid only as follows: shares of Class B common stock may be paid only to holders of shares of Class B common stock; and shares shall be paid proportionally with respect to each outstanding share of Class B common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

Liquidation rights

On our liquidation, dissolution or winding up, all holders of Class B common stock will be entitled to share ratably in any assets available for distribution to holders of shares of common stock.

Transferability

No share of Class B common stock may be transferred, assigned, conveyed, sold, encumbered or in any way alienated by a holder other than to us, pursuant to a pro rata distribution to the members of ICGI Holdings, LLC or its successor entity, if any, or by an individual holder of Class B common stock to an entity established for legitimate estate planning purposes of the holder.

Other matters

In the event of any consolidation, merger or other transaction in which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that, if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

No shares of either class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of either class of common stock.

Preferred Stock

Our board of directors will have the authority, without further action by our stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which will apply to us so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock (assuming, in this latter case, the exchange of outstanding ICG LP partnership units not held by us). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Limited Partnership Agreement of ICG LP

We are a holding company and, after completion of this offering, our primary assets will be our ownership of approximately         % of the partnership units of ICG LP, the owner of our business, and our controlling interest and related contractual rights as the sole general partner of ICG LP. The remaining approximately         % of ICG LP partnership units after completion of this offering will be held by ICGI Holdings, LLC, a holding company that will be owned by the members of Imperial Capital Group, LLC immediately prior to the Reorganization, to whom we refer as the historic partners of ICG LP. All ICG LP limited partnership interests will be identical and have the same voting and other rights. The form of the limited partnership agreement of ICG LP is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the partnership agreement of ICG LP is qualified by reference thereto.

As the general partner of ICG LP, we will have control over the affairs and decision making of ICG LP. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of ICG LP and the day-to-day management of ICG LP’s business. We will have all of the rights and powers which may be possessed by general partners under the Delaware Revised Uniform Limited Partnership Act and we will be able to consolidate ICG LP’s financial results into our financial statements. Except with the prior written consent of ICGI Holdings, LLC, we will not have the authority to:

•	conduct any act in contravention of ICG LP’s limited partnership agreement;

•	knowingly perform any act that would subject any partner to personal liability for debts or obligations of ICG LP in any jurisdiction;

•	engage in any activity which substantially changes the nature of ICG LP’s business;

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effect a split, reverse split or other modification of the partnership units or number thereof other than as necessary to maintain the relationship between the ICG LP partnership units, our Class A common stock and the ICGI Holdings, LLC common units described in the following paragraph, provided that we will not take any such action without the approval of the holders of our common stock;

•	convert ICG LP, by whatever means, into a corporation or another form of business entity; or

•	dissolve or liquidate ICG LP.

The limited partnership agreement of ICG LP provides that, immediately following this offering, the number of ICG LP partnership units will equal the sum of the number of shares of Class A common stock outstanding and the number of ICGI Holdings, LLC common units outstanding. It is the intent of the partners that this relationship remain constant throughout the term of ICG LP. It is anticipated that from time to time and without regard to the exchange agreement between us, ICG LP and ICGI Holdings, LLC (and described in greater detail under “The Reorganization Transactions and Our Organizational Structure—Exchange Agreement”), we may issue additional shares of Class A common stock under incentive plans for employees, in exchange for capital or in other arrangements that benefit ICG LP. In any such case, it is the intention of the partners of ICG LP that a corresponding number of ICG LP partnership units shall be issued to us in exchange for the consideration received by us for our issuance of additional shares of Class A common stock. If any shares of Class A common stock are issued subject to restrictions resulting in forfeiture to us or are otherwise redeemed by us, a corresponding number of ICG LP partnership units shall be surrendered to ICG LP by us for cancellation. These and other adjustments to the number of ICG LP partnership units outstanding may be made from time to time as necessary to properly reflect the relative interests of the partners.

Pursuant to the limited partnership agreement of ICG LP, we have the right to determine when distributions will be made to the partners of ICG LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of ICG LP pro rata in accordance with the percentages of their respective partnership units.

The holders of partnership units of ICG LP, including us, will incur U.S. federal, state and local income taxes on their allocable shares of any net taxable income of ICG LP. Net profits and net losses of ICG LP will generally be allocated to its partners pro rata in accordance with their respective percentages of partnership units. However, any increase in tax depreciation, amortization or other deductions that has resulted from the tax basis adjustment to the assets of ICG LP as the result of our acquisition of partnership units from the historic partners of ICG LP will be allocated exclusively to us and result in our receiving allocations of net taxable income that are less than would otherwise be the case. The limited partnership agreement of ICG LP will provide for cash distributions to the partners of ICG LP if we determine that the taxable income of ICG LP will give rise to taxable income for its partners. The amount of these tax distributions will be computed based on a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income and net capital gain (taking into account the nondeductibility of certain expenses and the character of our income and adjusted to eliminate the effective reduction of our net taxable income as a result of the tax basis adjustments as described above). We intend to cause ICG LP to make such tax distributions to the holders of partnership units of ICG LP in accordance with their respective percentages of partnership units and the provisions of the ICG LP limited partnership agreement.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of Class A common stock or Class B common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

Staggered Board. We intend to implement a “staggered” board of directors consisting of three classes of directors. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 201  , 201   and 201  , respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors.

Other limitations on stockholder actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our stockholders to remove directors without cause is precluded.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

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on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is the Bank of New York Mellon Corporation.

Listing

The shares of our Class A common stock have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol “ICG.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the possibility of such sales occurring, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

After giving effect to the Reorganization and this offering we will have approximately              outstanding shares of Class A common stock. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except that any shares held by our “affiliates” as that term is defined in Rule 144 promulgated under the Securities Act may only be sold in compliance with the limitations described below. In addition, a total of             shares of Class A common stock are reserved for issuance under our 2010 Equity Incentive Plan.

Restricted securities and securities held by our affiliates may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration described below under Rules 144 promulgated under the Securities Act.

Certain of our security holders, each of our directors and certain of our officers have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of Class A common stock or securities convertible into or exchangeable or exercisable for Class A common stock for a period of 180 days from the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and JMP Securities LLC which may, at any time and without notice, waive any of the terms of the lock-up. Following the lock-up period, these securities will not be eligible for sale in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rule 144 as described below. As restrictions on resale end, the market price could drop significantly if the holders of these securities sell them or are perceived by the market as intending to sell them. The 180-day period under the lock-up agreements may be extended under specified circumstances. See the section of this prospectus entitled “Underwriting—No Sales of Similar Securities.”

Prior to the completion of this offering, we will enter into a registration rights agreement that requires us, subject to certain limited exceptions, to register all shares of our Class A common stock issuable to the historic partners pursuant to the exchange agreement prior to the 14 month anniversary of this offering. See “The Reorganization Transactions and our Organizational Structure—Registration Rights Agreement.”

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our Class A common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our Class A common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our Class A common stock acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our Class A common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately shares immediately after this offering; and

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the average weekly trading volume in our Class A common stock on the NYSE during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

We intend to file registration statements under the Securities Act to register the shares of Class A common stock available for issuance pursuant to our equity plans. Shares issued pursuant to these plans after the effective date of such registration statement will be available for sale in the open market and, for our affiliates, subject to the conditions and restrictions of Rule 144.

As described in “The Reorganization Transactions and Our Organizations Structure,” in connection with the Reorganization, the historic partners of ICG LP will receive common units of ICGI Holdings, LLC, which in turn will hold partnership units of ICG LP. For so long as ICGI Holdings, LLC holds ICG LP partnership units:

•	the number of outstanding common units of ICGI Holdings, LLC will equal the number of partnership units held by ICGI Holdings, LLC;

•	the number of outstanding shares of Class A common stock will equal the number of ICG LP partnership units held by the Company; and

•	the number of shares of Class A common stock outstanding plus the number of ICGI Holdings, LLC common units outstanding will equal the total number of ICG LP partnership units outstanding.

The relationships described in the above bullet points will ensure that each share of Class A common stock and each common unit of ICGI Holdings, LLC will represent the same beneficial economic interest in ICG LP, although the relative ownership percentages that we and ICGI Holdings, LLC have in ICG LP will change over time. The number of ICGI Holdings, LLC common units outstanding after the Reorganization will only increase to the extent necessary to maintain the economic parity between the Class A common stock and the ICGI Holdings, LLC common units in the event of a split, combination, stock dividend or other reclassification of the Class A common stock. The common units of ICGI Holdings, LLC will not be immediately exchangeable for shares of our Class A common stock. Instead, the common units will become exchangeable at various times over the next four years following this offering at the option of the holder as described below.

On an annual basis, each member of ICGI Holdings, LLC may request that the exchangeable portion of its common units of ICGI Holdings, LLC (determined in accordance with the schedule set forth below) be exchanged by ICGI Holdings, LLC for shares of our Class A common stock on a one-to-one basis. Upon such a request by a member, ICGI Holdings, LLC will exchange partnership units of ICG LP with us in return for shares of our Class A common stock on a one-to-one basis. ICGI Holdings, LLC will then distribute such shares of our Class A common stock to the member requesting exchange. We have reserved for issuance          million shares of Class A common stock, which is the aggregate number of shares of Class A common stock expected to be issuable over time through such exchanges, assuming no anti-dilution adjustments based on combinations or divisions of our Class A common stock. The issuance of shares of our Class A common stock in exchange for ICG LP partnership units is expected to have a negligible economic effect on the existing holders of our Class A common stock, as the holders of our Class A common stock would then own a larger portion of ICG LP. While such transactions will have the effect of diluting your percentage ownership in us, because we will acquire an increased percentage ownership in ICG LP over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying ICG LP business.

In connection with this offering, up to     % of the historic partners’ beneficial ownership of ICG LP will be purchased for cash with a portion of the proceeds of this offering. In addition, the members of ICGI Holdings, LLC (other than non-employee members of ICGI Holdings, LLC, whose shares will not be subject to restriction other than as described under the section “Underwriting — No Sales of Similar Securities”) have agreed to a schedule which would allow them to exchange their common units of ICGI Holdings, LLC on a one-for-one basis for shares of our Class A common stock, utilizing the procedure described above, up to a maximum percentage of their common units of ICGI Holdings, LLC as follows:

•

32.5% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC (less the number of common units redeemed upon receipt and distribution by ICGI Holdings, LLC of proceeds of this offering as described under the caption “Use of Proceeds”) on the fourteen-month anniversary of this offering;

•	55% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC on the second anniversary of this offering;

•	77.5% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC on the third anniversary of this offering; and

•	100% of the number of common units of ICGI Holdings, LLC they received upon their contribution to ICGI Holdings, LLC on the fourth anniversary of this offering.

To the extent members of ICGI Holdings, LLC do not exchange common units of ICGI Holdings, LLC on an exchange date, they retain the right to exchange such common units for Class A common stock utilizing the procedures described above and in the exchange agreement until all of the common units of ICGI Holdings, LLC have been exchanged for Class A common stock and all ICG LP partnership units held by ICGI Holdings, LLC have been conveyed to the Company.

If at any time after the consummation of this offering, Messrs. Reese and Wooster cease to be members of the executive committee of ICGI Holdings, LLC (other than voluntarily), they and their affiliates collectively cease to beneficially own 50.1% or more of the equity or voting securities of Imperial Capital Group Holdings, LLC, or they and their affiliates collectively cease to beneficially own 50.1% or more of the equity or voting securities of ICGI Holdings, LLC, then all ICG LP partnership units then held by ICGI Holdings, LLC will be exchanged for shares of our Class A common stock on a one-for-one basis without any further action by the members of ICGI Holdings, LLC and all of the outstanding shares of our Class B common stock will be cancelled. ICGI Holdings, LLC will then distribute to its members, on a pro rata basis, the shares of Class A common stock obtained on the exchange.

Prior to completion of this offering, we will enter into a registration rights agreement with ICGI Holdings, LLC and Imperial Capital Group Holdings, LLC pursuant to which we will be required to register the sale of shares of our Class A common stock issued as a result of the exchanges described above. See “The Reorganization Transactions and our Organizational Structure—Registration Rights Agreement.”

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

TO NON-UNITED STATES HOLDERS

Preliminary Matters

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to non-U.S. holders of our Class A common stock that acquire shares of our Class A common stock pursuant to this offering and that hold such shares as capital assets (generally, for investment).

For purposes of this discussion, a non-U.S. holder is any beneficial owner that for U.S. federal income tax purposes is not a U.S. person; the term U.S. person means:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other pass-through entity holds shares of our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities that hold shares of our Class A common stock and partners or members in these partnerships or other entities to consult their tax advisors.

This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position and does not consider the state, local or non-U.S. tax consequences of an investment in our Class A common stock. It also does not apply to non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks, insurance companies, tax-exempt organizations, dealers in securities or currency, persons who hold Class A common stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive Class A common stock as compensation). This summary is based upon the Code, existing and proposed Treasury regulations, IRS rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

This summary is included herein as general information only. Accordingly, each prospective stockholder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A common stock.

Distributions

Distributions of cash or property that we pay in respect of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends that we pay on our Class A common stock to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying its entitlement to benefits under the treaty. A non-U.S. holder of our Class A common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. In such circumstances, dividends will be subject to tax on a net income basis as described below under the caption entitled “—U.S. Trade or Business Income.”

Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Class A common stock unless:

•	the gain is U.S. trade or business income (as described below);

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•

our Class A common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” (which we refer to as USRPHC) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. Holder’s holding period for our Class A common stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our Class A common stock by a non-U.S. holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our Class A common stock, provided that our Class A common stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our Class A common stock will be considered regularly traded, when a non-U.S. holder sells its shares of our Class A common stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Class A common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (ii) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements); instead, a non-U.S. holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

U.S. Federal Estate Taxes

Shares of our Class A common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each non-U.S. holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our Class A common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our Class A common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (which we refer to as a United States related person). In the case of the payment of the proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a broker that is either a U.S. person or a United States related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our Class A common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, JMP Securities LLC and Imperial Capital, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
JMP Securities LLC
Imperial Capital, LLC
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per share to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $             and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to              additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to              shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We, our executive officers and directors, our other existing employee security holders and certain other security holders have agreed not to sell or transfer any Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and JMP Securities LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any Class A common stock;

•	sell any option or contract to purchase any Class A common stock;

•	purchase any option or contract to sell any Class A common stock;

•	grant any option, right or warrant for the sale of any Class A common stock;

•	lend or otherwise dispose of or transfer any Class A common stock;

•	request or demand that we file a registration statement related to the Class A common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol “ICG.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

Imperial Capital, LLC will not sell any shares to accounts over which it exercises discretionary authority unless it has received written approval from the account holder. The underwriters other than Imperial Capital, LLC do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Conflicts of Interest

Imperial Capital, LLC, our indirect wholly owned subsidiary, is acting as a joint bookrunner for this offering. Because of this relationship, this offering will be conducted in accordance with NASD Rule 2720(a)(2). This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Other Relationships

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated provides money market and banking accounts for Imperial Capital Group, LLC and certain of its wholly owned subsidiaries in the ordinary course of business for which it has received, and may in the future receive, customary fees and commissions. Additionally, several of the historic partners maintain personal brokerage accounts with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they may in the future receive customary fees and commissions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of this offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered hereby will be passed on for us by Dechert LLP, New York, New York. Charles I. Weissman, a partner at Dechert LLP, is a limited partner in Long Ball Partners, LLC, a fund managed by ICAM. Dechert LLP has from time to time represented, and may continue to represent us and certain of our affiliates in connection with certain legal matters. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Imperial Capital Group, LLC as of December 31, 2007 and 2008 and September 30, 2009, and for each of the three years in the period ended December 31, 2008 and for the nine month period ended September 30, 2009 and the statement of financial condition of Imperial Capital Group, Inc. as of December 7, 2009, included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, which report appears elsewhere herein and in the Registration Statement and is given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933 covering the Class A common stock we are offering. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement. For further information with respect to us and our Class A common stock, you should refer to the registration statement and to its exhibits and schedules. We make reference in this prospectus to certain of our contracts, agreements and other documents that are filed as exhibits to the registration statement. For additional information regarding those contracts, agreements and other documents, please see the exhibits attached to this registration statement. We also will file annual, quarterly and special reports and other information with the SEC under the Exchange Act.

You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a website that contains reports and other information regarding registrants (including us) that file electronically with the SEC, which you can access at http://www.sec.gov.

In addition, you may request copies of this filing and such other reports as we may determine or as the law requires at no cost, by telephone at (310) 246-3700, or by mail to Imperial Capital Group, Inc., 2000 Avenue of the Stars, 9th Floor, South Tower, Los Angeles, CA 90067, Attention: Investor Relations.

Report of Independent Registered Public Accounting Firm

To the Stockholder of

Imperial Capital Group, Inc.

Los Angeles, CA

We have audited the accompanying consolidated statement of financial condition of Imperial Capital Group, Inc. as of December 7, 2009. This statement of financial condition is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement of financial condition based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statement of financial condition referred to above presents fairly, in all material respects, the financial position of Imperial Capital Group, Inc. at December 7, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Los Angeles, CA

December 7, 2009

Imperial Capital Group, Inc.

Statement of Financial Condition

December 7, 2009

Assets—Cash	$1.00
Stockholder's Equity
Class B Common Stock, par value $.01 per share, 100 shares authorized, 100 shares issued and outstanding	$1.00

IMPERIAL CAPITAL GROUP, INC.

NOTES TO STATEMENT OF FINANCIAL CONDITION

(1)    Organization

Imperial Capital Group, Inc. (the “Company”) was incorporated as a Delaware corporation on September 23, 2009. See Note 4 for additional information pertaining to the operations of the Company.

(2)    Significant Accounting Policies

Basis of Presentation. The statement of financial condition has been prepared in accordance with accounting principles generally accepted in the United States. Separate statements of income, changes in stockholders’ equity and cash flows have not been presented in the financial statements because there have been no activities of this entity.

(3)    Stockholder’s Equity

The Company is authorized to issue 100 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and 100 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock”). All shares of Class A common stock and Class B common stock are identical. The Company has issued 100 shares of Class B common stock in exchange for $1.00, all of which were held by Imperial Capital Group, LLC at December 7, 2009.

(4)    Planned Transactions

Imperial Capital Group, LLC has historically conducted its business through a limited liability company structure. Imperial Capital Group, LLC is a holding company and through its wholly owned subsidiaries conducts business as a registered broker and dealer of securities as well as a registered investment advisor. Immediately prior to the consummation of the initial public offering, Imperial Capital Group, LLC and its members will consummate a series of transactions, which are collectively referred to herein as the “Reorganization.” The Reorganization will consist of the following steps:

•	The membership interests in Imperial Capital Group, LLC, which have been issued in multiple classes, will be converted into a single class of membership units.

•

Imperial Capital Group Holdings, LLC’s interest in the management agreement will be assigned to Imperial Capital Group, LLC in exchange for newly issued membership interests of Imperial Capital Group, LLC, which will increase Imperial Capital Group Holdings, LLC’s controlling interest in Imperial Capital Group, LLC and dilute the other members of Imperial Capital Group, LLC accordingly. Imperial Capital Group, LLC will then terminate the management agreement.

•

The members of Imperial Capital Group, LLC will then transfer and convey their membership interests of Imperial Capital Group, LLC to a new holding company, ICGI Holdings, LLC, in exchange for membership interests in that new holding company on a one-for-one basis. To maintain the tax status of Imperial Capital Group, LLC as a partnership, this transfer will occur in two stages. Prior to the consummation of the Company’s initial public offering, the historic partners other than Imperial Capital Group Holdings, LLC will transfer all of their membership interests in Imperial Capital Group, LLC to the new holding company, and Imperial Capital Group Holdings, LLC will transfer all but 1% of its membership interests in Imperial Capital Group, LLC to the new holding company. On the first business day after the consummation of the Company’s initial public offering, Imperial Capital Group Holdings, LLC will transfer its remaining interests in Imperial Capital Group, LLC to the new holding company.

•

Next, ICGI Holdings, LLC will convert Imperial Capital Group, LLC into a Delaware limited partnership, Imperial Capital Group, L.P. (“ICG LP”), and each membership interest in Imperial Capital Group, LLC will be converted into a limited partnership unit of ICG LP. Upon this conversion, ICGI Holdings, LLC will own all of the partnership units of ICG LP, other than the 1% of membership interests to be transferred to it on the first business day after the consummation of the Company’s initial public offering as described in the bullet immediately above, which will have been converted into partnership units upon the conversion of Imperial Capital Group, LLC to ICG LP. The current members of Imperial Capital Group, LLC will maintain the same proportional interest in ICGI Holdings, LLC that they had in Imperial Capital Group, LLC immediately prior to the Reorganization, except that Imperial Capital Group Holdings, LLC’s proportionate interest will increase, and the other historic partners’ proportionate interests will decrease, as a result of the issuance of the membership units upon termination of the management agreement as described above. ICG LP will own and have succeeded to all of the business and assets of Imperial Capital Group, LLC.

As a result of the Reorganization, Imperial Capital Group Holdings, LLC will obtain a controlling interest in ICGI Holdings, LLC, and Messrs. Reese and Wooster will become the sole members of the executive committee of ICGI Holdings, LLC.

Following the Reorganization, the Company will effect the following transactions:

•

On the day of consummation of the Company’s initial public offering, the Company will use certain net proceeds of the offering to acquire a portion of the partnership units of ICG LP from ICGI Holdings, LLC, which ICGI Holdings, LLC obtained as a result of the Reorganization. ICGI Holdings, LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, ICGI Holdings, LLC common units held by its members. As a result of the redemptions, the members of ICGI Holdings, LLC, who are the historic members of Imperial Capital Group, LLC, will receive liquidity for a portion of their membership interests in Imperial Capital Group, LLC. The per unit purchase price of the ICG LP units that the Company acquires will equal the per share offering price of the Class A common stock in the Company’s initial public offering, less per share underwriting discounts and commissions.

•

Upon the Company’s purchase of the partnership units of ICG LP from ICGI Holdings, LLC, ICGI Holdings, LLC will resign as sole general partner of ICG LP and the Company will become the sole general partner of ICG LP.

•

On the next business day following the consummation of the Company’s initial public offering, the Company will use the remaining net proceeds of the offering to acquire additional partnership units of ICG LP directly from ICG LP. The contribution of the remaining net proceeds of the offering to ICG LP will provide funding for the Company’s operations. In addition, on the next business day following the consummation of the offering, Imperial Capital Group Holdings, LLC will transfer its remaining 1% of ICG LP partnership units to ICGI Holdings, LLC.

•	The Company will account for the acquisition of partnership units from each of ICGI Holdings, LLC and ICG LP as capital transactions. As a result of the Reorganization and the Company’s acquisition of partnership units of ICG LP, the Company will become a holding company whose sole asset will be a controlling equity interest in ICG LP. As the sole general partner of ICG LP, the Company will operate and control all of the business and affairs of ICG LP and, through ICG LP and its operating subsidiaries, will conduct the business conducted prior to the Company’s initial public offering by the operating subsidiaries included in Imperial Capital Group, LLC’s historical consolidated financial statements. After giving effect to the Reorganization and the other transactions described above, all of the partnership units of ICG LP will be owned either by the Company or by ICGI Holdings, LLC. All ICG LP partnership units will be identical and have the same rights.

(5)    Subsequent Events

Management has evaluated all subsequent events through December 7, 2009.

Report of Independent Registered Public Accounting Firm

To the Members of

Imperial Capital Group, LLC

Los Angeles, CA

We have audited the consolidated statements of financial condition of Imperial Capital Group, LLC as of December 31, 2007 and 2008 and September 30, 2009 and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2008 and for the nine month period ended September 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Imperial Capital Group, LLC at December 31, 2007 and 2008 and September 30, 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 and for the nine month period ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the years ended December 31, 2007 and 2008 for the adoption of Financial Accounting Standards Board Accounting Standards Codification 480-10, “Classification and Measurement of Redeemable Securities.”

/s/ BDO Seidman, LLP

Los Angeles, CA

December 7, 2009

except for Note 18, which is as of January 11, 2010

Imperial Capital Group, LLC

Consolidated Statements of Financial Condition

	As of December 31,		As of September 30,
	2007	2008	2009
	(in thousands)
Assets
Cash and cash equivalents	$25,178	$24,645	$29,396
Investments	8,272	7,250	14,646
Corporate finance fees receivable	1,555	2,155	5,471
Bank debt receivable	395	1,667	2,217
Fixed assets, net	8,937	7,989	7,318
Other intangibles	3,558	1,634	365
Goodwill	945	4,326	4,305
Other assets	1,261	2,279	1,237

Total assets	$50,101	$51,945	$64,955

Liabilities and Members’ Equity

Liabilities
Commissions and fees payable	$3,569	$5,277	$5,482
Accounts payable and accrued liabilities	11,262	10,010	12,909
Credit facility	0	0	10,000
Unsecured subordinated notes and related interest	101	575	402
Bank debt payable	0	0	1,318

Total liabilities	14,932	15,862	30,111

Commitments and Contingencies

Redeemable members’ equity	25,042	23,835	24,372
Members’ equity	10,127	12,248	10,472

Total liabilities, redeemable members’ equity and members’ equity	$50,101	$51,945	$64,955

See accompanying notes to consolidated financial statements.

Imperial Capital Group, LLC

Consolidated Statements of Operations

	Year ended December 31,			Nine months ended September 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(in thousands)
Revenues
Commissions	$52,215	$50,875	$56,190	$35,560	$51,407
Investment banking	21,855	33,836	33,035	27,072	31,215
Principal transactions	3,824	(122)	(1,818)	(276)	2,301
Interest, dividends and other	1,285	2,624	1,857	1,515	791

Total revenues	79,179	87,213	89,264	63,871	85,714

Expenses
Compensation and benefits	52,519	59,488	61,830	44,504	58,065

Non compensation expenses:
Clearing and transaction costs	1,789	1,766	1,823	1,314	1,421
Technology and market data costs	1,843	1,831	2,178	1,597	2,047
Facility costs	1,194	3,626	2,469	1,864	1,807
Business development	1,339	1,830	2,366	1,565	2,193
Depreciation and amortization	732	2,042	3,480	2,509	2,369
Professional fees	1,711	1,298	3,349	2,024	1,096
Other	5,770	4,159	2,617	1,820	2,771

Non compensation expenses	14,378	16,552	18,282	12,693	13,704

Total expenses	66,897	76,040	80,112	57,197	71,769

Net income	$12,282	$11,173	$9,152	$6,674	$13,945

Weighted average units of Class A units outstanding:
Basic	150,816	151,821	147,998	149,940	145,448
Diluted	150,816	151,821	147,998	149,940	145,448
Net income available to holders of Class A units per unit:
Basic	$81.42	$73.56	$61.08	$44.48	$95.84
Diluted	$81.42	$73.56	$61.08	$44.48	$95.84

See accompanying notes to consolidated financial statements.

Imperial Capital Group, LLC

Consolidated Statements of Members’ Equity

(in thousands but for number of units)

	Members’ Class A Units	Members’ Class B Units	Value of Members’ Class A Units				Value of Members’ Class B Units				Total Value of Members’ Units
			Founders	Investors	Employees	Total	Founders	Investors	Employees	Total
Balance, January 1, 2006	152,000	—	$12,324	$—	$—	$12,324	$—	$—	$—	$—	$12,324
Issuance of Units	9,000	49,000	—	—	1,092	1,092	20	—	29	49	1,141
Unitholders’ redemptions	(13,496)	(2,000)	—	—	(1,887)	(1,887)	—	—	(2)	(2)	(1,889)
Distributions	—	—	(7,120)	—	(3,070)	(10,190)	—	—	—	—	(10,190)
Change in redeemable value of members’ equity	—	—	—	—	(550)	(550)	(21)	—	(29)	(50)	(600)
Payments received on note receivable	—	—	—	—	550	550	—	—	—	—	550
Net Income	—	—	8,414	—	3,865	12,279	1	—	2	3	12,282

Balance, December 31, 2006	147,504	47,000	13,618	—	—	13,618	—	—	—	—	13,618
Issuance of Units	9,710	17,000	—	14,822	478	15,300	—	3	14	17	15,317
Unitholders’ redemptions	(2,000)	(1,000)	—	—	(389)	(389)	—	—	(1)	(1)	(390)
Distributions	—	—	(7,024)	(358)	(2,817)	(10,199)	(2)	—	(3)	(5)	(10,204)
Change in redeemable value of members’ equity	—	—	—	(15,247)	(4,124)	(19,371)	—	(3)	(13)	(16)	(19,387)
Net Income	—	—	3,533	783	6,852	11,168	2	—	3	5	11,173

Balance, December 31, 2007	155,214	63,000	10,127	—	—	10,127	—	—	—	—	10,127
Issuance of Units	4,000	10,000	—	—	917	917	—	—	10	10	927
Unitholders’ redemptions	(17,000)	(10,000)	—	—	(2,850)	(2,850)	—	—	(10)	(10)	(2,860)
Distributions	—	—	(4,437)	(327)	(1,535)	(6,299)	(2)	—	(4)	(6)	(6,305)
Change in redeemable value of members’ equity	—	—	—	(923)	2,126	1,203	—	—	4	4	1,207
Forfeiture of Class B Units	—	(4,000)	—	—	4	4	—	—	(4)	(4)	—
Net Income	—	—	6,558	1,250	1,338	9,146	2	—	4	6	9,152

Balance, December 31, 2008	142,214	59,000	12,248	—	—	12,248	—	—	—	—	12,248
Issuance of Units	4,000	6,000	—	—	1,013	1,013	—	—	6	6	1,019
Unitholders’ redemptions	(1,000)	(3,000)	—	—	(268)	(268)	—	—	(2)	(2)	(270)
Distributions	—	—	(11,459)	(845)	(3,625)	(15,929)	—	—	(4)	(4)	(15,933)
Change in redeemable value of members’ equity	—	—	—	(228)	(304)	(532)	(2)	—	(3)	(5)	(537)
Net Income	—	—	9,683	1,073	3,184	13,940	2	—	3	5	13,945

Balance, September 30, 2009	145,214	62,000	$10,472	$—	$—	$10,472	$—	$—	$—	$—	$10,472

See accompanying notes to consolidated financial statements.

Imperial Capital Group, LLC

Consolidated Statements of Cash Flows

	Year ended December 31,			Nine months ended September 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$12,282	$11,173	$9,152	$6,674	$13,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	732	1,649	3,480	2,509	2,369
Net unrealized (gain)/loss on investments in limited partnerships and limited liability companies	(3)	581	1,691	979	(1,659)
Loss on disposal of fixed assets	—	393	—	—	—
Changes in operating assets and liabilities:
Investments	2,277	(5,548)	(669)	(3,972)	(7,660)
Corporate finance fees receivable	(999)	363	(600)	(589)	(3,316)
Bank debt receivable	(530)	1,168	(1,272)	103	(550)
Other assets	976	191	(564)	117	588
Commissions and fees payable	1,718	416	1,708	2,747	205
Accounts payable and accrued liabilities	1,078	3,526	(1,908)	(1,334)	3,699
Securities sold, but not yet purchased	(111)	—	—	—	—
Bank debt payable	—	—	—	—	1,318

Net cash provided by operating activities	17,420	13,912	11,018	7,234	8,939

Cash flows from investing activities:
Purchase of intangibles	—	(3,486)	—	—	—
Earn-out payments	—	—	(2,725)	(2,720)	(779)
Purchase of fixed assets	(2,579)	(5,148)	(608)	(423)	(429)

Net cash used in investing activities	(2,579)	(8,634)	(3,333)	(3,143)	(1,208)

Cash flows from financing activities:
Payments on subordinated borrowings	(750)	(2,250)	—	—	—
Payments on credit facility	—	—	—	—	(7,570)
Distributions to members’ equity	(9,640)	(10,204)	(6,305)	(6,233)	(14,010)
Issuance of Class A units	1,092	15,300	463	465	1,467
Issuance of Class B units	49	17	10	10	6
Class A unitholders redemptions	(1,887)	(389)	(2,335)	(2,335)	(268)
Class B unitholders redemptions	(2)	(1)	(10)	(10)	(2)
Increase in credit facility	—	—	—	—	17,570
Increase in unsecured subordinated notes	—	13	40	26	35
Payments on unsecured subordinated notes	(51)	(64)	(81)	(81)	(208)

Net cash provided by (used in) financing activities	(11,189)	2,422	(8,218)	(8,158)	(2,980)

Increase (decrease) in cash and cash equivalents	3,652	7,700	(533)	(4,067)	4,751
Cash and cash equivalents, beginning of period	13,826	17,478	25,178	25,178	24,645

Cash and cash equivalents, end of period	$17,478	$25,178	$24,645	21,111	29,396

Supplemental disclosure for cash flow information:
Cash paid during the year for interest	$321	$166	$115	$80	$152

Non-cash transactions:
Leasehold improvements funded by landlord	$696	$1,416	$—	$—	$—
Distributions applied to notes receivable for unitholder subscriptions	550	—	—	—	—
Issuance of subordinated note for Class A unit redemption	—	—	515	515	—
Distribution of investments	—	—	—	—	1,923
Net assets acquired:
Intangible assets		3,630
Liabilities	—	(144)	—	—	—

Purchase price paid		$3,486

See accompanying notes to consolidated financial statements.

IMPERIAL CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Organization and Summary of Significant Accounting Policies

Organization and Business

Imperial Capital Group, LLC (“ICG”), a Delaware limited liability company, is a holding company organized on July 22, 1997. ICG’s wholly owned subsidiaries include Imperial Capital, LLC (“IC”), Imperial Capital Asset Management, LLC (“ICAM”) and Imperial Capital Loan Trading, LLC (“ICLT”). IC is a Delaware limited liability company organized on July 22, 1997. IC is a registered broker and dealer of securities under the provisions of the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). IC conducts business as an introducing broker and dealer in securities and provides brokerage and corporate finance services primarily to institutional clients. ICAM (formerly Imperial Asset Management, LLC) is a Delaware limited liability company organized on July 22, 1997 to provide asset management services. ICLT is a Delaware limited liability company organized on May 21, 2009 to provide loan trading services.

Imperial Asset Management II, LLC (“IAM II”), a Delaware limited liability company and a wholly owned subsidiary of ICAM, was organized on September 1, 2000 and dissolved in April 2008. Siena Capital Partners II, LP (“SCP II”), a limited partnership under the California Uniform Limited Partnership Act, was organized on March 30, 2000 and ICG was the sole general partner and IAM II was the limited partner. SCP II specialized in providing bridge financing to various companies typically located in the United States and was dissolved in March 2008.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of ICG and its wholly owned subsidiaries IC, ICAM and ICLT. The financial statements as of and for the years ended December 31, 2006 and 2007 also include the accounts of IAM II and SCP II (collectively, ICG, IC, ICAM, ICLT, IAM II and SCP II are referred to herein as the “Company”). Intercompany balances have been eliminated in consolidation.

Interim Financial Statements

The financial information for the nine months ended September 30, 2008 and 2009 includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial condition at such dates and the operations and cash flows for the periods then ended. Operating results for the nine months are not necessarily indicative of results that may be expected for an entire year.

Cash and Cash Equivalents

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Valuation of Investments

Investments are measured at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models, as determined by the Company’s management.

Fair Value Hierarchy. The Company adopted the required new provisions of new accounting guidance issued by the Financial Accounting Standards Board (“FASB”) on fair value measurements as of the beginning of 2008. The new accounting guidance defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The new accounting guidance maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect the Company’s assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the transparency of inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but traded less frequently, derivative instruments whose fair value have been derived using a model where inputs to the model are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Instruments that have little to no pricing observability as of the reported date. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Valuation Process for Financial Instruments. The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation.

Exchange-Traded Equity Securities

Exchange-traded equity securities are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Equity securities not traded on an exchange or reported in a trade reporting system and securities that are generally restricted from resale are valued at estimated fair value as determined by the Company’s management.

Corporate Bonds

The fair value of corporate bonds is estimated using recently executed transactions and market price quotations (where observable) and are classified as Level 2. The Company also deals in high-yield and distressed debt securities. Determination of market value of high-yield and distressed debt securities and certain other securities may involve subjective judgment since the amount which may be realized in a sales transaction can only be determined by negotiation between parties to such a transaction. The fair vale of high-yield and distressed debt securities is estimated based on expected cash returns based on potential transaction expectations, reorganization documents, court orders or past experience with similar securities and are classified as Level 3. The amounts realized from future transactions may differ materially from the market values reflected in the statement of financial condition.

Bank Debt

The Company engages in principal bank debt transactions through ICLT. These transactions are generally matched transactions whereby both buyers and sellers are identified. In a matched principal bank debt transaction, ICLT stands between the customer that is purchasing and the customer that is selling. These matched principal transactions are entered into directly with customers of ICLT and are not settled through IC. Therefore, the amounts receivable from customers and amounts payable to customers for these matched principal bank debt transactions are reflected gross in the Company’s consolidated statements of financial condition as bank debt receivable and bank debt payable, as there is no right of offset. Commissions earned from principal bank debt transactions are reflected in revenues as commissions and net trading profit and loss are reflected in revenues as principal transactions. The related commission expense is reflected in expenses as compensation and benefits.

In addition to matched principal bank debt transactions, the Company engages in bank debt transactions on an agency basis through IC. In an agency capacity, IC introduces its customers directly to one another. In an agency capacity, IC does not stand in between its customers. IC receives commissions for introducing its customers to one another. These commissions are reflected as bank debt receivable in the Company’s consolidated statements of financial condition. Commissions earned from bank debt transactions in which IC has acted as agent are reflected in revenues as commissions, with the related commission expense reflected in expenses as compensation and benefits.

Warrants

The Company may acquire warrants in the ordinary course of business for trading or investment purposes. Exchange-traded warrants are generally valued based on quoted prices from the exchange and are considered Level 1. Warrants not traded on an exchange are valued at estimated fair value as determined by the Company’s management’s potential transaction expectations or option pricing models and are considered Level 3.

Investments in Limited Partnerships and Limited Liability Companies

The Company invests in limited partnerships and limited liability companies through its investment company (as such term is defined in FASB Accounting Standards Codification 946, Financial Services—Investment Companies) ICAM which are valued at fair value as determined by the Company’s management and are not subject to consolidation. The Company is the managing member of Long Ball Partners, LLC, an investment company (as such term is defined in FASB Accounting Standards Codification 946, Financial Services—Investment Companies), and the general partner of Imperial Capital Private Opportunities, LP, an investment company (as such term is defined in FASB Accounting Standards Codification 946, Financial Services—Investment Companies).

Certain investments in limited partnerships and limited liability companies are valued at cost, which management believes approximates fair value. Investments in related limited partnerships and limited liability companies are valued at the Company’s ownership interest in the related party as applied to the net assets of the related party, which also approximates fair value as substantially all of the related party’s underlying net assets are carried at fair value. The Company makes assessments of fair value of all their investments consistent with each reporting period and at minimum on a quarterly basis.

The credit and liquidity crisis in the United States and throughout the global financial system has resulted in substantial volatility in financial markets and the banking system. These and other economic events have had a significant adverse impact on investment portfolios. As a result, actual amounts realized on investments of the Company may differ materially from the recorded fair value at December 31, 2008.

Fixed Assets

Fixed assets are recorded at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the related assets ranging from three to seven years. Leasehold improvements that are funded by landlord incentives or allowances are recorded as leasehold improvements. Leasehold improvements are amortized over the shorter of their estimated useful lives or the life of the lease. Lease incentives are recorded as deferred rent and amortized as reductions to lease expense over the lease term.

If facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed.

Goodwill and Intangible Assets

In accordance with accounting guidance on business combinations and goodwill and other intangible assets, identifiable intangible assets with finite lives are being amortized using the straight-line method over estimated useful lives of between two to three years, except for engagement letters, which are amortized based on the associated revenue recognized related to these letters. In addition, goodwill and intangible assets deemed to have indefinite lives are subject to annual impairment tests. The Company evaluates goodwill for impairment consistent with each reporting period and at a minimum on a quarterly basis. A significant impairment could have a material adverse effect on the Company’s financial condition and results of operations. No impairment charges were recorded during 2006, 2007 or 2008 or during the nine months ended September 30, 2009.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the Company determines an impairment of a long-lived asset has occurred, the asset will be written down to its estimated fair value, which is based primarily on expected discounted future cash flows. No impairment charges were recorded during 2006, 2007 or 2008 or during the nine months ended September 30, 2009.

Redeemable Units

Certain Class A units and Class B units of ICG on the consolidated statements of financial condition are classified using the accounting guidance issued by the FASB on classification and measurement of redeemable securities.

These units contain certain fundamental change provisions that allow the holder to redeem the units for a specified amount of cash at any time after May 9, 2012. As redemption under these circumstances is not solely within the Company’s control, these units have been classified as temporary equity in the accompanying consolidated financial statements.

Income Taxes

The Company is not a tax paying entity for federal income tax purposes. Income of the Company is taxed to the members in their respective returns.

Comprehensive Income

Comprehensive income is the change in equity of a business enterprise during a period from transactions and all other events and circumstances from non-owner sources. The Company did not have components of other comprehensive income during 2006, 2007 or 2008 or during the nine months ended September 30, 2009. As a result, comprehensive income is the same as net income.

Revenue Recognition Policies

Commissions. The results of activities that support the facilitation of client orders including matched trading transactions in fixed income and equity securities in which buyers and sellers are identified are classified as commissions. Commissions and related clearing expenses are recorded on a trade date basis as securities transactions occur.

Principal Transactions. Investments and proprietary trading positions are recorded on a trade-date basis and are carried at fair value with gains and losses reflected in principal transactions.

Investment Banking. Fees from investment banking and restructuring activity are recorded when the services related to the underlying transaction are earned under the terms of the assignment or engagement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ materially from those estimates.

Reclassifications

Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

Recent Accounting Pronouncements

Uncertainty in Income Taxes

In June 2006, the FASB issued guidance on accounting for uncertainty in income taxes, which establishes that a tax position taken or expected to be taken in a tax return is to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The adoption of the guidance on accounting for uncertainty in income taxes is not expected to have a material impact on the Company’s financial statements.

Fair Value Measurements

On January 1, 2008, the Company adopted, on a prospective basis, the required provisions of new accounting guidance issued by the FASB on fair value measurements, which, among other things, defined fair value, established a framework for measuring fair value and enhanced disclosure requirements about fair value measurements with respect to its financial assets and financial liabilities. On January 1, 2009, the Company adopted the remaining provisions of the new guidance issued, as permitted by an amendment which delayed the effective date of the new accounting guidance for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). These nonfinancial items included, for example, reporting units required to be measured at fair value for annual goodwill impairment testing purposes and nonfinancial assets acquired and liabilities assumed in a business combination. Neither the adoption of the required provisions of the new guidance, nor the subsequent adoption of the remaining provisions of the new guidance as permitted by the amendment, had a material impact on the Company’s financial statements.

On April 1, 2009, the Company adopted, on a prospective basis, additional accounting guidance issued by the FASB on fair value measurements. The additional accounting guidance assists in the determination of fair value for securities or other financial assets when the volume and level of activity for such items have significantly decreased when compared with normal market activity and there is no longer sufficient frequency or volume to provide pricing information on an ongoing basis. The additional accounting guidance also assists in determining whether or not a transaction is orderly and whether or not a transaction or quoted price can be considered in the determination of fair value. Accordingly, the additional accounting guidance does not apply to quoted prices for identical assets or liabilities in active markets categorized as Level 1 in the fair value measurement hierarchy, and also requires that additional fair value disclosures be included on an interim basis. See Note 3 for the additional disclosures provided pursuant to the additional accounting guidance. The adoption of additional guidance regarding fair value measurements did not materially impact the Company’s financial statements.

Subsequent Events

In May 2009, the FASB issued new accounting guidance on subsequent events. The new accounting guidance requires that management evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements after the balance sheet date through the date the financial statements are issued and determines the circumstances under which such events or transactions must be recognized in the financial statements. The Company adopted the new accounting guidance as of its financial period ended June 30, 2009. The adoption of the new accounting guidance did not have an effect on the Company’s financial statements.

Transfers of Financial Assets

In June 2009, the FASB issued new guidance on accounting for transfers of financial assets. The new accounting guidance eliminates the concept of a qualifying special purpose entity, requires that a transferor consider all arrangements made contemporaneously with, or in contemplation of, a transfer of assets when determining whether derecognition of a financial asset is appropriate, clarifies the requirement that a transferred financial asset be legally isolated from the transferor and any of its consolidated affiliates, stipulates that constraints on a transferee’s ability to freely pledge or exchange transferred assets causes the transfer to fail sale accounting, and defines participating interests and provides guidance on derecognizing participating interests. The Company will adopt the new accounting guidance as of January 1, 2010. The Company is currently evaluating the impact of the new accounting guidance on its financial statements.

Variable Interest Entities

In June 2009, the FASB amended its guidance on variable interest entities. The amended guidance changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. It also requires a company to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. The requirements of the amended accounting guidance are effective for interim and annual periods beginning after November 15, 2009 and early adoption is prohibited. The Company is currently assessing the impact of the amended accounting guidance on its financial statements.

Generally Accepted Accounting Principles

In June 2009, the FASB issued new accounting guidance on FASB accounting standards codification and the hierarchy of generally accepted accounting principles. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts but will instead issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the FASB Accounting Standards Codification. These changes and the FASB Accounting Standards Codification itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on the Company’s financial statements.

Revenue Recognition

In October 2009, the FASB issued new guidance on the accounting and disclosure for revenue recognition. The new guidance, which is effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. The Company is currently assessing the impact of the new accounting guidance on its financial statements.

(2)    Cash and Cash Equivalents

The Company generally invests its excess cash in money market funds and other short-term investments. Cash equivalents include highly liquid investments with original maturities of three months or less. Additionally, the Company maintains a deposit with its clearing broker, Pershing, LLC to satisfy the requirement under its clearing agreement. This entire deposit was held in a cash account. The following are financial instruments that are cash and cash equivalents as of December 31, 2007 and 2008 and September 30, 2009 (in thousands of dollars):

	December 31, 2007	December 31, 2008	September 30, 2009
Cash in banks	$3,978	$5,052	$2,321
Cash held at Pershing, LLC	20,955	19,348	26,830
Cash deposit held at Pershing, LLC	245	245	245

Total	$25,178	$24,645	$29,396

(3)    Investments

The following table presents the Company’s invested assets recorded at fair value as of December 31, 2008 and September 30, 2009 based upon the fair value hierarchy in accordance with accounting guidance issued by the FASB on fair value measurements (in thousands of dollars):

As of December 31, 2008

Investments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
Assets
Common stocks and warrants	$30	$1,098	$537	$1,665
Corporate bonds	—	—	371	371
Investments in limited partnerships and limited liability companies	—	—	5,214	5,214

Total investments	$30	$1,098	$6,122	$7,250

As of September 30, 2009

Investments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance

Assets
Common stocks and warrants	$2	$107	$339	$448
Corporate bonds	—	—	290	290
Investments in limited partnerships and limited liability companies	—	—	13,908	13,908

Total investments	$2	$107	$14,537	$14,646

Changes in Level 3 assets are measured at fair value on a recurring basis for the years ended December 31, 2008 and for the nine month period ended September 30, 2009 and are summarized below (in thousands of dollars):

Year ended December 31, 2008

Investments	Beginning balance	Realized (losses) gains	Unrealized (losses) gains	Total realized and unrealized (losses) gains	Purchases, sales, other settlements and issuances, net	Ending balance
Assets
Common stocks and warrants	$208	$(20)	$(445)	$(465)	$794	$537
Corporate bonds	957	92	(2)	90	(676)	371
Investments in limited partnerships and limited liability companies	6,680	3	(1,691)	(1,688)	222	5,214

	$7,845	$75	$(2,138)	$(2,063)	$340	$6,122

Nine months ended September 30, 2009

      (unaudited)

Investments	Beginning balance	Realized (losses) gains	Unrealized (losses) gains	Total realized and unrealized (losses) gains	Purchases, sales, other settlements and issuances, net	Ending balance
Assets
Common stocks and warrants	$537	$198	$(263)	$(65)	$(133)	$339
Corporate Bonds	371	234	130	364	(445)	290
Investments in limited partnerships and limited liability companies	5,214	—	1,659	1,659	7,035	13,908

	$6,122	$432	$1,526	$1,958	$6,457	$14,537

There were no transfers in or out of Level 3 for the nine months ended September 30, 2009.

(4)    Quantitative Disclosures for Derivative Financial Instruments Used for Trading Purposes

The Company may obtain warrants in the ordinary course of its business. Unrealized gains or losses on these derivative contracts are recognized currently in the statement of operations as principal transactions. The Company does not apply hedge accounting as defined in guidance issued by the FASB on accounting for derivative instruments and hedging activities, as all financial instruments are marked to market with changes in fair values reflected in earnings. Therefore, the disclosures required are generally not applicable with respect to these financial instruments.

(5)    Fixed Assets

Fixed assets are composed of the following at December 31, 2007 and 2008 and September 30, 2009 (in thousands of dollars):

	December 31, 2007	December 31, 2008	September 30, 2009
Computer hardware and software	$3,521	$3,900	$4,201
Leasehold improvements	6,897	7,027	7,050
Office equipment	727	767	813
Furniture and fixtures	1,544	1,603	1,663
Other	200	200	200

Total	12,889	13,497	13,927
Less accumulated depreciation and amortization	(3,952)	(5,508)	(6,609)

	$8,937	$7,989	$7,318

Depreciation and amortization expense on these assets is recorded based on a double declining methodology over their useful life. Depreciation and amortization expense related to these fixed assets totaled $732,000, $1,970,000 and $1,556,000 for the years ended December 31, 2006, 2007 and 2008, respectively. Depreciation and amortization expense related to these fixed assets totaled $1,176,000 and $1,100,000 for the nine months ended September 30, 2008 and September 30, 2009, respectively.

(6)    Intangible Assets

In connection with an asset purchase agreement in 2007, the Company recorded certain intangible assets, which are composed of the following at December 31, 2007 and 2008 and September 30, 2009 (in thousands of dollars):

	December 31, 2007	December 31, 2008	September 30, 2009
Non-compete agreements	$1,020	$1,020	$1,020
Engagement letters	2,040	2,040	2,040
Leads	570	570	570

Total	3,630	3,630	3,630
Less accumulated amortization	(72)	(1,996)	(3,265)

	$3,558	$1,634	$365

Amortization expense related to these intangible assets totaled $72,000 and $1,924,000 for the years ended December 31, 2007 and 2008, respectively. Amortization expense related to these intangible assets totaled $1,333,000 and $1,269,000 for the nine months ended September 30, 2008 and September 30, 2009, respectively.

As of December 31, 2008, the remaining useful lives for engagement letters, non-compete agreements and leads were six months, one year and two years, respectively.

Estimated aggregate amortization expense for each of the two succeeding fiscal years is as follows (in thousands of dollars):

Years ending December 31,	Amount
2009	$1,444
2010	190

$1,634

In addition to the initial purchase price, the asset purchase agreement provided for future earn-out payments up to $5,750,000 based upon satisfaction of the terms and conditions set forth therein. In accordance with FASB guidance on business combinations, future earn-out payments earned during the year ended December 31, 2008 have been recorded as an additional cost of the acquired entity and treated as goodwill.

The changes in the carrying amount of goodwill for the year ended December 31, 2008 and the nine months ended September 30, 2009 are as follows (in thousands of dollars):

Balance as of January 1, 2008	$945
Earnout payments made	2,725
Prior year accruals applied	(144)
Earnout payments accrued	800

Balance as of December 31, 2008	$4,326
Earnout payments accrued	(21)

Balance as of September 30, 2009	$4,305

(7)    Subordinated Borrowing

At January 1, 2007, subordinated borrowing consisted of a note in the amount of $3,000,000 bearing interest at the prime rate plus 1%. At January 1, 2007, the Company had principal outstanding on the subordinated note of $2,250,000. Interest was paid monthly and quarterly principal payments of $375,000 were paid through May 31, 2007. The remaining balance of the note was paid in full in July 2007.

The Company also has note agreements with certain former employees of the Company with outstanding principal of approximately $99,000, $540,000 and $386,000 as of December 31, 2007 and 2008 and September 30, 2009, respectively. The notes bear interest at 10%. Principal and interest are payable in annual installments through May 2012.

Future maturities of the subordinated borrowings at December 31, 2008 are as follows (in thousands of dollars):

Year ending December 31,
2009	$153
2010	129
2011	129
2012	129

$540

(8)    Line of Credit

On May 9, 2007, ICG executed a loan agreement with a bank for a revolving credit facility that provides for borrowings under a line of credit of up to $25,000,000 through November 1, 2008. On September 28, 2009, the term of the loan agreement was extended through November 9, 2010. The borrowing under this agreement bears interest at either (1) the prime rate (3.25% at December 31, 2008) if ICG’s debt leverage ratio is greater than or equal to 1 or at the prime rate minus 0.50% if ICG’s debt leverage ratio is less than 1 or at (2) the LIBOR rate (0.44% at December 31, 2008) plus 1.75% if ICG’s debt leverage ratio is less than 1 or at the LIBOR rate plus 2.25% if ICG’s debt leverage ratio is greater than or equal to 1.

ICG can designate which interest rate will apply at the time of the borrowing. ICG can convert from prime rate to LIBOR rate or from LIBOR rate to prime rate upon notification to the bank.

At December 31, 2007 and 2008, there were no borrowings outstanding under the revolving credit facility and, accordingly, ICG had $25,000,000 of unused line of credit. As of September 30, 2009, $10,000,000 was outstanding under the revolving credit facility and, accordingly, ICG had $15,000,000 of unused line of credit.

(9)    Commitments and Contingencies

Leases

The Company leases office space and office equipment under noncancelable operating leases, which expire through May 2017. The future minimum rental payments under these agreements at December 31, 2008 are as follows (in thousands of dollars):

Years ending December 31,
2009	$3,052
2010	2,577
2011	2,396
2012	2,493
2013	2,558
Thereafter	8,507

Total	$21,583

Additionally, in connection with two operating office leases, the Company is required under the terms of the leases to maintain letters of credit with a bank acceptable to the landlords, totaling $1,900,000. As of December 31, 2007 and 2008 and September 30, 2009, there were no amounts drawn under the letters of credit.

Legal Matters

The Company is, from time to time, involved in legal proceedings, regulatory actions, claims and litigation arising in the ordinary course of business. These matters are not expected to have a material adverse effect upon the Company’s financial statements.

Indemnification Agreements

Under its limited liability company agreement, ICG has agreed to indemnify each member of its executive committee and certain of its members for certain events or occurrences arising as a result of serving in such capacities that require it, subject to certain exceptions, to indemnify each member of the executive committee and such certain members to the fullest extent authorized or permitted by its limited liability company agreement and Delaware law.

The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2007 and 2008 and September 30, 2009.

IC has agreed to indemnify its clearing broker for losses that it may sustain from the client accounts introduced by IC. As of December 31, 2007 and 2008 and September 30, 2009, there were no amounts to be indemnified to the Company’s clearing broker for these accounts.

Imperial Capital Private Opportunities, L.P.

On May 9, 2007, ICAM entered into a limited partnership agreement with an institutional investor to form Imperial Capital Private Opportunities, L.P. ICAM is the general partner of this partnership. Under the terms of the partnership agreement, ICAM is required to make capital contributions to fund proposed investments of the partnership as well as to pay partnership expenses. ICAM’s aggregate capital contribution commitment is $20,000,000. The remaining commitment is $19,226,000 as of September 30, 2009. The remaining commitment was $20,000,000 as of December 31, 2007 and $19,854,000 as of December 31, 2008. The payment and performance of ICAM with regard to this agreement is guaranteed by ICG.

(10)    Redeemable Members’ Equity

On May 9, 2007, ICG entered into a subscription agreement with an institutional investor (the “Investor”) under which it sold membership equity (“Investor Class”) for proceeds of $15,000,000.

In connection with this investment, the Investor Class has the right (the “Put Right”), but not the obligation, to sell its membership units back to ICG for an amount equal to the respective members’ net invested cash (cash invested by a member, less any cash distributions received by the member on such membership units) plus an 8% compounded annual return. This right is exercisable in the event of a Disposition Event (as defined by ICG’s limited liability company agreement) or at any time after May 9, 2012.

Further, under the terms of the subscription agreement with the Investor, ICG has the right (the “Call Right”), but not the obligation, at any time after May 9, 2012, subject to the terms of the subscription agreement, to repurchase from the Investor all of its purchased units for an amount equal to the fair market value of such units at the time that such right is exercised by ICG. Upon receipt of a notice from ICG to exercise the Call Right, the Investor has the right, but not the obligation, to exercise its Put Right within 15 days of receipt of such notice.

In addition to the Investor Class, redeemable members’ equity also include Class A Units and Class B Units held by employees of the Company (“Employee Class”). The Employee Class has provisions which provide for ICG to buy and the Employee Class to sell its interest in the membership units at the Company’s book value, subject to certain conditions. Those conditions include a Disposition Event and are subject to a six month holding period from the date of their investment in the membership units.

The Class A Units of the Employee Class allow the holder voting rights commensurate with their ownership interest, liquidation rights and preemptive rights. Additionally, the Employee Class has distribution rights proportionate to ownership interest, is allocated its pro-rata share of income and is subordinated to debt as it relates to claims relative to assets.

The Class B Units of the Employee Class are non-voting, with a liquidation preference equal to the Class B Unit issuance price, plus any accrued but unpaid preferred return (“Preferred Return”), per unit. The Preferred Return is computed at the rate of 10% of the Class B Unit issuance price in preference to holders of the Class A Units. The Class B Units are convertible into Class A Units, subject to certain adjustments, on the first, second and third anniversaries of the Class B Unit issuance, which conversion may be accelerated upon the occurrence of certain events.

(11)    Members’ Equity

ICG’s limited liability company agreement authorizes an unlimited number of membership units, and allows ICG to issue membership units in different classes with different rights and privileges for each class. ICG’s members’ equity is comprised of units sold to Imperial Capital Group Holdings, LLC (“Founder Class”) as part of the initial capitalization of the Company. The interest in Class A Units held by Imperial Capital Group Holdings, LLC represents the common equity of ICG and the majority voting rights. Given that they represent more than 15% of the issued and outstanding shares of ICG, the Founder Class membership units contain certain put rights priced at the fair market value of the units upon the dissolution, death or disability. Redemption upon death or disability will be funded from the proceeds of an insurance policy that is currently in force and which the Company has the intent and ability to maintain in force. Under the accounting guidance issued by the FASB on classification and measurement of redeemable securities, the exemptions for dissolution, death or disability allow the Founder Class membership units to be classified as permanent equity.

(12)    Defined Contribution Plan

The Company maintains a 401(k) plan. Participation in this plan is available to all full-time employees employed by the Company for six months or longer. Employees may contribute up to a maximum employee contribution of $15,500 for 2007 and 2008 and $16,500 for 2009. The Company generally matches 2% of the employees’ compensation (up to the federal compensation limit). The Company may increase this match at its discretion. The Company’s match is 100% vested upon contribution by the Company. The Company expensed $445,000, $427,000 and $255,000 during the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2009, respectively.

(13)    Off Balance Sheet Risk

In the normal course of business, IC executes, as agent or principal, transactions on behalf of clients. If the transactions do not settle because of failure to perform by either the client or the counterparty, IC may be obligated to discharge the obligation of the nonperforming party and, as a result, may incur a loss if the market value of the securities is different from the contract amount of the transaction.

IC does not anticipate nonperformance by clients or counterparties in the above situation. IC’s policy is to monitor its market exposure and counterparty risk. In addition, IC has a policy of reviewing, as considered necessary, the credit standing of each client with which it conducts business.

Additionally, IC is subject to credit risk if the Company’s clearing broker is unable to repay the balance in IC’s accounts.

IC is a market maker for public corporations representing a wide variety of industries. IC selects companies in which it makes a market based on a review of the current market activity, and also to facilitate trading activity of its own clients. Market making activities may result in concentrations of securities, which may expose IC to additional off-balance-sheet risk.

The Company maintains its cash accounts primarily with banks located in California. The total cash balances are insured by the F.D.I.C. up to $250,000 per bank, per entity. The Company had cash balances on deposit with one California bank at December 31, 2007 and 2008 and September 30, 2009, which exceeded the balance insured by the F.D.I.C.

The Company enters into various transactions involving derivative financial instruments. These financial instruments include primarily options and warrants. Options are purchased and sold as a hedge against risk on existing securities or for speculative purposes. Stock purchase warrants are occasionally received from corporate finance clients as part of the overall structured fee for services performed and are therefore, subject to varying degrees of market risk. Market risk is substantially dependent upon the value of the underlying financial instrument and is affected by market forces such as volatility and changes in interest rates.

(14)    Acquisition of USBX

ICG and its wholly owned subsidiary, IC, entered into an asset purchase agreement to acquire certain assets of USBX, Inc. and USBX Advisory Services, LLC (collectively, “USBX”) on November 11, 2007. USBX was previously engaged in the investment banking business, providing mergers and acquisitions advisory services to middle market companies and private equity groups.

The purchase price consisted of the following (in thousands of dollars):

Cash paid	$3,250
Legal costs	236

Initial purchase price	$3,486

In addition to the initial purchase price, the asset purchase agreement provided for future earn-out payments up to $5,750,000 based upon satisfaction of the terms and conditions set forth therein. As of December 31, 2007, approximately $137,000 of earn-out payments had been accrued by IC. During 2008, earn-out payments of approximately $2,725,000 were paid and an additional $800,000 of earn-out payments were accrued. In total, the Company made $3,504,000 in earn-out payments. As of September 30, 2009, no further earn-out payments are due as it relates to the acquisition.

ICG assumed all of the payment obligations under the asset purchase agreement. Consequently, ICG paid the cash portion of the purchase price and the legal costs incurred with regard to the asset purchase agreement as well as any earn-out payments due to USBX.

The value of the assets acquired and that IC recorded resulting from the asset purchase agreement have been recorded as other intangibles in the accompanying consolidated statements of financial condition.

IC recorded a liability of $143,000 representing the difference between the initial purchase price and the value of the assets acquired at the date of the acquisition. The liability was allocated to earn-out payments made during 2008, and the liability was fully extinguished. Earn-out payments made during 2008 were treated as goodwill.

Further, in connection with the USBX transaction, certain employees of IC, who were previously employees of USBX, were granted options to purchase Class A Units. The options are contingent on meeting certain performance requirements as set forth in the employment agreements with those employees. These employment agreements include non-compete agreements. As of December 31, 2007 and 2008 and September 30 2009, the performance requirements were not met; nor, at this time, does the Company consider it probable that they will be met. Accordingly, there has been no compensation cost recorded related to these options as of December 31, 2007 and 2008 or as of September 30, 2009. The grant date fair value of the options will be determined using an appropriate option valuation model if it becomes probable that the performance conditions will be met.

(15)    Industry Segment Data

The Company follows the FASB guidance regarding Disclosures about Segments of an Enterprise and Related Information. Pursuant to that statement, an entity is required to determine its business segments based on the way management organizes the segments within the enterprise for making operating decisions and assessing performance. The Company’s asset management business would be considered a separate segment, however, its revenue and expenses are immaterial. Therefore, the Company has determined that its entire business should be considered a single segment. In the future, as the asset management becomes more material, the Company will break out this segment. There were no individual clients which contributed more than ten percent of the Company’s total revenues.

(16)    Net Capital Requirements

IC is a registered U.S. broker-dealer that is subject to the Uniform Net Capital Rule (SEC Rule 15c3-1 or the Net Capital Rule) administered by the SEC, which requires net capital to be not less than the greater of $250,000 or two percent of aggregate debit items computed in accordance with the formula for reserve requirements pursuant to SEC Rule 15c3-3. As of June 30, 2009, IC elected to use the alternative method which requires net capital to exceed $250,000. Prior to June 2009, IC used the basic method to compute net capital, which requires the maintenance of minimum net capital and that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1.

These rules also require IC to notify and sometimes obtain approval from the SEC for significant withdrawals of capital. Additionally, IC may be prohibited from expanding its business or paying dividends if resulting net capital falls below the regulatory limit.

At December 31, 2007, IC had net capital of $14,388,000, which was $13,697,000 in excess of the required net capital. IC’s aggregate indebtedness to net capital ratio was 0.72 to 1 at December 31, 2007. At December 31, 2008, IC had net capital of $11,960,000 which was $11,259,000 in excess of the required net capital. IC’s aggregate indebtedness to net capital ratio was .88 to 1 at December 31, 2008. At September 30, 2009, IC has net capital of $14,013,000, which was $13,763,000 in excess of the required net capital.

(17) Restatement

Prior to the initial public offering of Imperial Capital Group, Inc. (“ICGI”), the Company, as a nonpublic entity that was not a Securities and Exchange Commission registrant, was allowed to defer the effective date of mandatorily redeemable financial instruments pursuant to FASB guidance on Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. As a result, the Company recorded Class A Unit membership interests owned by the Employee Class as members’ equity, which was consistent with reporting for private companies.

In conjunction with ICGI’s initial public offering, the Company has adopted FASB guidance regarding Classification and Measurement of Redeemable Securities. As the Employee Class has a put right contingent on a disposition event and subsequent to a six month holding period from the date of purchase of their equity unit interest, the Company has recorded these instruments as temporary equity and valued them at their redemption value at each balance sheet date. The Company has reclassified these membership interests from members’ equity to redeemable members’ equity and recorded them as temporary equity at their redemption value, which was equal to the ending book value per unit for each employee member, on the Company’s consolidated statements of financial condition and made related classification changes in the Company’s consolidated statements of members’ equity and consolidated statements of cash flows. The Company has previously reported its Investor Class of units as redeemable equity.

A summary of the significant effects of the Company’s restatements on its consolidated statements of financial condition is as follows:

	As of December 31, 2007
	As previously reported	Adjustment	As restated
	(in thousands)
Redeemable members’ equity	$15,670	$9,372	$25,042
Members’ equity	19,499	(9,372)	10,127

	As of December 31, 2008
	As previously reported	Adjustment	As restated
	(in thousands)
Redeemable members’ equity	$16,980	$6,855	$23,835
Members’ equity	19,103	(6,855)	12,248

(18)    Subsequent Events

On November 10, 2009, ICG acquired certain assets of Petrobridge Investment Management, LLC (“Petrobridge”) in exchange for an earnout based on future revenues. As part of the agreement, ICG advanced Petrobridge $1.7 million in cash. Petrobridge is an advisory firm specializing in the traditional energy sector.

On December 14, 2009, IC acquired all of the investment banking assets of The Mercanti Group, LLC (“Mercanti”) in exchange for a purchase price consisting of a promissory note convertible into shares of Class A common stock of ICGI upon the consummation of ICGI’s initial public offering plus earnout payments based on future revenues generated from backlogged investment banking transactions purchased from Mercanti by IC.

The Company has historically conducted its business through a limited liability company structure. Immediately prior to the consummation of the initial public offering, the Company and its members will consummate a series of transactions, which are collectively referred to herein as the “Reorganization.” The Reorganization will consist of the following steps:

•	The membership interests in ICG, which have been issued in multiple classes, will be converted into a single class of membership units.

•

Imperial Capital Group Holdings, LLC’s interest in the management agreement will be assigned to ICG in exchange for newly issued membership interests of ICG, which will increase Imperial Capital Group Holdings, LLC’s controlling interest in ICG and dilute the other members of ICG accordingly. ICG will then terminate the management agreement.

•

The members of ICG will then transfer and convey their membership interests of ICG to a new holding company, ICGI Holdings, LLC, in exchange for membership interests in that new holding company on a one-for-one basis. To maintain the tax status of ICG as a partnership, this transfer will occur in two stages. Prior to the consummation of the initial public offering, the historic partners other than Imperial Capital Group Holdings, LLC will transfer all of their membership interests in ICG to the new holding company, and Imperial Capital Group Holdings, LLC will transfer all but 1% of its membership interests in ICG to the new holding company. On the first business day after the consummation of the initial public offering, Imperial Capital Group Holdings, LLC will transfer its remaining interests in ICG to the new holding company.

•

Next, ICGI Holdings, LLC will convert ICG into a Delaware limited partnership, Imperial Capital Group, L.P. (“ICG LP”), and each membership interest in ICG will be converted into a limited partnership unit of ICG LP. Upon this conversion, ICGI Holdings, LLC will own all of the partnership units of ICG LP, other than the 1% of membership interests to be transferred to it on the first business day after the consummation of the initial public offering as described in the bullet immediately above, which will have been converted into partnership units upon the conversion of ICG to ICG LP. The current members of ICG will maintain the same proportional interest in ICGI Holdings, LLC that they had in ICG immediately prior to the Reorganization, except that Imperial Capital Group Holdings, LLC’s proportionate interest will increase, and the other historic partners’ proportionate interests will decrease, as a result of the issuance of the membership units upon termination of the management agreement as described above. ICG LP will own and have succeeded to all of the business and assets of ICG.

As a result of the Reorganization, Imperial Capital Group Holdings, LLC will obtain a controlling interest in ICGI Holdings, LLC, and Messrs. Reese and Wooster will become the sole members of the executive committee of ICGI Holdings, LLC.

Following the Reorganization, ICGI will effect the following transactions:

•

On the day of consummation of the initial public offering, ICGI will use certain net proceeds of the initial public offering to acquire a portion of the partnership units of ICG LP from ICGI Holdings, LLC, which ICGI Holdings, LLC obtained as a result of the Reorganization. ICGI Holdings, LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, ICGI Holdings, LLC common units held by its members. As a result of the redemptions, the members of ICGI Holdings, LLC, who are the historic members of ICG, will receive liquidity for a portion of their membership interests in ICG. The per unit purchase price of the ICG LP units that ICGI acquires will equal the per share offering price of the Class A common stock in the initial public offering, less per share underwriting discounts and commissions.

•

Upon ICGI’s purchase of the partnership units of ICG LP from ICGI Holdings, LLC, ICGI Holdings, LLC will resign as sole general partner of ICG LP and ICGI will become the sole general partner of ICG LP.

•

On the next business day following the consummation of the initial public offering, ICGI will use the remaining net proceeds of the offering to acquire additional partnership units of ICG LP directly from ICG LP. The contribution of the remaining net proceeds of the offering to ICG LP will provide funding for ICGI’s operations. In addition, on the next business day following the consummation of the offering, Imperial Capital Group Holdings, LLC will transfer its remaining 1% of ICG LP partnership units to ICGI Holdings, LLC.

•

ICGI will account for the acquisition of partnership units from each of ICGI Holdings, LLC and ICG LP as capital transactions. As a result of the Reorganization and ICGI’s acquisition of partnership units of ICG LP, ICGI will become a holding company whose sole asset will be a controlling equity interest in ICG LP. As the sole general partner of ICG LP, ICGI will operate and control all of the business and affairs of ICG LP and, through ICG LP and its operating subsidiaries, will conduct the business conducted prior to the initial public offering by the operating subsidiaries included in ICG’s historical consolidated financial statements. ICGI’s interest in ICG LP is within the scope of the FASB guidance on Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. Although ICGI will initially have a minority economic interest in ICG LP, it will be the sole general partner of ICG LP and will operate and control all of the business and affairs of ICG LP. Additionally, although ICGI Holdings, LLC will initially have an economic majority of ICG LP, it will not have the right to dissolve the partnership or to remove the general partner or the right to participate in management decisions, and therefore lacks the ability to control ICG LP. Accordingly, ICGI will consolidate ICG LP and record net income attributable to noncontrolling interest for the economic interest in ICG LP held by ICGI Holdings, LLC. Net profits, net losses and distributions of ICG LP will be allocated and made to its partners pro rata in accordance with the respective percentages of their partnership units of ICG LP. After giving effect to the Reorganization and the other transactions described above, all of the partnership units of ICG LP will be owned either by ICGI or by ICGI Holdings, LLC and will be identical and have the same rights.

On December 7, 2009, ICGI issued and sold 100 shares of its Class B common stock to ICG for a total purchase price of $1.00. As a result of the Reorganization, such Class B common stock will become an asset of ICG LP.

In conjunction with ICGI’s initial public offering, the put rights associated with all classes of redeemable member’s equity and members’ equity of ICG will be terminated.

Management has evaluated all subsequent events through January 11, 2010.

Until                     , 20         (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                     Shares

Class A Common Stock

P  R  O  S  P  E  C  T  U  S

BofA Merrill Lynch

JMP Securities

Imperial Capital

Keefe, Bruyette & Woods

Sandler O’Neill + Partners, L.P.

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses other than the underwriters’ fee in connection with the sale of the common shares being registered. The following expenses will be borne by Imperial Capital Group, L.P. (“ICG LP”). All amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$9,626
FINRA filing fee		$17,750
Legal fees and expenses*	$
Printing and engraving expenses		$110,000
NYSE listing fees	$
Transfer agent fees		$20,000
Accounting fees and expenses	$
Miscellaneous	$
Total	$

*	Includes the legal fees of both counsel to the issuer and counsel to the underwriters.

Item 14.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent not permitted under the DGCL.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (2) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (3) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in our bylaws are not exclusive.

In connection with this offering, we will obtain liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

Management Agreement Conversion

On January 1, 2004, Imperial Capital Group, LLC entered into a revised management agreement with Imperial Capital Group Holdings, LLC, an entity owned by Messrs. Reese and Wooster and their affiliates, pursuant to which the parties agreed that Imperial Capital Group Holdings, LLC would manage the business operations of Imperial Capital Group, LLC. In connection with this offering and as part of the Reorganization, the management agreement will be terminated and Messrs. Reese and Wooster will enter into employment agreements with ICG LP. As consideration for termination of the management agreement, Imperial Capital Group Holdings, LLC will receive              membership interests in Imperial Capital Group, LLC. Such issuances will be pursuant to transactions exempt from registration under Section 4(2) of the Securities Act.

Class B Common Stock

On December 7, 2009, the Registrant issued 100 shares of the Registrant’s Class B common stock, par value $0.01 per share, to ICG LP for $1.00. The issuance of such shares of Class B common stock to ICG LP was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

Issuance of Membership Interests in Imperial Capital Group, LLC; Conversion to a Limited Partnership

ICG LP has historically adjusted from time to time the relative percentage ownership of ICG LP among the partners thereof as part of its overall compensation arrangement and to reflect the admission or departure of partners. In the last three fiscal years, such adjustments have included the issuance of ICG LP partnership units to, and the admission as members of, thirty-three persons or entities, including Imperial Capital Group Holdings, LLC, two executive officers and twenty new non-executive officer employees in consideration for services rendered to ICG LP or its subsidiaries. Such issuances were pursuant to transactions exempt from registration under Section 4(2) of the Securities Act. With respect to the issuances of our securities described above, ICG LP relied on the Section 4(2) exemption from securities registration under the federal securities laws for transactions not involving any public offering. No advertising or general solicitation was employed in offering the securities. The securities were issued to accredited investors. The securities were offered for investment purposes only and not for the purpose of resale or distribution and the transfer thereof was appropriately restricted by ICG LP.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation of Imperial Capital Group, Inc.

3.2	Form of Amended and Restated Bylaws of Imperial Capital Group, Inc.

5.1	Opinion of Dechert LLP.*

10.1	Form of Contribution Agreement by and among the Members of Imperial Capital Group, LLC and ICGI Holdings, LLC.**

10.2	Form of Exchange Agreement by and among Imperial Capital Group, Inc., Imperial Capital Group, LLC and ICGI Holdings, LLC.**

10.3	Form of Tax Receivable Agreement by and between Imperial Capital Group, Inc. and ICGI Holdings, LLC.**

Exhibit Number	Description

10.4	Form of Registration Rights Agreement by and among Imperial Capital Group, Inc., Imperial Capital Group Holdings, LLC and ICGI Holdings, LLC.

10.5	Form of Amended and Restated Limited Partnership Agreement of Imperial Capital Group, L.P.**

10.6	Form of Limited Liability Company Operating Agreement of ICGI Holdings, LLC. **

10.7	Form of Imperial Capital Group, Inc. 2010 Equity Incentive Plan.+**

10.8	Form of Employment Agreement by and between Imperial Capital Group, L.P. and Jason W. Reese.+**

10.9	Form of Employment Agreement by and between Imperial Capital Group, L.P. and Randall E. Wooster.+**

10.10	Lease, dated as of July 20, 2006, by and between Entertainment Center L.L.C. and Imperial Capital, LLC.**

10.11	Credit Agreement, dated as of May 9, 2007, including amendments thereto, dated as of November 7, 2008 and September 28, 2009, by and between Imperial Capital Group, LLC and City National Bank.**

21.1	Subsidiaries of the registrant.**

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).*

23.3	Consent of Michael J. Arougheti.**

23.4	Consent of James H. Hugar.**

23.5	Consent of John M. Baumer.

24.1	Power of Attorney (included in signature page).**

*	To be filed by amendment.
**	Previously filed.
+	These exhibits relate to management agreements or compensatory plans or arrangements.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriter agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

We hereby undertake that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on January 11, 2010.

IMPERIAL CAPITAL GROUP, INC.

By:	/s/ JASON W. REESE
Name: Jason W. Reese
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed below by the following persons on behalf of Imperial Capital Group, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JASON W. REESE Jason W. Reese	Chief Executive Officer (Principal Executive Officer) and Director	January 11, 2010

* Harry Chung	Chief Financial Officer (Principal Financial and Accounting Officer)	January 11, 2010

* Randall E. Wooster	Director	January 11, 2010

*By:	/s/ JASON W. REESE
Jason W. Reese Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation of Imperial Capital Group, Inc.

3.2	Form of Amended and Restated Bylaws of Imperial Capital Group, Inc.

5.1	Opinion of Dechert LLP.*

10.1	Form of Contribution Agreement by and among the Members of Imperial Capital Group, LLC and ICGI Holdings, LLC.**

10.2	Form of Exchange Agreement by and among Imperial Capital Group, Inc., Imperial Capital Group, LLC and ICGI Holdings, LLC.**

10.3	Form of Tax Receivable Agreement by and between Imperial Capital Group, Inc. and ICGI Holdings, LLC.**

10.4	Form of Registration Rights Agreement by and among Imperial Capital Group, Inc., Imperial Capital Group Holdings, LLC and ICGI Holdings, LLC.

10.5	Form of Amended and Restated Limited Partnership Agreement of Imperial Capital Group, L.P.**

10.6	Form of Limited Liability Company Operating Agreement of ICGI Holdings, LLC. **

10.7	Form of Imperial Capital Group, Inc. 2010 Equity Incentive Plan.+**

10.8	Form of Employment Agreement by and between Imperial Capital Group, L.P. and Jason W. Reese.+**

10.9	Form of Employment Agreement by and between Imperial Capital Group, L.P. and Randall E. Wooster.+**

10.10	Lease, dated as of July 20, 2006, by and between Entertainment Center L.L.C. and Imperial Capital, LLC.**

10.11	Credit Agreement, dated as of May 9, 2007, including amendments thereto, dated as of November 7, 2008 and September 28, 2009, by and between Imperial Capital Group, LLC and City National Bank.**

21.1	Subsidiaries of the registrant.**

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).*

23.3	Consent of Michael J. Arougheti.**

23.4	Consent of James H. Hugar.**

23.5	Consent of John M. Baumer.

24.1	Power of Attorney (included in signature page).**

*	To be filed by amendment.
**	Previously filed.
+	These exhibits relate to management agreements or compensatory plans or arrangements.